UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BIOMET, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Biomet, Inc. common shares, no par value (“Common Shares”)

(2)	Aggregate number of securities to which transaction applies:

43,235,222 Common Shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $1,988,820,212. The filing fee was based upon 43,235,222 Common Shares owned by persons other than LVB Acquisition, Inc. or LVB Acquisition Merger Sub, Inc. and outstanding on July 20, 2007, multiplied by $46.00 per share (the “Total Consideration”). The filing fee equals the product of 0.0000307 multiplied by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction:

$1,988,820,212

(5)	Total fee paid:

$61,056.78

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

$1,166,700.74

(2)	Form, Schedule or Registration Statement No:

Preliminary Schedule 14A

(3)	Filing party:

Biomet, Inc.

(4)	Date Filed:

January 31, 2007

August 8, 2007

To the Shareholders of Biomet, Inc.:

You are cordially invited to attend a special meeting of shareholders of Biomet, Inc. to be held on September 5, 2007 at 9:00 a.m., local time, at Biomet’s headquarters at 56 East Bell Drive, Warsaw, Indiana 46582.

On December 18, 2006, we entered into a merger agreement (which was amended and restated on June 7, 2007) with LVB Acquisition, Inc. (formerly LVB Acquisition, LLC), an entity currently controlled by private equity funds sponsored by each of The Blackstone Group L.P., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P. and TPG Capital, L.P. At the special meeting, we will ask you to, among other things, consider and vote on the approval of the merger agreement. The merger is the second and final step of the acquisition of Biomet by LVB Acquisition. The first step was a tender offer by a wholly owned subsidiary of LVB Acquisition for all of the outstanding common shares of Biomet at a price of $46.00 per share, net to the seller in cash without interest, which was completed on July 12, 2007. The second step of LVB Acquisition’s purchase of Biomet consists of the merger of LVB Acquisition’s subsidiary with and into Biomet pursuant to the merger agreement.

If the merger is completed, you will receive $46.00 in cash, without interest, for each Biomet share you own.

After careful consideration, the board of directors unanimously adopted and declared advisable the merger agreement and the merger and related transactions and unanimously determined that the merger is in the best interests of Biomet and its shareholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

The merger cannot be completed unless shareholders holding at least 75% of the outstanding common shares on the record date approve the merger agreement. As a result of the tender offer and a voting agreement with certain of our shareholders, LVB Acquisition beneficially owns or may be deemed to have voting control over a total of approximately 84.74% of the outstanding common shares, which is sufficient to assure approval of the merger agreement at the special meeting. As a result, the affirmative vote of other Biomet shareholders is not required to approve the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other conditions. More information about the merger is contained in the accompanying proxy statement.

We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your common shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee.

We appreciate your continued support of our company and recommend that you vote for the approval of the merger agreement.

Sincerely,

Jeffrey R. Binder President and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 8, 2007 and is first being mailed to shareholders on or about August 9, 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held September 5, 2007

Date, Time, Place	September 5, 2007, at 9:00 a.m., local time, at Biomet’s headquarters at 56 East Bell Drive, Warsaw, Indiana 46582.

Purposes

1.      To approve the Agreement and Plan of Merger, dated as of December 18, 2006 (amended and restated as of June 7, 2007), by and among Biomet, Inc., an Indiana corporation, LVB Acquisition, Inc. (formerly LVB Acquisition, LLC), a Delaware corporation, and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of LVB Acquisition, Inc.; and

2.      To transact any other business as may properly come before the special meeting.

Who Can Vote

Only shareholders of record at the close of business on July 20, 2007, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting.

A shareholders’ list will be available at our executive offices at 56 East Bell Drive, Warsaw, Indiana 46582 for inspection by any shareholder entitled to vote at the special meeting beginning no later than five business days before the date of the special meeting and continuing through the special meeting.

How Can You Vote	Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting. Whether you attend the special meeting or not, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy either by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or other nominee to revoke your proxy.

Dissenters’ Rights	Biomet shareholders have no dissenters’ rights under Indiana law in connection with the merger.

Additional Information	For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,

Bradley J. Tandy Senior Vice President, General Counsel and Secretary

Warsaw, Indiana

August 8, 2007

SUMMARY VOTING INSTRUCTIONS

Ensure that your Biomet common shares can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your Biomet common shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your common shares are voted in favor of the proposals at the special meeting.

If your Biomet common shares are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your common shares can be voted in favor of the proposals at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Biomet at (574) 372-1514.

i

ii

BIOMET, INC.

56 East Bell Drive

Warsaw, Indiana 46582

PROXY STATEMENT

This proxy statement contains information related to our special meeting of shareholders to be held on September 5, 2007, at 9:00 a.m., local time, at Biomet’s headquarters at 56 East Bell Drive, Warsaw, Indiana 46582, and at any adjournments or postponements thereof. We are furnishing this proxy statement to shareholders of Biomet, Inc. as part of the solicitation of proxies by Biomet’s board of directors for use at the special meeting.

SUMMARY TERM SHEET

This summary highlights selected information in this proxy statement and may not contain all the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. Each item in this term sheet includes a page reference directing you to a more complete description of that item in the proxy statement.

The Companies

(page 15)

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

(574) 267-6639

We are an Indiana corporation and we design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Our product portfolio encompasses reconstructive products, fixation devices, spinal products and other products. Our corporate headquarters are located in Warsaw, Indiana and we have manufacturing facilities and/or offices in more than fifty locations worldwide. Our common shares are currently listed on the NASDAQ Global Select Market under the symbol “BMET.”

LVB Acquisition, Inc.

LVB Acquisition, Inc., which we refer to as Parent, is a Delaware corporation that was originally formed as a limited liability company solely for the purpose of acquiring Biomet. Parent is controlled by a consortium of private equity funds sponsored by each of The Blackstone Group L.P., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P. and TPG Capital, L.P. The equity investors of Parent have re-formed Parent as a Delaware corporation prior to the date hereof.

LVB Acquisition Merger Sub, Inc.

LVB Acquisition Merger Sub, Inc., which we refer to as Merger Sub, is an Indiana corporation and a wholly-owned subsidiary of Parent that was formed solely for the purpose of facilitating Parent’s acquisition of

Biomet. Merger Sub currently owns 202,601,130 Biomet common shares, representing approximately 82.41% of our outstanding common shares. Upon consummation of the proposed merger, Merger Sub will merge with and into Biomet and will cease to exist with Biomet continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

Overview of the Transaction

(page 15)

Biomet, Parent and Merger Sub entered into a merger agreement on December 18, 2006, which was amended and restated on June 7, 2007. In the merger agreement, Parent agreed to acquire Biomet through a two-step process. The first step was a tender offer by Merger Sub for all of the outstanding common shares of Biomet at a price of $46.00 per share, net to the seller in cash without interest, which was completed on July 12, 2007. The second step is a merger of Merger Sub with and into Biomet, with Biomet surviving as a wholly-owned subsidiary of Parent. The following will occur in connection with the merger:

•

each outstanding common share (other than those shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares owned by us or any of our wholly-owned subsidiaries and except for those shares as otherwise agreed by the holder and Biomet) will be converted into the right to receive $46.00 per share in cash, less any required withholding taxes and without interest;

•

all common shares so converted will, by virtue of the merger be cancelled and cease to exist, and each certificate formerly representing any of the common shares will thereafter represent only the right to receive the per share merger consideration, without interest;

•	each outstanding common share of Merger Sub will be converted into one common share, without par value, of the surviving corporation;

•

Biomet shareholders (other than Parent and its affiliates and any other person, including any current or former members of management of Biomet, who becomes a direct or indirect investor in Parent) will no longer have any interest in, and no longer be shareholders of, Biomet, and will not participate in any of our future earnings or growth;

•	our common shares will no longer be listed on the NASDAQ Global Select Market and price quotations with respect to our common shares in the public market will no longer be available; and

•	the registration of our common shares under the Securities Exchange Act of 1934 (“Exchange Act”) will be terminated.

The Special Meeting

(page 12)

The special meeting of our shareholders will be held at 56 East Bell Drive, Warsaw, Indiana 46582 at 9:00 a.m., local time, on September 5, 2007. At the special meeting, you will be asked to, among other things, consider and vote on the approval of the merger agreement. Please see the section of this proxy statement captioned “Questions and Answers About the Special Meeting and the Merger” for additional information on the special meeting, including how to vote your Biomet common shares.

Shareholders Entitled to Vote; Vote Required to Approve the Merger Agreement

(page 12)

You may vote at the special meeting if you owned Biomet common shares at the close of business on July 20, 2007, the record date for the special meeting. On that date, there were 245,836,352 Biomet common shares outstanding and entitled to vote. You may cast one vote for each Biomet common share that you owned on that date. Approval of the merger agreement requires the affirmative vote of the holders of at least 75% of Biomet’s common shares outstanding entitled to vote at the special meeting. Merger Sub owns 82.41% of Biomet’s common shares as a result of the tender offer made pursuant to the merger agreement. In addition, certain shareholders have agreed with Parent to vote approximately 2.3% of the outstanding shares in favor of the merger agreement. Thus, the approval of the merger agreement is assured without the vote of any other shareholder.

Payment for Shares

(page 62)

American Stock Transfer & Trust Company has been appointed as the paying agent to coordinate the payment of the merger consideration to our shareholders. The paying agent will send written instructions for surrendering your Biomet common share certificates, if your common shares are certificated, and obtaining the merger consideration after we have completed the merger. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the paying agent prior to receipt of the written instructions. If you hold your uncertificated Biomet common shares (i.e., you hold your shares in book entry), you will automatically receive your cash consideration as soon as practicable after the effective time of the merger without any further action required on your part.

Our Share Price

(page 75)

Our common shares are currently traded on the NASDAQ Global Select Market under the symbol “BMET.” On April 3, 2006, the trading day prior to public speculation about Biomet executing a significant transaction, the closing price per common share was $34.78. On June 6, 2007, the last trading day before the amended and restated merger agreement was announced, the closing price per common share was $44.20. The $46.00 per share to be paid for each Biomet common share in the merger represents a premium of approximately 32% to the closing price on April 3, 2006; and a premium of approximately 4% to the closing price on June 6, 2007, the last trading day prior to the announcement of the amended and restated merger agreement. On August 7, 2007, the last trading day before the printing of this proxy statement, the closing price per share was $45.51.

Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement

(page 31)

On June 6, 2007, our board of directors (all of whom were unaffiliated with Parent at the time) unanimously adopted and declared advisable the merger agreement and the merger and related transactions, and unanimously determined that the merger is in the best interests of Biomet and its shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement.

In adopting the merger agreement and making the determination to recommend that the merger agreement be approved, our board of directors considered, among other factors:

•

the current and historical market prices of Biomet’s common shares, and the fact that the $46.00 per share to be paid for each Biomet common share in the merger represents a substantial premium to those historical trading prices;

•

the possible alternatives to the sale of Biomet, including continuing to operate Biomet on a stand-alone basis, and the risks associated with such alternatives, each of which the board of directors determined not to pursue in light of its belief, and the belief of Biomet’s management, that the merger was in the best interests of Biomet and its shareholders;

•

the presentation of Morgan Stanley, including its opinion dated June 6, 2007 that, as of such date and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $46.00 per share to be received by holders of Biomet common shares in accordance with the merger agreement was fair from a financial point of view to such shareholders (see “Approval of the Merger Agreement—Opinion of our Financial Advisor” and Annex B to this proxy statement); and

•

the additional factors described in detail under “Approval of the Merger Agreement—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 31.

Due to the variety of factors considered, our board of directors did not assign relative weight to these factors or determine that any factor was of particular importance. Our board of directors reached its conclusion based upon the totality of the information presented and considered during its evaluation of the merger. In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, our shareholders generally.

Background of the Merger

(pages 16 and 31)

For a description of the events leading to the adoption of the merger agreement by our board of directors, you should refer to “Approval of the Merger Agreement—Background of the Merger” and “—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement.”

Opinion of Our Financial Advisor

(page 36)

On June 6, 2007, Morgan Stanley & Co. Incorporated, our financial advisor (“Morgan Stanley”), rendered its oral opinion to our board of directors and subsequently confirmed in writing, that, as of that date, and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $46.00 per share to be received by holders of Biomet common shares in accordance with the merger agreement was fair from a financial point of view to our shareholders.

The full text of the written opinion of Morgan Stanley is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a complete description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The opinion is directed to our board of directors and does not constitute a recommendation by Morgan Stanley to any shareholder as to any matter relating to the merger.

Financing of the Offer and Merger

(page 44)

Biomet, Parent and Merger Sub estimate that the total amount of funds necessary to consummate the transactions contemplated by the merger agreement will be approximately $11.4 billion, which will be funded by debt financing, equity financing provided by the current equity investors in Parent and other co-investors that it may identify (which may include one or more existing holders of Biomet common shares) and, to the extent available, cash of Biomet. Funding of the debt financing required for the merger is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided. See “Approval of the Merger Agreement—Financing of the Offer and Merger” beginning on page 44.

Interests of Biomet Directors and Executive Officers in the Merger

(page 49)

Members of our board of directors and our executive officers may have interests in the transactions contemplated by the merger agreement that differ from, or are in addition to, those of our other shareholders. For example:

•	immediately prior to the consummation of the tender offer, our executive officers and directors held 12,570,046 common shares;

•

our current and former executive officers and members of our board of directors held stock options that pursuant to the merger agreement were cancelled after the tender offer in exchange for a payment equal to the excess, if any, of $46.00 per share over the option exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest;

•

as a result of the tender offer, certain of our executive officers may be entitled to severance benefits (including tax “gross-up” payments) if one of these executives dies, we terminate one of these executives’ employment for any reason other than for cause or disability, or one of these executives terminates his or her employment for good reason;

•	our current and former directors and officers will continue to be indemnified and will have the benefit of liability insurance until July 2013, which is six years after completion of the tender offer;

•

subsequent to signing the original merger agreement on December 18, 2006, Biomet entered into employment arrangements with Mr. Jeffrey R. Binder, our President and Chief Executive Officer, Mr. J. Pat Richardson, our Vice President—Finance and Interim Chief Financial Officer and Treasurer, Mr. Glen A. Kashuba, our Senior Vice President and President of Biomet Trauma and Biomet Spine, and we understand that Parent intends to continue to employ Messrs. Binder, Richardson and Kashuba pursuant to terms similar to the terms of their current arrangements and to provide Messrs. Binder, Richardson and Kashuba with equity compensation commensurate with their respective positions at Biomet;

•

although no agreements have been entered into as of the date of this proxy statement, Parent informed us of its intention to cause the surviving corporation to enter into agreements with other members of our existing management team (which agreements will not become effective until the merger is completed), and we believe that these persons are likely to enter into such agreements, although such matters are subject to further negotiation and discussion and no terms or conditions have been finalized;

•

although no agreements have been entered into as of the date of this proxy statement, Parent has informed us that it intends to offer certain current and former members of management the opportunity to convert all or a portion of their current equity interests in Biomet into, or otherwise invest on terms that are no more favorable than other investors in, equity in Parent (or a subsidiary thereof);

•

Parent expects to offer Mr. Binder the opportunity to continue to serve on the board of directors the surviving corporation following the merger, which boards are expected to include at least ten other members; and

•

if the merger is consummated, any shareholder derivative claims that are currently pending or that could be brought against the directors and officers of Biomet by current shareholders would likely be extinguished.

Conditions to the Merger

(page 68)

We are working to complete the merger as soon as possible. Although we expect to complete the merger before the end of September 2007, the merger is subject to the satisfaction of several conditions, including the conditions described immediately below. As such, we cannot predict the exact time of the merger’s completion.

The completion of the merger depends on a number of conditions being satisfied, including but not limited to:

•

the merger agreement must have been approved by the affirmative vote of at least 75% of the votes entitled to be cast by the holders of the outstanding common shares (as a result of the tender offer and a voting agreement with certain of our shareholders, LVB Acquisition beneficially owns or may be deemed to have voting control over a total of approximately 84.74% of the outstanding common shares, which is sufficient to assure approval of the merger agreement at the special meeting);

•

no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition shall be in effect preventing, restraining or rendering illegal the consummation of the merger; and

•

the expiration of a 20 consecutive day “marketing period” that Parent may use to complete its financing for the merger. The marketing period begins to run after we have obtained shareholder approval and satisfied other conditions under the merger agreement, including the delivery of certain financial information required by Parent to complete its contemplated financing of the merger.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied. None of Biomet, Parent or Merger Sub, however, has any intention to waive any condition as of the date of this proxy statement.

Certain Material United States Federal Income Tax Consequences

(page 57)

The receipt of $46.00 in cash for each common share pursuant to the merger will be a taxable transaction for United States federal income tax purposes. A U.S. Holder, as defined on page 58, generally will recognize gain or loss as a result of the merger on each share measured by the difference, if any, between $46.00 and such holder’s adjusted tax basis in that share. However, subject to certain exceptions, a Non-U.S. Holder, as defined on page 58, will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the merger.

You should read “Approval of the Merger Agreement—Certain Material United States Federal Income Tax Consequences” beginning on page 57 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

Dissenters’ Rights

(pages 14 and 57)

Under Indiana law, Biomet shareholders do not have dissenters’ rights in connection with the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to approve the merger agreement. The merger is the second and final step of the acquisition of Biomet by Parent. The first step was a tender offer by Merger Sub for all of the outstanding common shares of Biomet at a price of $46.00 per share, net to the seller in cash without interest, which was completed on July 12, 2007.

Q:	As a shareholder, what will I receive in the merger?

A:	You will be entitled to receive $46.00 in cash, without interest, for each Biomet common share that you own immediately prior to the effective time of the merger as described in the merger agreement.

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting of shareholders will take place on September 5, 2007, at 9:00 a.m., local time, at Biomet’s headquarters at 56 East Bell Drive, Warsaw, Indiana 46582.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	For us to complete the merger, shareholders holding at least 75% of Biomet’s common shares outstanding at the close of business on the record date must vote “FOR” the proposal to approve the merger agreement. As a result of the tender offer and a voting agreement with certain of our shareholders, Parent beneficially owns or may be deemed to have voting control over a total of approximately 84.74% of our outstanding common shares, which is sufficient to assure approval of the merger agreement at the special meeting. Accordingly, the affirmative vote of other Biomet shareholders is not required to approve the merger agreement.

At the close of business on the record date, 245,836,352 common shares were outstanding, 208,324,725 of which were indirectly beneficially owned by Parent, including 202,601,130 shares acquired by Merger Sub pursuant to the offer and 5,723,595 shares owned by certain shareholders who, pursuant to a voting agreement, have agreed with Parent to vote those shares in favor of the merger.

Q:	Who can attend and vote at the special meeting?

A:	All shareholders of record as of the close of business on July 20, 2007, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, bank or other nominee that holds their common shares. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement.

Q:	Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares?

A:	No. Biomet shareholders have no dissenters’ rights under Indiana law in connection with the merger.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record on July 20, 2007, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement.

Q:	How do I cast my vote if my Biomet shares are held in “street name” by my broker, bank or other nominee?

A:	If you hold your shares in “street name,” which means your common shares are held of record on July 20, 2007 by a broker, bank or other nominee, you must provide the record holder of your common shares with instructions on how to vote your common shares in accordance with the voting directions provided by your broker, bank or other nominee. If you do not provide your broker, banker or other nominee with instructions on how to vote your shares, your common shares will not be voted, which will have the same effect as voting “AGAINST” the approval of the merger agreement. Broker non-votes will have no effect on the other proposals. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	How do I vote my shares in Biomet’s 401(k) Savings and Retirement Plan?

A:	If you are one of Biomet’s team members (Biomet refers to its employees as team members) who participates in Biomet’s 401(k) Savings and Retirement Plan, you will receive a notice requesting that you provide voting instructions with respect to the shares allocated to your account in the 401(k) Plan. You are entitled to direct the 401(k) Plan trustee how to vote your 401(k) Plan shares. If you do not provide voting instructions within the time prescribed in the notice, the shares allocated to your account in the 401(k) Plan will be voted by the 401(k) Plan trustee in the same proportion as the shares held by the 401(k) Plan trustee for which voting instructions have been received from other participants in the 401(k) Plan. You may revoke your previously provided voting instructions by providing written notice of revocation or a properly executed proxy bearing a later date in accordance with the procedures described in the notice.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee (except with respect to the 401(k) Plan trustee), it will have the same effect as a vote against approval of the merger agreement. However, since Parent and its subsidiary own a sufficient number of shares to approve the merger agreement and are required to vote those shares to approve the merger agreement, we expect the proposal to be approved regardless of your vote.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to Biomet’s corporate secretary prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold common shares. If you are a holder of record and your common shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Q:	Is the merger expected to be taxable to me?

A:	Generally yes, if you are a U.S. Holder, as defined on page 58. The receipt of $46.00 in cash for each common share pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a United States shareholder generally will recognize gain or loss on each share as a result of the merger measured by the difference, if any, between $46.00 and such holder’s adjusted tax basis in that common share. However, subject to certain exceptions, a Non-U.S. Holder, as defined on page 58, will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the merger.

You should read “Approval of the Merger Agreement—Certain Material United States Federal Income Tax Consequences” beginning on page 57 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:	If I am a holder of certificated Biomet common shares, should I send in my share certificates now?

A:	No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their share certificates for the merger consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send certificates with your proxy.

Holders of uncertificated Biomet common shares (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	When is the merger expected to be completed? What is the “marketing period”?

A:	We are working to complete the merger as quickly as possible. We cannot, however, predict the exact timing of the merger. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

In addition, Parent is not obligated to complete the merger until the expiration of a 20 consecutive day “marketing period” that Parent may use to complete its financing for the merger. The marketing period begins to run after we have obtained shareholder approval and satisfied other conditions under the merger agreement, including the delivery of certain financial information required by Parent to complete its contemplated financing of the merger. The marketing period may be required to re-commence under certain circumstances. See “The Merger Agreement—Conditions to the Merger” beginning on page 68.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Biomet at (574) 372-1514.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements with respect to our financial condition, results of operations, plans, objectives, intentions, future performance and business and other statements that are not statements of historical facts, as well as certain information relating to the merger, including, without limitation:

•	statements about the benefits of the proposed merger involving Biomet and Parent;

•	the financial targets set forth in the section entitled “Approval of the Merger Agreement—Strategic Plan Financial Targets;”

•	statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts; and

•

other statements identified by words such as “will,” “would,” “likely,” “thinks,” “may,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	the results of ongoing investigations by the United States Department of Justice;

•	the ability to successfully implement new technologies;

•	Biomet’s ability to sustain sales and earnings growth;

•	Biomet’s success in achieving timely approval or clearance of its products with domestic and foreign regulatory entities;

•	the stability of certain foreign economic markets;

•	the ability of Biomet to successfully implement its desired organizational changes;

•	the impact of Biomet’s managerial changes;

•

developments related to Biomet’s internal controls over financial reporting disclosure controls and procedures; and other factors set forth in Biomet’s filings with the SEC, including Biomet’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q;

•	Biomet’s inability to satisfy the conditions to closing the merger with Parent and the costs and consequences of not closing the merger;

•	the effect of the pending merger with Parent on Biomet’s business and its relationship with customers, distributors, employees and suppliers;

•

the results and related outcomes of the review by a special committee of our board of directors of Biomet’s historical stock option granting practices, including: the impact of any restatement of financial statements of Biomet or other actions that may be taken or required as a result of the special committee’s review, including the restatement of Biomet’s financial statements announced on March 30, 2007; the impact of any inability of Biomet to timely file reports with the Securities and Exchange Commission (“SEC”) and distribute such reports or statements to its shareholders; the impact of any tax consequences, including any determination that Biomet’s filed tax returns were not true, correct and complete; the impact of any determination that some of the options may not have been validly issued under the stock option plans; the impact of the determination that certain of Biomet’s financial statements were not prepared in accordance with GAAP and/or the required reporting standards under applicable securities rules and regulations; the impact of any determination of the existence of any significant deficiencies and/or material weaknesses in Biomet’s internal controls and/or of the need to reevaluate certain of the findings and conclusions in Management’s Report on Internal

Controls; the consequences of any determination that Biomet’s disclosure controls and procedures required by the Exchange Act were not effective; the impact of any determination that some of Biomet’s insurance policies may not be in full force and effect and/or that Biomet may not be in compliance with the terms and conditions of those policies; and litigation and governmental investigations or proceedings which may arise out of Biomet’s stock option granting practices or any restatement of its financial statements;

•	the inability to meet the NASDAQ requirements for continued listing;

•	the timing and number of planned new product introductions;

•	the effect of anticipated changes in the size, health and activities of population on demand for our products;

•	assumptions and estimates regarding the size and growth of certain market segments;

•	the timing and anticipated outcome of clinical studies;

•	assumptions concerning anticipated product developments and emerging technologies;

•	the future availability of raw materials; and

•	the impact of anticipated changes in the musculoskeletal industry and our ability to react to and capitalize on those changes.

The inclusion of a forward-looking statement herein should not be regarded as a representation by Biomet that Biomet’s objectives will be achieved.

Forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we give no assurance that we will attain these expectations or that any deviations will not be material. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE BIOMET SPECIAL MEETING

We are furnishing this proxy statement to Biomet shareholders as part of the solicitation of proxies by the Biomet board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting on September 5, 2007 at 9:00 am, local time, at 56 East Bell Drive, Warsaw, Indiana 46582. Seating will be limited to shareholders. Admission to the special meeting will be on a first-come, first-served basis.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	To approve the merger agreement (see “Approval of the Merger Agreement” beginning on page 15); and

•	To transact any other business that is properly brought before the special meeting or any reconvened meeting after any adjournment or postponement of the meeting.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement.

Record Date; Shareholders Entitled to Vote; Quorum

Only holders of record of Biomet common shares at the close of business on July 20, 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 245,836,352 Biomet common shares were issued and outstanding and held by 3,087 holders of record. Holders of record of Biomet common shares on the record date are entitled to one vote per common share at the special meeting on each proposal. Biomet’s shareholders’ list will be available at our executive offices for inspection by any shareholder entitled to vote at the special meeting beginning no later than five days before and continuing through the special meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of Biomet’s common shares outstanding and entitled to vote on the record date are present, in person or by proxy. Because Merger Sub currently owns in excess of 75% of the outstanding Biomet common shares, Merger Sub’s presence at the special meeting, in person or by proxy, is sufficient to constitute a quorum.

Vote Required

Approval of the Merger Agreement

The approval of the merger agreement by our shareholders requires the affirmative vote of the holders of at least 75% of Biomet’s common shares outstanding and entitled to vote at the special meeting as of the record date, either in person or by proxy. Merger Sub already owns in excess of 75% of Biomet’s common shares as a result of the tender offer made pursuant to the merger agreement. In addition, Parent has entered into a voting agreement with Dane A. Miller, Ph.D and his wife, Mary Louise Miller, pursuant to which Dr. and Mrs. Miller agreed to vote approximately 2.3% of our outstanding shares in favor of the merger. Accordingly, the approval of the merger agreement is assured regardless of the vote of any other Biomet shareholder.

Other Proposals

The approval of any other items properly brought before the special meeting requires that holders of more of Biomet’s common shares vote in favor of the proposal than vote against the proposal. Abstentions and broker non-votes will have no effect on the outcome of such proposals. Since Merger Sub owns a majority of Biomet’s common shares, it will have the ability to approve other items properly brought before the special meeting regardless of the vote of any other Biomet shareholder.

Voting Procedures

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their common shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your common shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the common shares authorizing you to vote at the special meeting.

Electronic Voting

Our holders of record and many shareholders who hold their common shares through a broker, bank or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for using the telephone depending on whether your common shares are registered in our records in your name or in the name of a broker, bank or other nominee. Some brokers, banks or other nominees may also allow voting through the Internet. If you hold your common shares through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available.

Please read and follow the instructions on your proxy or voting instruction card carefully.

Voting Shares Held in Biomet’s 401(k) Savings and Retirement Plan

Biomet’s team members (Biomet refers to its employees as team members) eligible to participate in Biomet’s 401(k) Savings and Retirement Plan will receive a request for voting instructions from the 401(k) Plan trustee with respect to the shares allocated to its team members’ accounts in the 401(k) Plan. Biomet team members are entitled to direct the 401(k) Plan trustee how to vote their 401(k) Plan shares. If a team member does not provide voting instructions to the 401(k) Plan trustee within the prescribed time, the shares allocated to such team member’s account in the 401(k) Plan will be voted by the 401(k) Plan trustee in the same proportion as the shares held by the 401(k) Plan trustee for which voting instructions have been received from other participants in the 401(k) Plan. A team member may revoke his or her previously provided voting instructions by filing with the 401(k) Plan trustee either a written notice of revocation or a properly executed proxy bearing a later date.

Adjournments; Other Business

Adjournments may be made for the purpose of, among other things, providing additional information to shareholders. An adjournment requires that holders of more of Biomet’s common shares vote in favor of adjournment than vote against adjournment, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. Since Merger Sub owns a majority of Biomet’s common shares, it will have the ability to approve an adjournment of the special meeting regardless of the vote of any other Biomet shareholder. We are not soliciting proxies for any proposal to adjourn the special meeting and do not currently intend to seek an adjournment of the special meeting.

We do not expect that any matter other than the proposal to approve the merger agreement will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the special meeting. A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your common shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the proposal to approve the merger agreement from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Biomet common shares held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Dissenters’ Rights

Biomet shareholders are not entitled to dissenters’ rights under Indiana law in connection with the merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Biomet special meeting, please contact Biomet at (574) 372-1514.

APPROVAL OF THE MERGER AGREEMENT

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Companies

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

(574) 267-6639

We are an Indiana corporation and we design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Our product portfolio encompasses reconstructive products, fixation devices, spinal products and other products. Our corporate headquarters are located in Warsaw, Indiana and we have manufacturing facilities and/or offices in more than fifty locations worldwide. Our common shares are currently listed on the NASDAQ Global Select Market under the symbol “BMET.”

LVB Acquisition, Inc.

c/o Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

LVB Acquisition, Inc., which we refer to as Parent, is a Delaware corporation that was originally formed as a limited liability company solely for the purpose of acquiring Biomet. Parent is controlled by a consortium of private equity funds sponsored by each of The Blackstone Group L.P., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P. and TPG Capital, L.P. The equity investors of Parent have re-formed Parent as a Delaware corporation prior to the date hereof.

LVB Acquisition Merger Sub, Inc.

c/o CT Corporation System

251 E. Ohio Street, Suite 1100

Indianapolis, Indiana 46204

LVB Acquisition Merger Sub, Inc., which we refer to as Merger Sub, is an Indiana corporation and a wholly-owned subsidiary of Parent, that was formed solely for the purpose of facilitating Parent’s acquisition of Biomet. Merger Sub currently owns 202,601,130 Biomet common shares, representing approximately 82.41% of our outstanding common shares, and its designees hold nine seats on our thirteen-member board of directors. Upon consummation of the proposed merger, Merger Sub will merge with and into Biomet and will cease to exist with Biomet continuing as the surviving corporation.

Overview of the Transaction

Biomet, Parent and Merger Sub entered into a merger agreement on December 18, 2006, which was amended and restated on June 7, 2007. In the merger agreement, Parent agreed to acquire Biomet through a two-step process. The first step was a tender offer by Merger Sub for all of the outstanding common shares of Biomet at a price of $46.00 per share, net to the seller in cash without interest, which was completed on July 12, 2007. The second step of Parent’s acquisition is a merger of Merger Sub with and into Biomet, with Biomet surviving the merger as a wholly-owned subsidiary of Parent. The following will occur in connection with the merger:

•

each common share issued and outstanding immediately before the effective time of the merger (other than those shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares owned by us or any of our direct or indirect wholly-owned subsidiaries and except for those shares as otherwise agreed by the holder and Biomet) will be converted into the right to receive $46.00 per share in cash, less any required withholding taxes and without interest;

•

all common shares so converted will, by virtue of the merger and without any action on the part of the holder, cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing any of the common shares will thereafter represent only the right to receive the per share merger consideration, without interest;

•

each common share owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and common shares owned by us or any of our direct or indirect wholly-owned subsidiaries, will automatically cease to be outstanding, will be cancelled without payment of any consideration and will cease to exist; and

•

each common share, without par value, of Merger Sub issued and outstanding immediately prior to the effective time of the merger, will be converted into one common share, without par value, of the surviving corporation.

Following and as a result of the merger:

•

Biomet shareholders (other than Parent and its affiliates and any other person, including any current or former members of management of Biomet, who becomes a direct or indirect investor in Parent) will no longer have any interest in, and no longer be shareholders of, Biomet, and will not participate in any of our future earnings or growth;

•	our common shares will no longer be listed on the NASDAQ Global Select Market and price quotations with respect to our common shares in the public market will no longer be available; and

•	the registration of our common shares under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of Merger Sub will be the board of directors of the surviving corporation after the completion of the merger. The officers of Biomet will be the officers of the surviving corporation after the completion of the merger.

Background of the Merger

During the course of 2005, members of Biomet’s board of directors became increasingly concerned about lagging performance in certain of Biomet’s operations, including EBI, L.P. (doing business as Biomet Trauma & Biomet Spine). At the board’s September 2005 annual meeting, the independent members of the board of directors recommended that Biomet identify and hire a chief operating officer in order to address these concerns. The board determined to consider this recommendation at its next regularly scheduled board meeting in December 2005.

During the intervening months, the senior management of Biomet conducted an internal review of management and operations and developed recommendations for the board to consider. Separately, independent members of the board continued their discussions regarding Biomet’s performance and direction. Commencing in the Fall of 2005, members of the board had periodic and informal meetings and discussions with representatives of Morgan Stanley regarding Biomet’s strategic alternatives in light of the operational, managerial, board, market and industry dynamics confronting Biomet.

At the regularly scheduled December 2005 board meeting, senior management provided the board with its evaluation of the issues and opportunities facing Biomet and senior management’s recommendations regarding those matters. At the meeting, the board appointed two chief operating officers, one for Biomet’s domestic operations and one for Biomet’s international operations. Both individuals came from within Biomet’s senior management. In addition, the board discussed the need for more formal succession planning and also continued informal discussions regarding strategic alternatives.

In early 2006, Dane A. Miller, Ph.D, our then President and CEO, was contacted by the Chairman and CEO of a potential strategic bidder, which we refer to as “Strategic Bidder 1.” Thereafter, Dr. Miller met with representatives of Strategic Bidder 1 to explore whether there was a basis for entering into a dialogue regarding a strategic transaction between the two companies. During the meeting, the parties did not reach agreement on a basis for entering into a dialogue regarding a strategic transaction between the two companies.

On March 21, 2006, Biomet announced third quarter results for fiscal 2006, which reflected continued underperformance in certain of Biomet’s operational divisions relative to both management and board expectations. Also on March 21, 2006, Dr. Miller and Mr. Noblitt met with the CEO of Smith & Nephew plc (“Smith & Nephew”) during the 2006 American Academy of Orthopaedic Surgeons conference in Chicago to discuss whether there was a basis for entering into a dialogue regarding a strategic combination between the two companies. Smith & Nephew indicated that it was not currently in a position to entertain such discussions. On March 21, 2006, given the preliminary nature of the discussions, neither Dr. Miller nor Mr. Noblitt had formed an opinion as to whether there was a basis for entering into a dialogue regarding a strategic combination between Biomet and Smith & Nephew.

At the board’s regularly scheduled quarterly meeting on March 23 through March 25, 2006, members of the board expressed continued dissatisfaction with the pace of improvement with respect to Biomet’s performance issues and opportunities. These discussions led to the resignation of Dr. Miller as President and CEO (although Dr. Miller maintained his seat on the board of directors until the annual meeting of shareholders in September 2006), the appointment of Daniel P. Hann as interim President and CEO and the engagement of Morgan Stanley to assist the board and Biomet in a strategic review of Biomet’s business and alternatives for enhancing shareholder value. The board also established a review committee of the board to monitor the progress of the strategic review, including setting milestones for completing the review.

On or about April 4, 2006, news began to publicly leak that Biomet had engaged Morgan Stanley to assist Biomet in exploring strategic alternatives to enhance shareholder value. On April 3, 2006, the trading day prior to this information being leaked, the closing price per common share was $34.78. Biomet confirmed by way of a press release on April 6, 2006, that Morgan Stanley was assisting Biomet in exploring its strategic alternatives.

On May 3, 2006, after having previously discussed the matter with the review committee, Morgan Stanley reviewed strategic alternatives (and likely potential bidders as a part of an exploratory sale process) for Biomet with the board at a special meeting, including (1) a recapitalization analysis, (2) a leveraged buyout analysis, (3) an analysis of Biomet as a stand-alone company and (4) an analysis of potential combinations of Biomet with various strategic parties.

During this meeting, the board authorized representatives of the board to accept an outstanding invitation to meet again with representatives of Strategic Bidder 1 to determine whether Strategic Bidder 1 was interested in a potential strategic transaction between the two companies. In addition, the board authorized a management proposal to develop a five-year strategic business plan to be presented at the board’s annual meeting in September 2006.

On May 15, 2006, Niles Noblitt and Dr. Scott Harrison, our lead director, met with representatives of Strategic Bidder 1, but Strategic Bidder 1 did not advance a proposal regarding a potential transaction.

In May 2006, Dr. Miller discussed with one or more representatives of Kohlberg Kravis Roberts, TPG and a third private equity sponsor a potential transaction involving Biomet in which Dr. Miller would participate as an equity investor. Dr. Miller and these private equity sponsors entered into confidentiality agreements with respect to those discussions.

By late May 2006, Kohlberg Kravis Roberts, TPG and the third private equity sponsor had joined together to form a consortium that we refer to as the “Sponsor Group.” We refer to the third private equity sponsor, which was no longer part of the Sponsor Group at the time the merger agreement was signed, as “Financial Sponsor 1.”

In early June 2006, a representative of the Sponsor Group contacted a representative of Morgan Stanley to express an interest in engaging in discussions regarding a possible leveraged buyout of Biomet. During June 2006, Dr. Harrison engaged in follow-up discussions with the Sponsor Group to assess its level of interest.

On June 29, 2006, at the board’s regularly scheduled quarterly meeting, the board discussed the contacts between the Sponsor Group and Dr. Miller. Dr. Miller did not attend this meeting or any subsequent meeting of the board of directors. The board determined to continue to evaluate the possibility of engaging in further discussions with the Sponsor Group on an ongoing basis.

On July 5, 2006, at a special telephonic meeting of the board, Dr. Harrison reported that Strategic Bidder 1 indicated it would not make an offer for the acquisition of Biomet at that time. Dr. Harrison also reported that the Sponsor Group was interested in reviewing preliminary due diligence materials. The board then adjourned the meeting until the next day.

On July 6, 2006, the board reconvened its special telephonic meeting. A representative of Morgan Stanley reported that (1) the Sponsor Group had submitted a preliminary indication of interest that was in the $38 to $39 per share price range, (2) as directed by the board, Morgan Stanley responded to the Sponsor Group that the offer was not within an acceptable range and (3) the Sponsor Group responded by indicating that it could get to a higher price, but that it required access to due diligence materials. After receiving a presentation from financial and legal advisors, and after thoroughly discussing various options with respect to responding to any potential bidders, the board determined that it would not provide financial or any other due diligence information to the Sponsor Group or any other third parties until senior management completed its five-year strategic business plan and the board completed a thorough and careful review of that plan.

On July 17, 2006, the board of directors received a letter from the Sponsor Group expressing disappointment that the board did not want to move forward with a potential transaction until after the board concluded its process with respect to its strategic business plan. This letter also confirmed the Sponsor Group’s interest in acquiring Biomet at a price in excess of $40 per share, subject to the Sponsor Group being given access to non-public information and successfully completing a due diligence investigation of Biomet. From and after this date through the middle of September, representatives of the Sponsor Group periodically contacted Biomet and its advisors to reiterate the Sponsor Group’s interest in pursuing a transaction and seeking to commence a diligence review.

On July 19, 2006, the board convened a special telephonic meeting. Among other things, the board approved the recommendation of the Nominating and Corporate Governance Committee to not include Dr. Miller in the slate of directors nominated for reelection at Biomet’s 2006 annual meeting of shareholders. The board also discussed the July 17 letter from the Sponsor Group regarding its continued interest in acquiring Biomet.

On July 28, 2006, the board convened a special telephonic meeting. Among other things, the board approved the creation of an ad hoc committee of the board to oversee the search for a permanent President and CEO.

In mid-September 2006, Morgan Stanley received confirmation from the Sponsor Group of its ongoing interest in putting forward an offer of greater than $40 per share for Biomet, subject to a successful completion of its due diligence review.

On September 21, 2006, our board of directors convened its annual meeting. During the meeting, management presented its five-year strategic business plan, which the board discussed and analyzed with the assistance of Morgan Stanley. In addition to authorizing the implementation of the five-year strategic business plan and receiving an update on the search for a permanent President and CEO, the board authorized Biomet to enter into (1) confidentiality agreements with the Sponsor Group and to provide it with preliminary financial due diligence information and (2) change in control agreements with its executive officers to provide for continuity of management in the event of a change in control of Biomet. Morgan Stanley also informed the board that funds sponsored by The Blackstone Group and Goldman, Sachs & Co. had joined the other private equity firms in the Sponsor Group.

On September 21, 2006 two shareholder derivative complaints were filed against Biomet’s current and former directors and officers related to Biomet’s stock-option grants. They assert a variety of claims including claims of unjust enrichment, breach of fiduciary duty, violations of Indiana Code § 23-1-35-1, abuse of control, gross mismanagement, waste of corporate assets, constructive fraud, and violation of the federal securities laws. They seek a variety of remedies, including an accounting, rescission, imposition of a constructive trust, and order directing Biomet to take necessary actions to reform and improve its corporate governance, equitable and injunctive relief impounding the proceeds of defendants’ trading activities, disgorgement of all profits and benefits from improper backdating of stock options grants, costs and disbursements of the action, punitive damages, and other equitable and injunctive relief as permitted by law. Pursuant to Indiana law, if the transaction is consummated, and Biomet’s current shareholders lose their status as shareholders, Biomet believes they would likely lose any ability to prosecute or partake of any recovery with regard to these suits.

On October 3, 2006, Mr. Hann, Charles E. Niemier (one of our executive officers and directors at the time) and representatives of Morgan Stanley held an introductory meeting with representatives of the Sponsor Group. On October 5 and October 6, 2006, representatives of Biomet’s management team held due diligence meetings with representatives of the Sponsor Group. Thereafter, and continuing through December 17, 2006, management and Morgan Stanley held numerous additional due diligence meetings and follow-up sessions with representatives of the Sponsor Group.

In early October, Smith & Nephew contacted Morgan Stanley indicating it would be prepared to put forward an offer of $42 per share for Biomet, subject to the successful completion of its due diligence review. At that time, representatives of Morgan Stanley also contacted previously identified likely bidders to indicate that Biomet was conducting a due diligence process with potential buyers. One of the likely bidders, a strategic bidder which we refer to as “Strategic Bidder 2,” indicated an interest in participating in the process.

On October 9, 2006, the board held a special telephonic meeting to discuss the contacts with other potential bidders and their expressions of interest. The board also received a report that two shareholder derivative lawsuits had been filed in Kosciusko County Superior Court relating to Biomet’s historical stock option granting practices. Biomet disclosed these lawsuits in its Quarterly Report on Form 10-Q filed with the SEC on October 10, 2006.

On October 17, 2006, Mr. Hann, Mr. Noblitt and Dr. Harrison held separate meetings with both Strategic Bidder 2 and Smith & Nephew. Thereafter, Biomet entered into confidentiality agreements with each of Strategic Bidder 2 and Smith & Nephew. In early November, Biomet separately hosted an all-day management meeting with each of Strategic Bidder 2 and Smith & Nephew and in November and December, held numerous due diligence meetings and follow-up sessions with representatives of Smith & Nephew.

On October 18, 2006, the board held a special telephonic meeting to review the status of discussions with each of the potential bidders for Biomet.

On November 2, 2006, the board held a special telephonic meeting to discuss the strategic alternative review process with representatives of Morgan Stanley. The board requested that Morgan Stanley provide a process timeline for the development of the various alternatives.

Also on November 2, 2006, Smith & Nephew, in response to market rumors, issued a press release confirming that Smith & Nephew had held “very preliminary talks” with Biomet, but that no agreement had been reached. In response to Smith & Nephew’s press release, Biomet announced in a press release also on November 2, 2006, that while Biomet had held a preliminary discussion with Smith & Nephew, as Smith & Nephew had stated in its press release, Biomet had not at that time made a determination that it was in Biomet’s best interests for it to engage in a transaction with any third party.

On November 7, 2006, the board held a special telephonic meeting. Representatives of Morgan Stanley presented a process timeline for the board’s review and discussion. The board also established a committee called the Strategic Alternatives Committee to facilitate development of the strategic alternatives. The members of the Strategic Alternatives Committee were Niles Noblitt, Marilyn Tucker Quayle and C. Scott Harrison, M.D. The Strategic Alternatives Committee subsequently retained Simpson Thacher & Bartlett LLP (“Simpson Thacher”) to advise it in connection with its review.

The board then received a briefing regarding the claims advanced in the two shareholder derivative lawsuits. The board established a committee called the Special Litigation Committee charged with investigating the allegations and determining whether it was in the best interest of Biomet to pursue a remedy or to dismiss the lawsuits. The members of the Special Litigation Committee were Marilyn Tucker Quayle, Sandra A. Lamb and Jonathan Hiler. The board decided that on balance it was in the best interests of Biomet to proceed with the bid process timeline, notwithstanding the commencement of the investigation into Biomet’s historical stock option granting practices by the Special Litigation Committee.

On November 10, 2006, on behalf of Biomet, Morgan Stanley sent to the three bidders a letter outlining the procedures for submitting a final bid for the acquisition of Biomet and establishing a due date of December 4, 2006. Pursuant to the bidding instructions, each bidder was asked to submit final comments to a draft merger agreement (to be provided at a later date), along with information regarding their plans for financing an acquisition of Biomet. Potential bidders were instructed not to contact management or discuss compensation or the terms of management’s equity participation in a potential transaction. Shortly thereafter, Strategic Bidder 2 informed Morgan Stanley that it was not in a position to proceed further.

On November 21, 2006, the Strategic Alternatives Committee held a telephonic meeting. The committee discussed different potential features of a transaction. The committee reviewed the status of the process with representatives of Morgan Stanley relative to the desired process timeline and reviewed the form of the proposed merger agreement to be distributed to potential bidders.

On November 22, 2006, Morgan Stanley circulated to the Sponsor Group and to Smith & Nephew an initial draft of the merger agreement. Each bidder was invited to contact Kirkland & Ellis LLP (“Kirkland & Ellis”), counsel to Biomet, in advance of the bid due date in order to discuss the non-financial terms of the merger agreement. The draft merger agreement reflected Biomet’s perspective that, among other things, (1) the transaction should not be contingent upon the receipt of financing, (2) the closing conditions and representations and warranties should be customary, (3) the board must have the right to change its recommendation to its shareholders with respect to the transaction if failure to do so would be inconsistent with their fiduciary duties under applicable law, (4) the board must be able to terminate the agreement if it received a superior proposal following execution of a definitive agreement and (5) the bidders should accept risk with respect to potential adverse developments which might arise from our ongoing investigation into Biomet’s historical stock option granting practices (which was then at a preliminary stage).

On November 27, 2006, the Strategic Alternatives Committee held a telephonic meeting to review the status and timing of the process and the availability and timing of Biomet’s production of due diligence information. The committee also discussed with legal counsel various considerations, focusing on timing and certainty with respect to the sale process and the issues uniquely presented by a Smith & Nephew bid, including London Stock Exchange and UK regulatory issues, potential antitrust issues and the requirement of Smith & Nephew’s shareholder approval. The committee determined that moving the bid due date to December 11, 2006 was in the best interests of Biomet. The following day, Morgan Stanley communicated the revised bid due date to the bidders.

On November 29, 2006, at the request of the Sponsor Group, the Strategic Alternatives Committee held a telephone conference with representatives of Morgan Stanley and members of the Sponsor Group in which the Sponsor Group described, among other things, the reasons for its interest in Biomet, areas of concern and its plan for the business. Separately, the Sponsor Group conveyed its disappointment in the timeline delay to Morgan Stanley.

On December 1, 2006, Cleary Gottlieb Steen Hamilton LLP (“Cleary Gottlieb”), counsel to the Sponsor Group, provided initial comments to the draft merger agreement to Kirkland & Ellis. On December 5, 2006, Kirkland & Ellis and Simpson Thacher contacted Cleary Gottlieb to discuss the Sponsor Group’s initial comments to the draft merger agreement. Our counsel focused on those comments in the Sponsor Group mark-up to the merger agreement that increased conditionality or decreased the certainty of closing and on the circumstances under which the board could consider and accept superior offers and terminate the agreement, as well as other non-financial terms and conditions. Our counsel requested that the Sponsor Group improve a number of the non-financial terms and conditions of its proposed draft merger agreement in its bid.

On December 6, 2006, Morgan Stanley provided the initial draft of Biomet’s disclosure schedules to the merger agreement to each of the bidders.

On December 7, 2006, the Strategic Alternatives Committee held a telephonic meeting to review the status of the process. The committee considered whether to further extend the bid due date because the Special Litigation Committee’s investigation into Biomet’s historical stock option granting practices was still at a preliminary stage. The committee determined that resolving as soon as practicable the uncertainty surrounding Biomet as a result of the publicly announced review of strategic alternatives was in Biomet’s best interest, and that, on balance, a further postponement of the bid due date or halting of the bidding process pending completion of the recently launched investigation into Biomet’s historical stock option granting practices was more likely to have an adverse impact on the potential bidders’ willingness to submit bids. The committee also recommended that Biomet provide information to the bidders regarding the investigation into Biomet’s historical stock option granting practices as that investigation progressed and information became available.

On December 8, 2006, Kirkland & Ellis circulated a revised draft of the merger agreement to Cleary Gottlieb and discussed the disclosure schedules to the merger agreement and related diligence matters with Cleary Gottlieb.

Also on December 8, 2006, Kirkland & Ellis and Simpson Thacher contacted Smith & Nephew’s legal counsel to discuss the merger agreement sent to Smith & Nephew by Morgan Stanley on November 22, 2006 and to answer any questions that Smith & Nephew or its counsel had regarding the merger agreement in advance of the bid due date on the following Monday. Counsel to Smith & Nephew emphasized that it would not provide a heavy mark-up of the merger agreement, that it would address Biomet’s desire for certainty, that it would seek to significantly limit Biomet’s ability to consider or accept other offers and terminate the agreement and that Smith & Nephew would expect to be paid a high termination fee. Counsel discussed potential high-level issues with the agreement, including allocation of risk, antitrust issues and certain UK regulatory and London Stock Exchange requirements for the merger, including the need for a vote of the shareholders of Smith & Nephew. However, Smith & Nephew’s legal counsel did not avail itself of the opportunity to provide a mark-up of the merger agreement in advance of the bid deadline for discussion with our counsel.

On December 9, 2006, 42 of Biomet’s 54 distributors sent a letter to Biomet’s board of directors, with a copy to Smith & Nephew, stating their opposition to an acquisition of Biomet by Smith & Nephew. According to the December 9, 2006 letter sent by certain Biomet distributors to the board of directors of Biomet stating their opposition to an acquisition of Biomet by Smith & Nephew, the basis for such distributors’ opposition was that Biomet had a unique business culture and model and such distributors feared that Biomet’s unique business culture and model would not be reproduced in a new combined environment. Biomet did not respond to the letter.

On December 10, 2006, our counsel, on behalf of Biomet, held a telephone conference with Cleary Gottlieb to respond to questions from Cleary Gottlieb regarding the revised draft of the merger agreement sent back to them on December 8, 2006. Again, our counsel asked the Sponsor Group to improve a number of the non-financial terms and reduce conditionality, narrow the scope of representations and warranties, expand the exceptions to the material adverse effect definition and provide more latitude for the board to respond to offers regarding alternative transactions, among other provisions.

On December 11, 2006, the bid deadline, Biomet received a written bid proposal, including final comments to the merger agreement and debt and equity commitment letters, from the Sponsor Group. Biomet also received initial comments to the merger agreement from Smith & Nephew, but did not receive a bid proposal or debt commitment letter. The Sponsor Group’s proposal for the acquisition of Biomet was $43 per share.

On December 13, 2006, Biomet received a written bid proposal, including a “highly confident” letter from four financing sources describing its debt financing proposal (but not a debt commitment letter), from Smith & Nephew. Smith & Nephew’s bid proposal requested a termination fee equal to 4.0% of the deal value (i.e., approximately $435 million) and offered a reverse termination fee payable to Biomet equal to 1.0% of Smith & Nephew’s market capitalization (i.e., approximately $89 million). The bid proposal also contained redacted unsigned drafts of financing agreements which, when considered in combination with the “highly confident” letter, Biomet determined to represent a more conditional commitment than the debt commitments provided by the Sponsor Group. Smith & Nephew’s per share consideration proposed for the acquisition of Biomet was $45 per share.

On December 13, 2006, Kirkland & Ellis and Simpson Thacher contacted the Sponsor Group’s legal counsel and Smith & Nephew’s legal counsel to clarify their respective comments to the draft merger agreement. Both indicated a desire to complete and sign the merger agreement by the following week.

On the evening of December 13, 2006, a telephonic meeting of the Strategic Alternatives Committee was convened to discuss the two bid proposals received by Biomet. Representatives of Morgan Stanley, Kirkland & Ellis and Simpson Thacher participated in the meeting and reviewed for the Strategic Alternatives Committee the risks associated with a potential transaction with each bidder, including the respective outside dates proposed for termination of the merger agreement in the event a transaction had not yet been completed. The committee considered the potential impact on Biomet’s operations of announcing a transaction with a competitor and certain additional risks associated with completing a transaction with Smith & Nephew, including interloper risk (the risk that a competitor would emerge seeking to acquire Smith & Nephew and interfere with a transaction between Smith & Nephew and Biomet), Smith & Nephew’s need for its own shareholder approval, the antitrust risk associated with combining with a competitor and certain London Stock Exchange reporting and re-listing requirements. The interloper risk associated with agreeing to a transaction with Smith & Nephew was the result of public speculation that a particular strategic investor might seek to acquire Smith & Nephew. With respect to the potential impact on Biomet’s operations from announcing a transaction with Smith & Nephew, the committee discussed the receipt of the letters from certain distributors opposing a transaction with Smith & Nephew. Next, the legal advisors participating in the meeting reviewed the draft contracts submitted by the two bidders. It was noted that Smith & Nephew’s contract was significantly less favorable to Biomet than that submitted by the Sponsor Group. During discussions regarding the Sponsor Group proposal, it was also noted that the Sponsor Group agreed, subject to certain conditions, to draw down on bridge financing to close a transaction if certain financial statements of Biomet customarily required for high yield financing were unavailable by a certain date.

The Strategic Alternatives Committee requested that Morgan Stanley ascertain whether the Sponsor Group would be willing to increase the per share merger consideration of its offer, and requested that legal counsel continue to seek an improvement in the non-financial terms and conditions offered by both bidders. With respect to Smith & Nephew, in particular, the committee requested more information regarding the proposed financing and asked legal counsel to seek confirmation of the manner in which Smith & Nephew would be willing to assume any antitrust risk, as well as improvement in the other non-financial terms and conditions to provide more certainty, less conditionality and greater flexibility for the board to respond to offers for alternative transactions.

On the morning of December 14, 2006, the Sponsor Group indicated to Morgan Stanley that it was prepared to increase its offer to $44.00 per share, but that $44 per share was its “best and final” offer.

Later that day, our board of directors convened a meeting to discuss, among other things, the preliminary report of the Special Litigation Committee and a report from the Strategic Alternatives Committee. After receiving a briefing from the Special Litigation Committee, the board asked the Special Litigation Committee to make its advisors available to each of the bidders to provide a briefing on the status of their work and findings no later than December 15, 2006.

Next, the Strategic Alternatives Committee provided a report to the board in which representatives of Morgan Stanley reviewed the two bid proposals, including the proposed financing for each. Kirkland & Ellis and Simpson Thacher then reviewed certain terms proposed in the merger agreement by each bidder and discussed the relative advantages and disadvantages of these terms. Throughout the discussion the board engaged in an in-depth discussion with representatives of Morgan Stanley, Kirkland & Ellis and Simpson Thacher concerning, among other things, the price offered by each bidder, the merger agreement terms offered by each bidder and the potential probability of successfully closing a transaction with each bidder, as well as the relative risks associated with completing any transaction or continuing as a stand-alone company. Representatives of Morgan Stanley made a formal presentation to our board and discussed in detail its preliminary views and analysis of the consideration to be received by holders of Biomet’s common shares. The members of the board each received a copy of the presentation by Morgan Stanley. In addition, Mr. Hann confirmed to the board that members of management had not negotiated with or agreed to any arrangements regarding future employment with either bidder or the terms of management’s equity participation in a potential transaction with the Sponsor Group. The board agreed to reconvene the meeting on December 15, 2006 to further discuss and deliberate on the bids and to receive any further updates from its advisors regarding the two bids. Following the Strategic Alternatives Committee report, the board discussed the relative advantages and disadvantages of remaining a stand-alone company and each of the two bids.

Later on December 14, 2006, at the request of Biomet, Morgan Stanley requested in a discussion with Smith & Nephew’s financial advisors that Smith & Nephew increase the per share merger consideration of its offer. In response, Morgan Stanley was advised that Smith & Nephew’s $45 per share offer was its “best and final” offer.

In the morning of December 15, 2006, the Strategic Alternatives Committee convened a meeting at the offices of Kirkland & Ellis where it continued to discuss with legal counsel certain differences between the bids submitted by the Sponsor Group and Smith & Nephew, including the requirement that the transaction be approved by Smith & Nephew’s shareholders, the difficulty of entering into a binding agreement acceptable to the parties pursuant to which Smith & Nephew would bear the risk of gaining antitrust clearance, the fact that Smith & Nephew had the right to change its recommendation that its shareholders vote in favor of the transaction if it would be inconsistent with its directors’ fiduciary duties while Biomet did not have the flexibility to do so without giving rise to a termination right of Smith & Nephew, the disparity between the termination fee being requested of Biomet by Smith & Nephew and what it was willing to offer in the event its board no longer supported the transaction, the increased conditionality of the financing papers provided by Smith & Nephew and other non-financial terms and conditions that were less favorable to Biomet than those being offered by the Sponsor Group. After further discussion, the committee recommended that negotiations continue with both bidders, but with a focus on developing the Sponsor Group bid.

Later on December 15, 2006, our board of directors convened a meeting to, among other things, continue its discussion and review of the two bids. Kirkland & Ellis and Simpson Thacher reviewed with the board a presentation comparing various details of each of the bids submitted by the two bidders. The board noted that, while Smith & Nephew’s proposed purchase price of $45 per share exceeded the $44 per share purchase price proposed by the Sponsor Group, there were several risks, uncertainties and other disadvantages associated with Smith & Nephew’s bid that were not present in the Sponsor Group’s bid. The board’s discussion included, among other things, a discussion regarding (1) whether to postpone the process in light of potential uncertainty or delay arising from the preliminary state of the investigation into Biomet’s historical stock option granting practices, (2) the risk that antitrust or other competition laws could delay or prevent successful completion of a transaction with Smith & Nephew, (3) Smith & Nephew’s proposed financing for the transaction and the relative uncertainty of this financing compared to the more certain financing commitments provided by the Sponsor Group (including the Sponsor Group’s commitment to close into bridge financing under certain specified circumstances), (4) the risk that the shareholder vote required by Smith & Nephew would delay or prevent the successful completion of a transaction, (5) the potential that Smith & Nephew’s bid for Biomet would make Smith & Nephew an acquisition target of a third party, (6) the potential impact on Biomet’s operations of announcing a transaction with Smith & Nephew, as evidenced by the letters from certain Biomet distributors opposing a transaction with Smith & Nephew, (7) the more onerous merger agreement terms proposed by Smith & Nephew compared to the terms proposed by the Sponsor Group, including certain additional representations and warranties, closing conditions, covenants and termination provisions and the large termination fee required by Smith & Nephew, (8) the financial analysis and presentations delivered by Morgan Stanley with respect to each bid, and (9) the likelihood and value of other potential alternatives to Biomet. The board also discussed the fact that some of these and other additional risks and uncertainties contained in Smith & Nephew’s bid were inherent to Smith & Nephew’s operations, identity and corporate structure, while others were a product of the terms of Smith & Nephew’s proposal.

On December 15, 2006, counsel to the Special Litigation Committee held separate telephone conferences and webcasts for both bidders reviewing the information presented to the board of directors the previous day regarding the status of the investigation into Biomet’s historical stock option granting practices.

Also on December 15, 2006, Morgan Stanley, Kirkland & Ellis and Simpson Thacher held telephone conferences with Smith & Nephew and its advisors to further understand the requirements of Smith & Nephew’s shareholder approval process, financing arrangements and proposal regarding antitrust matters.

On the evening of December 15, 2006, Morgan Stanley called both bidders to confirm the bases under which the bidders would move forward with a transaction. Both bidders confirmed their continued interest and desire to announce a deal the next week. In addition, Smith & Nephew requested a number of additional due diligence materials.

On the night of December 15, 2006, Kirkland & Ellis circulated comments to the Sponsor Group’s counsel relating to the financing sections of the merger agreement.

On December 16, 2006, Kirkland & Ellis also circulated a revised draft of the merger agreement to Smith & Nephew’s counsel responding to the contract provided by Smith & Nephew with its bid.

Beginning on the morning of December 16, 2006 and ending on the morning of December 18, 2006, Kirkland & Ellis, Simpson Thacher and the Sponsor Group’s counsel, along with Biomet management, engaged in negotiations with the Sponsor Group and its counsel in an attempt to reach an agreement on the terms of the merger agreement, equity and debt commitment letters and limited guarantee.

On December 16, 2006, our board of directors convened a special telephonic meeting. Morgan Stanley reported to the board that Financial Sponsor 1 had dropped out of the Sponsor Group, but that the remaining members of the Sponsor Group reaffirmed their desire to move forward without Financial Sponsor 1. Morgan

Stanley also reported that Smith & Nephew continued to make due diligence inquiries. Kirkland & Ellis discussed with the board the current status of negotiations with the Sponsor Group, including the Sponsor Group’s request to extend by one month the deadline for when it would be required to close the potential transaction using bridge financing. Kirkland & Ellis and Simpson Thacher also reviewed with the board other potential advantages and disadvantages of the Sponsor Group’s bid compared to Smith & Nephew’s bid.

On the morning of December 17, 2006, Morgan Stanley spoke to Smith & Nephew and its advisors to clarify the terms of Smith & Nephew’s intended financing and to request again that Smith & Nephew provide greater financing certainty.

On the evening of December 17, 2006, the Strategic Alternatives Committee convened a telephonic meeting during which the members of the committee discussed with Simpson Thacher and Kirkland & Ellis the status of the negotiations with the Sponsor Group and Smith & Nephew. Morgan Stanley reported that Smith & Nephew continued to make due diligence inquiries and had asked to schedule a meeting with Mr. Hann in the upcoming week, but had not otherwise advanced negotiations on the proposed merger agreement. Kirkland & Ellis then reported that negotiations with the Sponsor Group were nearly complete and summarized the changes in the non-financial terms and conditions arising from the negotiations over the course of the last day. The committee then discussed the advantages and disadvantages of the Sponsor Group’s proposal, and noted that the fairness opinion of Morgan Stanley was anticipated to be delivered at the special meeting of the board immediately to follow. After further discussion, the committee unanimously resolved to recommend to the board the approval and adoption of the merger agreement with the Sponsor Group.

Beginning late in the evening on December 17, 2006 and ending in the early morning on December 18, 2006, Biomet’s board of directors convened a special meeting to consider whether to approve the transaction being proposed by the Sponsor Group. During the meeting, Morgan Stanley reported that Smith & Nephew continued to make due diligence inquiries and had asked to schedule a meeting with Mr. Hann in the upcoming week, but had not otherwise advanced negotiations on the proposed merger agreement. In contrast, Kirkland & Ellis and Morgan Stanley reported that negotiations with the Sponsor Group had continued and were near completion. Kirkland & Ellis and Simpson Thacher then led a discussion with the board regarding certain provisions of the proposed merger agreement with the Sponsor Group, including the financing commitments, the closing conditions (including the requirement that certain financial information be delivered to the Sponsor Group and publicly disclosed prior to the Sponsor Group drawing down on the bridge financing), the no-shop covenants precluding Biomet and its representatives from soliciting alternative transaction proposals, the termination rights, the termination fee provisions, the scope of the representations and warranties, the definition of material adverse effect and the covenants (including Biomet’s financial reporting requirements). These provisions were then compared to the initial bid draft of the merger agreement and to the draft of the merger agreement submitted by Smith & Nephew. The board then asked about and discussed the process, filings, information deliveries, approvals, risks and timing under different scenarios required for closing. Kirkland & Ellis asked the directors to reconfirm to the board whether or not they had any conflicts of interest. Mr. Noblitt noted that his wife held a small portion of her overall investments through Goldman Sachs & Co. and its affiliated funds. The board discussed the disclosure, deemed the investments financially immaterial to Mr. Noblitt, and approved the transaction.

Morgan Stanley reviewed for the board its financial analysis of the Sponsor Group’s proposed transaction. Morgan Stanley then orally delivered the opinion of Morgan Stanley, subsequently confirmed in writing, that as of December 17, 2006, and based on and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $44.00 per share to be received by holders of Biomet common shares in accordance with the merger agreement was fair from a financial point of view to such shareholders. For more information on Morgan Stanley’s opinion see Biomet’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2007. The Strategic Alternatives Committee also delivered its recommendation to the board that the Sponsor Group proposal be approved and adopted. Following these presentations, the board discussed at length the proposed transaction with the Sponsor Group, the timing and risks under different scenarios as well as the alternatives to a transaction, including continuing to operate Biomet on a stand-alone basis and the risks associated with such alternatives. The board then provided guidance to its legal counsel on the resolution of the remaining open issues on the merger agreement. Thereafter, the board determined that a transaction with the Sponsor Group was in the best interests of Biomet and its shareholders and voted unanimously to approve the transaction with the Sponsor Group. Finally, the disinterested directors of Biomet (i.e., all directors other than the two employees of Biomet) also voted unanimously to approve the transaction with the Sponsor Group.

On the morning of December 18, 2006, Biomet, Parent and Merger Sub executed the original merger agreement. Shortly thereafter, Morgan Stanley, on behalf of Biomet, contacted Smith & Nephew to inform them that Biomet had executed the original merger agreement with Parent and the process with respect to Smith & Nephew’s bid would be terminated pursuant to the terms of the original merger agreement. Prior to the opening of trading on NASDAQ on December 18, 2006, Biomet and the Sponsor Group issued a joint press release announcing commencement of the transaction.

Following December 18, 2006, the Sponsor Group, Biomet and their respective advisors began to prepare for the anticipated closing of the transaction pursuant to the original merger agreement, including by working on the proxy statement relating to the special meeting of Biomet shareholders to approve the transaction, drafting disclosure and definitive documentation for the debt financing for the merger contemplated by the original merger agreement and coordinating with respect to, and making required filings under, the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or the HSR Act. Also following December 18, 2006, representatives of Biomet, the Sponsor Group and their respective legal counsels were in frequent and extensive contact concerning a wide variety of matters and ongoing developments with respect to Biomet’s business and operations, including the preliminary and final publicly-disclosed reports by the Special Litigation Committee, the decision by Biomet to restate its historical financial statements and the expected timing anticipated to complete such restatements, developments with respect to the various commercial arrangements involving Biomet, including Biomet’s distributors, litigation developments with respect to Biomet and various management changes at Biomet.

On January 17, 2007, the parties filed the required notifications and reports under the HSR Act with the Federal Trade Commission. Following this filing Biomet, the Sponsor Group and Cleary Gottlieb worked together to facilitate early termination of the waiting period under the HSR Act which was granted by Department of Justice on February 15, 2007.

On January 31, 2007, Biomet filed its preliminary proxy statement relating to the original merger agreement. Thereafter, legal counsel to each of Biomet and the Sponsor Group were consulted regarding the responses to comments received from staff of the SEC.

On February 15, 2007, the parties were granted early termination of the waiting period under the HSR Act for the proposed merger contemplated by the original merger agreement and related transactions.

On February 20, 2007, March 21, 2007 and April 13, 2007, Biomet responded to comments from staff of the SEC relating to the preliminary proxy statement.

On February 26, 2007, Biomet announced the appointment of Jeffrey R. Binder as President and Chief Executive Officer and as a member of Biomet’s board.

On March 22, 2007 and March 23, 2007, Biomet’s board convened its quarterly meeting. During the meetings, the board discussed the status of the proposed transaction with the Sponsor Group. In addition, the board discussed an updated report from the Special Litigation Committee which was later supplemented by the final report of the Special Litigation Committee received and discussed by the board on May 25, 2007. During the following week members of the board and Biomet management took steps to consider and implement certain remedial actions in response to the Special Litigation Committee’s investigation.

On March 29, 2007, in response to the Special Litigation Committee’s preliminary report all current members of Biomet’s board agreed that, with respect to misdated or mispriced stock option awards to such current directors on or after January 1, 1996 that had not yet been exercised, the exercise price of such unexercised stock option awards would be increased to the fair market value of Biomet’s common shares on the “Measurement Date” (as that term is defined in the Financial Accounting Standards Board Statement No. 123(R)) applicable to such awards. In addition, in light of the Special Litigation Committee’s findings, which were announced on March 30, 2007, on March 30, 2007, Gregory D. Hartman retired as Senior Vice President—Finance, Chief Financial Officer and Treasurer, and Daniel P. Hann retired as Executive Vice President of Administration and a Director of Biomet. On March 30, 2007, Biomet also announced the appointment of J. Pat Richardson as Vice President—Finance, Treasurer and Interim Chief Financial Officer.

On April 24, 2007, Biomet filed a definitive proxy statement with the SEC, which also served as notice of the special meeting of Biomet shareholders to take place on June 8, 2007 for the purpose of approving the original merger agreement, and thereafter began on April 25, 2007 to mail such proxy statement to its shareholders.

Beginning May 9, 2007 and on various dates thereafter, representatives of each of the Sponsor Group, Cleary Gottlieb, Kirkland & Ellis and Georgeson Inc., Biomet’s proxy solicitor (“Georgeson”), engaged in telephone conferences to discuss the proxy solicitation process that had been undertaken as of that date. During the week of May 21, 2007, representatives of each of the Sponsor Group, Biomet and their respective legal counsels held discussions and shared information concerning a telephone conversation with respect to the transactions contemplated by the original merger agreement that Biomet then had on May 24, 2007 with Institutional Shareholder Services (“ISS”), a proxy advisory firm.

On May 14, 2007, Biomet announced the appointment of Daniel P. Florin as Senior Vice President and Chief Financial Officer to become effective June 5, 2007.

During the period from May 18, 2007 through May 30, 2007 the parties and their counsel held a series of telephone conferences relating to the proposed financing of the merger and the other transactions contemplated by the original merger agreement.

On May 25, 2007 Biomet’s board of directors received the final report of the Special Litigation Committee and issued a press release concerning its findings. Later in the day representatives of Biomet and the Sponsor Group discussed the telephone conference held by Biomet with representatives of ISS the previous day.

On May 29, 2007 Biomet filed with the SEC its amended and restated Annual Report on Form 10-K/A for the fiscal year ended May 31, 2006, completing the restatement of its historical annual financial statements for the periods covered thereby.

During the last weeks of May 2007, two proxy advisory firms, ISS and Proxy Governance, Inc., issued reports recommending that shareholders vote against the original merger agreement. A third institutional investor proxy advisory firm, Glass Lewis & Co., issued a report recommending that shareholders vote in favor of the original merger agreement. During this same period, Georgeson was contacted by various Biomet shareholders to express their views regarding the original merger agreement.

On May 30, 2007, at the request of the Sponsor Group, representatives of Biomet held a telephone conference with representatives of Morgan Stanley, Georgeson and representatives of the Sponsor Group in which Georgeson described, among other things, the status of the proxy solicitation process with respect to the original merger agreement. During the call representatives from Georgeson noted the recent trading volume in Biomet’s common shares and discussed the potential impact of this trading on the upcoming special meeting of shareholders to approve the original merger agreement. In particular the group discussed the possibility that shareholders who sold their shares in the open market after the April 20, 2007 record date would fail to cast votes in the upcoming June 8, 2007 special meeting, and furthermore that votes that were not cast in the meeting had the same effect as a vote against the original merger agreement. During this telephone conference, representatives of the Sponsor Group and Biomet discussed whether it might be necessary for the Sponsor Group to modify the original merger agreement in order to obtain the requisite shareholder vote necessary to consummate the acquisition of Biomet.

On May 31, 2007, counsel to Biomet and counsel to the Sponsor Group entered into a memorandum of understanding regarding the proposed settlement of class action lawsuits that were filed on behalf of Biomet’s shareholders following the announcement of the merger contemplated by the original merger agreement.

Also on May 31, 2007, representatives of the Sponsor Group contacted representatives of Biomet to discuss potential revisions to the transaction structure contemplated by the original merger agreement. One such possible change that the Sponsor Group indicated it was considering was a tender offer structure in which the Sponsor Group would make an offer directly to the shareholders of Biomet. Representatives of Biomet affirmed that if the structure of the original merger agreement was to be revised, any such revisions would need to deliver superior value to Biomet’s shareholders in a more efficient and more immediate fashion than the process provided by the original merger agreement, and that any such revisions would need to provide greater certainty and visibility to completion of the transaction. During the call representatives from the Sponsor Group emphasized that they were not at that time proposing any increase in the per share purchase price.

On June 1, June 2 and June 3, 2007, Cleary Gottlieb, Kirkland & Ellis and Simpson Thacher held further discussions concerning the proposed restructuring of the Sponsor Group’s acquisition of Biomet and the timing of any proposal that the Sponsor Group might decide to make to the Biomet board of directors with respect thereto. Representatives of the Sponsor Group also discussed these matters with representatives of Morgan Stanley during this period.

On the morning of June 4, 2007, Biomet filed with the SEC its amended and restated quarterly report on Form 10-Q/A for the period ended August 31, 2006. Later that day, Biomet filed with the SEC its quarterly reports on Form 10-Q for the periods ended November 30, 2006 and February 28, 2007.

In the afternoon of June 4, 2007, a telephonic meeting of the Strategic Alternatives Committee was convened to discuss the proposed amendments to the original merger agreement. Representatives from Morgan Stanley, Kirkland & Ellis, Simpson Thacher and the Sponsor Group participated in the meeting. Representatives from the Sponsor Group presented to the Strategic Alternatives Committee a revised transaction structure under which Merger Sub would make a tender offer for any and all of Biomet’s outstanding shares at $46.00 per share, with such an offer conditioned on the receipt by Merger Sub of at least 75% of Biomet’s outstanding shares and Biomet’s agreement not to declare or pay its annual dividend to shareholders. Representatives from the Sponsor Group asserted that they had no intention of raising their price above $46.00 per share. Furthermore, the Sponsor Group indicated a desire to complete and sign the merger agreement prior to the originally scheduled shareholder meeting on June 8, 2007. Following this presentation Morgan Stanley and the Sponsor Group’s representatives were excused from the meeting. The Strategic Alternatives Committee then discussed the potential advantages and disadvantages to the proposed change in structure.

Later in the day on June 4, 2007, Biomet’s board of directors held a telephonic meeting. During the meeting members of the board discussed the Sponsor Group’s proposal to amend and restate the original merger agreement with Morgan Stanley, Kirkland & Ellis and Simpson Thacher. Following a discussion of the Sponsor Group’s proposal, Morgan Stanley was excused from the meeting. The board of directors then discussed potential advantages and disadvantages of the Sponsor Group’s proposal. After further discussion, the board of directors recommended that negotiations continue with the Sponsor Group.

Later that night, representatives of Biomet indicated to the Sponsor Group that it wished to proceed with its consideration of the revised transaction proposed by the Sponsor Group, and Kirkland & Ellis delivered a draft of the proposed merger agreement to Cleary Gottlieb.

On June 5, 2007 and June 6, 2007, pursuant to discussions between Biomet and the Sponsor Group, Biomet’s Compensation and Stock Option Committee held a meeting and passed resolutions relating to certain matters involving compensation of Biomet officers, employees and consultants, including, among other things, the adjustment of certain misdated or mispriced stock option awards and ratifications of certain change in control agreements, consulting agreements and other executive compensation and equity incentive arrangements. In addition, the Compensation and Stock Option Committee approved and/or ratified, in accordance with the non-exclusive safe harbor provisions contained in Rule 14d-10 under the Exchange Act, certain compensatory arrangements including:

•

all distributor agreements, including the equity award arrangements described therein, entered into between Biomet and its distributors as of June 6, 2007 or to be entered into prior to the date on which Parent accepted for payment all common shares validly tendered in the tender offer;

•	those change in control agreements entered into as of September 20, 2006 between Biomet and certain executives;

•	the retirement and consulting agreements entered into as of March 30, 2007 between Biomet and each of Daniel P. Hann and Gregory T. Hartman, respectively;

•	the separation and retirement agreements between Biomet and Garry L. England dated May 31, 2007 and Charles E. Niemier dated June 18, 2007;

•	the adjustment of the per-share exercise price of certain misdated or mispriced stock option awards and cash payment to holders of such options; and

•	that upon the Share Purchase Date, outstanding options shall be cancelled and the holder of each such option would receive in exchange therefor for a cash payment.

Throughout the day on June 5, 2007, and June 6, 2007, the parties and their legal counsel focused on revising the original merger agreement and limited sponsor guarantees to reflect the change in structure and other agreed upon terms. During this same period the parties and their legal counsel engaged in a series of conversations to reach agreement on the equity and debt commitment letters to be delivered in connection with the amended and restated merger agreement.

On June 6, 2007, Biomet announced its separation and retirement agreement with Garry L. England, pursuant to which he retired as Chief Operating Officer—Domestic Operations effective as of May 31, 2007. On June 6, 2007, Biomet also announced its separation and retirement agreement with Charles E. Niemier, pursuant to which he was to retire as Senior Vice President, Biomet, Inc. and Senior Vice President, Biomet International and Corporate Relations effective as of June 18, 2007. Mr. Niemier will remain with Biomet as a Class III member of the board.

On June 6, 2007, the board convened a special telephonic meeting to consider the requested change in structure. Kirkland & Ellis then summarized for the board certain provisions of the proposed merger agreement with the Sponsor Group that had changed from the original merger agreement, including the change in structure of the transaction, certain new conditions in the merger agreement such as a financing condition and minimum number of shares required to be tendered for the offer to be completed, the financing commitments, the subsequent offering period and top-up option provided for in connection with the tender offer, the termination rights and the termination fee provisions.

Morgan Stanley reviewed for the board its financial analysis of the Sponsor Group’s revised proposal. Morgan Stanley then orally delivered the opinion of Morgan Stanley, subsequently confirmed in writing, that as of June 6, 2007, and based on and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $46.00 per share to be received by holders of Biomet common shares in accordance with the merger agreement was fair from a financial point of view to such shareholders.

Following these presentations, the board discussed the terms of the Sponsor Group’s revised proposal, the timing and risks under the original merger agreement as compared with the proposed amended and restated merger agreement, and the risks associated with, and likelihood of completion of, such alternatives. Kirkland & Ellis asked the directors to reconfirm to the board whether or not they had any conflicts of interest. Mr. Noblitt noted that his wife held a small portion of her overall investments through Goldman Sachs & Co. and its affiliated funds. The board discussed the disclosure, deemed the investments financially immaterial to Mr. Noblitt, and approved the transaction. Thereafter, the board determined that entering into the amended and restated merger agreement with the Sponsor Group was in the best interests of Biomet and its shareholders and voted unanimously to approve the transaction with the Sponsor Group. Finally, the disinterested directors of Biomet (i.e., all directors other than the two employees of Biomet) also voted unanimously to approve the amended and restated merger agreement with the Sponsor Group.

On the morning of June 7, 2007, Biomet, Parent and Merger Sub executed the amended and restated merger agreement. Prior to the opening of trading on NASDAQ on June 7, 2007, Biomet and the Sponsor Group issued a joint press release announcing the amended and restated merger agreement.

From June 7 through June 13, 2007, Kirkland & Ellis, Simpson Thacher and Cleary Gottlieb, along with Biomet management and the Sponsor Group, were in frequent contact regarding, and coordinated with one another concerning, Biomet’s Schedule 14D-9 and Merger Sub’s Schedule TO.

On June 13, 2007, Merger Sub filed with the SEC a Schedule TO, which included its offer to purchase, and commenced the tender offer, and we filed with the SEC a Schedule 14D-9 responding to the Schedule TO.

From June 13, 2007 through July 12, 2007, representatives of Biomet and the Sponsor Group and their respective legal counsels were in frequent contact regarding, among other things, Biomet’s business and operations, Biomet’s July 9, 2007 earnings release and other matters.

On June 27, 2007, the Indiana Securities Commissioner conducted a hearing to evaluate the Offer. On July 6, 2007, the Indiana Securities Commissioner granted a final order stating that the takeover offer described in our Offer to Purchase complies with the Indiana Takeover Offers Act, and that the Offer may proceed accordingly.

On July 6, the Compensation and Stock Option Committee approved and/or ratified, in accordance with the non-exclusive safe harbor provisions contained in Rule 14d-10 under the Exchange Act, certain compensatory arrangements including:

•

that all shares and options to purchase Biomet common shares held by directors and officers subject to Section 16 of the Exchange Act may be deemed disposed of, converted or cancelled pursuant to the merger agreement and that such disposition, conversion or cancellation is exempted from Section 16(b) of the Exchange Act;

•	suspension of option exercises beginning on July 9, 2007 at 12:01 AM Eastern Daylight Savings Time;

•

payment of taxes to the IRS on behalf of persons, other than Section 16 officers or individuals not subject to United States income tax, who exercised options during the 2006 calendar year that were priced at less than the fair market value of the shares underlying the options on the date the options were granted, as well as the amount needed to gross-up such option exercisers for taxes they incur due to any income they recognize due to Biomet’s payments on their behalf, for a total aggregate payment of approximately $1.5 million;

•

payment of taxes incurred by Mr. Richard Borror as a result of his exercising options to purchase Biomet common shares priced at less than the fair market value of the shares underlying the options on the date the options were granted, as well as the amount needed to gross-up Mr. Borror for taxes he incurs due to any income he recognizes due to Biomet’s payment on his behalf, for a total aggregate payment of approximately $20,000; and

•

changing the effective date of the exercise price adjustment of options granted at below fair market value on the date of grant, except those held by Section 16 officers or individuals not subject to United States income tax, and the cash payment made to each such option holder (both of which had been previously approved) to June 26, 2007.

On July 12, 2007, Merger Sub announced that it had accepted for payment all Biomet common shares tendered into the tender offer.

On July 17, 2007, Sandra A. Lamb, Niles L. Noblitt, Marilyn Tucker Quayle, Jerry L. Ferguson, Thomas F. Kearns, M. Ray Harroff, Jerry L. Miller and Charles E. Niemier resigned from our board. As required by the merger agreement, the remaining directors appointed Parent’s designees, Chinh Chu, Jonathan Coslet, Michael Dal Bello, Sean Fernandes, Adrian Jones, Michael Michelson, Dane Miller, John Saer and Todd Sisitsky, to Biomet’s board.

On July 17, 2007, pursuant to the terms of Biomet’s options and the merger agreement, all stock options outstanding (whether held by officers, directors, employees or distributors) were cancelled and the holders thereof received from Biomet an amount equal to the excess, if any, of the $46.00 offer price over the option exercise price for each share subject to the stock option, in each case, less any applicable withholding taxes and without interest.

Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement

Our Board of Directors Recommendation

At a special meeting of our board of directors convened on June 6, 2007, our board of directors (all of whom were unaffiliated with Parent or Merger Sub at that time) unanimously adopted and declared advisable the amended and restated merger agreement, the offer and the merger and unanimously determined that the merger is in the best interests of Biomet and its shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement.

Our Reasons for the Merger

The Original Merger Agreement

In reaching its decision to unanimously adopt the original merger agreement and declare advisable the original merger agreement and the original merger and related transactions, and its unanimous determination that the original merger was in the best interests of Biomet and its shareholders and to unanimously recommend that Biomet’s shareholders vote to approve the original merger agreement, our board of directors consulted with management and its financial and legal advisors. The board considered the following factors and potential benefits of the original merger, each of which it believed supported its decision:

•

the then current and historical market prices of Biomet’s common shares, and the fact that the $44.00 per share to be paid for each Biomet common share in the original merger represented a premium to those historical trading prices—a premium of approximately:

•

27% over Biomet’s closing price on April 3, 2006, the trading day prior to public speculation of Biomet executing a significant transaction, which was subsequently confirmed by Biomet on April 6, 2006 when it announced that it had retained Morgan Stanley to assist it in exploring strategic alternatives; and

•	45% over Biomet’s 52-week low closing price on July 14, 2006.

•

the possible alternatives to the sale of Biomet, including continuing to operate Biomet on a stand-alone basis, and the risks associated with such alternatives, each of which the board determined not to pursue in light of its belief, and the belief of Biomet’s management, that the original merger was in the best interests of Biomet and its shareholders;

•

the evaluation by the board of directors of Biomet’s five-year strategic business plan, as well as the execution risks related to achieving that plan, compared to the risks and benefits of the transaction;

•	the business, operations, management, financial condition, earnings and cash flows of Biomet on a historical and prospective basis;

•

the review of strategic alternatives conducted by Biomet with the assistance of Morgan Stanley, which involved publicizing Biomet’s review of strategic alternatives, engaging in discussions with four parties to determine their potential interest in a business combination transaction with Biomet, entering into confidentiality agreements with three parties and the receipt of two definitive proposals to acquire Biomet;

•	from at least fiscal 2005, Biomet underperformed and has continued to underperform its peer group in terms of median sales and earnings growth;

•

the judgment of our board of directors that extending the process by continuing or entering into negotiations with any other parties, including Smith & Nephew, would extend the uncertainty that was becoming increasingly disruptive to Biomet’s operations and subject Biomet to significant additional negotiation and risks, including endangering the offer received from the Sponsor Group;

•	the fact that the original merger consideration was all cash, which provides our shareholders with certainty of value for their shares;

•

the presentation of Morgan Stanley, including its opinion dated December 17, 2006 that, as of such date and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $44.00 per share to be received by holders of Biomet common shares in accordance with the original merger agreement was fair from a financial point of view to such shareholders;

•

the then current and prospective environment in which we operate, including national economic conditions, the competitive environment in our industry generally, the trend towards consolidation in our industry, the evolving regulatory environment and the likely effect of these factors on us;

•	the terms of the original merger agreement, including without limitation:

•

the limited number and nature of the conditions to Parent and Merger Sub’s obligation to consummate the original merger and the limited risk of non-satisfaction of such conditions, including that for purposes of the original merger agreement a “material adverse effect” on Biomet did not include circumstances resulting from certain carve-outs to the definition of “material adverse effect”;

•

the provisions of the original merger agreement which allocated risk with respect to developments arising out of the review into Biomet’s historical stock option granting practices to the Sponsor Group;

•

the provisions of the original merger agreement that allowed the board of directors, under certain limited circumstances where failure to take such actions would be inconsistent with its fiduciary duties under applicable law, to change its recommendation that Biomet shareholders vote in favor of the approval of the original merger agreement;

•

the provisions of the original merger agreement that allowed Biomet, under certain limited circumstances where failure to take such actions would be inconsistent with the fiduciary duties of its directors under applicable law, to furnish information to and conduct negotiations with third parties;

•	the provisions of the original merger agreement that allowed Biomet, under certain limited circumstances where failure to take such actions would be inconsistent with the board’s fiduciary duties under applicable law, to terminate the original merger agreement in order to accept a superior proposal (subject to negotiating with Parent in good faith and paying to Parent the $272.5 million termination fee);

•

the conclusion of the board that both the $272.5 million termination fee (and the circumstances when such fee is payable) and the requirement to reimburse Parent for certain expenses, up to a limit of $40 million, in the event that the original merger agreement was terminated because Biomet’s shareholders fail to approve the original merger agreement at the special meeting or any adjournment thereof at which it was voted on and a termination fee was not otherwise payable at the time of such termination, were reasonable in light of the benefits of the original merger, the auction process conducted by Biomet with the assistance of Morgan Stanley and commercial practice;

•

the obligation of Parent to pay to Biomet a $272.5 million termination fee if we terminated the original merger agreement on the termination date and all conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate) had been satisfied and Parent failed to close, including because Parent and Merger Sub failed to receive the proceeds of the debt financing contemplated by the debt financing commitment,(or alternative debt financing on terms not materially less beneficial to Merger Sub than the terms set forth in the debt financing commitment) sufficient to have consummated the original merger; and

•	the ability of Biomet to seek up to an aggregate of $272.5 million in damages from Parent and Merger Sub under certain circumstances if Parent or Merger Sub breached the original merger agreement;

•	the recommendation of the Strategic Alternatives Committee that the board of directors adopt the original merger agreement;

•	the debt commitment letter indicated a strong commitment on the part of the lenders to Parent with few conditions that would permit the lenders to terminate their commitment;

•	the commitment of the Sponsor Group under certain circumstances to utilize bridge financing to close the transaction;

•	the experience of members of the Sponsor Group in closing acquisitions of this scale;

•

the fact that the non-financial terms of the proposal received from Smith & Nephew were, in the aggregate, significantly less favorable to Biomet than the proposal from the Sponsor Group, including as to conditionality;

•	the potential impact on Biomet’s operations from announcing a transaction with a competitor and the greater uncertainty and potential for delay in closing a transaction with Smith & Nephew; and

•	the advantages to employees, suppliers, customers, team members and various other constituencies of Biomet in remaining an independent company owned by the Sponsor Group.

Each of these factors supported the conclusion by our board of directors that the original merger was in the best interests of Biomet and its shareholders. Our board of directors relied on management at that time to provide accurate and complete financial information, projections and assumptions as of that time as the starting point for its analysis and also considered the possible impact on the information provided that might arise from the ongoing investigation into Biomet’s historical stock option granting practices.

Our board of directors also considered, and balanced against the potential benefits, a variety of risks and other potentially negative factors relating to the original merger agreement and the transactions contemplated by it. These factors included:

•

the fact that the per share merger consideration offered by Smith & Nephew was $1 per share higher than the Sponsor Group’s offer, and that Smith & Nephew proposed to finance the acquisition of Biomet with less debt financing than the Sponsor Group;

•

the fact that we were entering into the original merger agreement with a newly formed corporation with essentially no assets and, accordingly, that our remedy in connection with a breach of the original merger agreement by Parent or Merger Sub, even a breach that was deliberate or willful, was limited to $272.5 million;

•

the fact that, following the original merger, our shareholders would cease to participate in any of our future earnings or benefit from any future increase in our value, including any appreciation in value that could be realized as a result of improvements to Biomet’s operations;

•

the potential impact that the Special Litigation Committee’s then ongoing investigation into Biomet’s historical stock option granting practices may have had on the bidding process and timing for completion of the original merger, the associated potential risk that closing conditions might not be satisfied and the costs and benefits of delaying the process until completion of the review;

•	the fact that certain individuals associated with us may have had interests that were different from those of our shareholders;

•

the limitations contained in the original merger agreement on our ability to solicit or discuss other offers, as well as the possibility that we may have been required to pay to Parent a termination fee under certain circumstances;

•	the possibility that the original merger may not have been completed in a timely manner or at all, which would divert significant resources and have a negative impact on our operations;

•	the possible effects of the announcement of the original merger on employees, distributors and customers, suppliers and various other constituencies;

•

the transaction costs that would be incurred in connection with the original merger, as well as the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the original merger;

•	the fact that, for U.S. federal income tax purposes, the original merger consideration would have been taxable to our shareholders; and

•

restrictions on the conduct of Biomet’s business prior to the completion of the original merger, requiring us to conduct business only in the ordinary course, subject to specific limitations or Parent consent, which may have delayed or prevented us from undertaking business opportunities that may arose pending completion of the original merger.

This discussion of the information and factors considered by our board of directors in reaching its conclusions and recommendation with respect to the original merger agreement includes all of the material factors considered by our board of directors, but is not intended to be exhaustive. In view of the wide variety of factors considered by our board of directors in evaluating the original merger agreement and the transactions contemplated by it, including the original merger, and the complexity of these matters, our board of directors did not find it practicable to, and did not attempt to, assign relative weight to those factors. In addition, different members of our board of directors may have assigned different weight to different factors.

The Amended and Restated Merger Agreement

In reaching its decision to unanimously adopt and declare advisable the merger agreement, the offer and the merger, and unanimously determine that the merger is in the best interests of Biomet and our shareholders the board considered the information and factors listed above, both positive and negative. In addition, the board considered the following factors:

•

the fact that the cash consideration of $46.00 per share, net to be paid under the merger agreement exceeds the consideration of $44.00 per share, net payable under the original merger agreement and represents a premium of approximately:

•	4% premium over Biomet’s closing price on June 6, 2007, the last trading day prior to the public announcement of the terms of the offer and the merger;

•

32% over Biomet’s closing price on April 3, 2006, the trading day prior to public speculation of Biomet executing a significant transaction, which was subsequently confirmed by Biomet on April 6, 2006 when it announced that it had retained Morgan Stanley to assist it in exploring strategic alternatives; and

•	52% over Biomet’s 52-week low closing price on July 14, 2006.

•

the fact that a direct offer to shareholders allows the decision regarding the transaction to be made by the shareholders who actually own common shares at the time of tendering, and accordingly have a true economic interest in the decision, and accordingly may result in a higher response rate from Biomet’s shareholders;

•

the presentation of Morgan Stanley, including its opinion dated June 6, 2007 that, as of such date and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $46.00 per share to be received by Biomet shareholders in accordance with the merger agreement was fair from a financial point of view to such shareholders (see “Approval of the Merger Agreement—Opinion of our Financial Adviser” beginning on page 36 and Annex B to this proxy statement);

•

the recent changes in Biomet’s management, the status of ongoing efforts to improve operating performance, the current and prospective environment in which we operate and the likely effect of these factors on us;

•	the terms of the merger agreement and the offer, including without limitation:

•	the number and nature of the conditions to Parent and Merger Sub’s obligations in the merger agreement, including the minimum condition and the financing condition described below;

•	the “minimum condition” of the offer which, subject to certain adjustments, conditioned the offer on at least 75% of Biomet’s outstanding common shares being tendered in the offer;

•

the “financing condition” of the offer which conditioned the offer on the debt financing arranged by Parent and Merger Sub being available for borrowing on the terms and conditions set forth in the debt financing commitment letters obtained by Merger Sub or on terms and conditions that are no less favorable, in the aggregate, to Parent and Merger Sub;

•

the top-up option under the merger agreement, which subject to certain conditions provided Merger Sub an option (which it did not exercise) to purchase, at a price per share equal to the price paid in the offer, a number of newly issued common shares equal to the number of common shares that, when added to the number of common shares owned, directly or indirectly, by Parent or Merger Sub at the time of exercise of the top-up option, constitutes 90.0005% of the total common shares that would be outstanding immediately after the issuance of all common shares subject to the top-up option;

•

the provisions of the merger agreement that allowed the board, under certain limited circumstances where failure to take such actions would be inconsistent with its fiduciary duties under applicable law, to render inapplicable or take action to exempt any third party from any standstill arrangement and to change its recommendation set forth in this proxy statement;

•

the provisions of the merger agreement that allowed Biomet, under certain limited circumstances where failure to take such actions would be inconsistent with the fiduciary duties of its directors under applicable law, to furnish information to and conduct negotiations with third parties;

•

the provisions of the merger agreement that allowed Biomet, under certain limited circumstances where failure to take such actions would be inconsistent with the board’s fiduciary duties under applicable law, to terminate the merger agreement in order to accept a superior proposal (subject to negotiating with Parent in good faith and paying to Parent the $272.5 million termination fee);

•

the conclusion of the board that both the $272.5 million termination fee (and the circumstances when such fee is payable) and the requirement to reimburse Parent for certain expenses, up to a limit of $40 million, in the event that the merger agreement had been terminated because of a failure to meet the minimum condition in the offer, were reasonable in light of the benefits of the merger agreement, the previous auction process conducted by Biomet with the assistance of Morgan Stanley and commercial practice;

•

the obligation of Parent to pay to Biomet a $272.5 million termination fee under certain conditions, including if all conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate) had been satisfied and Parent failed to close the offer and if Parent and Merger Sub had failed to receive the proceeds of the debt financing contemplated by the debt financing commitment (or alternative debt financing on terms not materially less beneficial to Merger Sub than the terms set forth in the debt financing commitment) sufficient to consummate the offer; and

•

the ability of Biomet to seek up to an aggregate of $272.5 million in damages (without duplication of any termination fee payable by Parent) from Parent and Merger Sub under certain circumstances if Parent or Merger Sub breaches the merger agreement;

•

the fact that following completion of the offer, Biomet’s remaining shareholders who are unaffiliated with Parent do not have a meaningful opportunity to vote, as following completion of the offer Parent controls at least 75% of Biomet’s outstanding common shares, meaning that Parent has control of the votes required to approve the merger and would have been able to consummate the merger without a shareholder vote if Parent, with or without the top-up option, had owned more than 90% of Biomet’s outstanding common shares;

•

the provisions of the merger agreement that provided, subject to certain conditions, Parent the ability to obtain representation on Biomet’s board proportional to Merger Sub’s ownership of common shares upon completion of the offer; and

•

the debt commitment letter received by Parent in connection with the offer indicated a strong commitment on the part of the lenders to Parent with few conditions that would permit the lenders to terminate their commitment.

This discussion of the information and factors considered by the board in reaching its conclusions and recommendation includes all of the material factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered by the board in evaluating the merger agreement and the transactions contemplated by it, including the offer and the merger, and the complexity of these matters, the board did not find it practicable to, and did not attempt to, assign relative weight to those factors. In addition, different members of the board may have assigned different weight to different factors.

After careful consideration by the board, the board unanimously adopted and declared advisable the merger agreement, the offer and the merger and other transactions contemplated thereby, and unanimously determined that the offer and the merger are in the best interests of Biomet and its shareholders. Accordingly, our board of directors unanimously recommends that our shareholders vote “FOR” approval of the merger agreement.

Opinion of Our Financial Advisor

Biomet engaged Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. Biomet selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, experience and reputation and its knowledge of the sector in which Biomet operates. At the special meeting of the Biomet board of directors convened on the evening of June 6, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of June 6, 2007, and based on and subject to the various considerations, assumptions and limitations set forth in its opinion, the consideration to be received by holders of Biomet common shares in accordance with the merger agreement was fair from a financial point of view to shareholders.

The full text of the written opinion of Morgan Stanley, dated as of June 6, 2007, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to Biomet’s board of directors and addresses only the fairness from a financial point of view of the consideration pursuant to the merger agreement to Biomet shareholders as of the date of the opinion. It does not address any other aspects of the offer and merger and does not constitute a recommendation to any Biomet shareholder whether such shareholder should accept the offer, or how to vote in connection with the offer and merger. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Biomet;

•	reviewed certain internal financial statements and other financial and operating data concerning Biomet prepared by the management of Biomet;

•	reviewed certain financial projections prepared by the management of Biomet;

•	discussed the past and current operations and financial condition and the prospects of Biomet with senior executives of Biomet;

•	reviewed the reported prices and trading activity for Biomet’s common shares and other publicly available information regarding Biomet;

•	compared the financial performance of Biomet and the prices and trading activity of Biomet’s common shares with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Biomet, Parent and certain other parties and their financial and legal advisors;

•	reviewed the merger agreement, the debt and equity financing commitments provided to Parent by certain lending institutions and private equity funds, and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by Biomet for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Biomet. Morgan Stanley also assumed that the offer and merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the offer and merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the offer and merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Biomet and its legal, tax or regulatory advisors with respect to such matters, and has made no assessment as to the impact or timing implications, if any, of any ongoing legal or regulatory investigations. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Biomet, nor has Morgan Stanley been furnished with any such appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, June 6, 2007. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm this opinion.

Morgan Stanley has not been asked to express, and has not expressed, any opinion as to any other transaction other than the offer and merger, nor has Morgan Stanley been asked to express, and has not expressed, any opinion as to the relative merits of or consideration offered in the offer and merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion dated June 6, 2007. The various analyses summarized below were based on closing prices for the common shares of Biomet as of June 5, 2007, the last full trading day preceding the day of the special meeting of Biomet’s board of directors to adopt and declare advisable the merger agreement and the merger and related transactions and to determine that the offer and merger is in the best interests of Biomet and its shareholders. Although each financial analysis was provided to the board of directors of Biomet in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. To fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Comparable Company Analysis

Morgan Stanley, using publicly available information, compared certain financial and operating information of a group of selected orthopedic companies comparable to Biomet. The companies used in this comparison included the following companies:

Based on share prices as of June 5, 2007 unless otherwise stated	Aggregate Value /2007E EBITDA (x)	Aggregate Value /2008E EBITDA (x)	2007E P/E (x)	2008E P/E (x)	2008E P/E to Long Term EPS Growth(x/%)
Smith & Nephew plc	12.2	10.2	23.8	20.3	1.5
Stryker Corporation	15.5	13.7	27.8	23.2	1.2
Synthes, Inc.	12.5	10.9	22.7	19.4	NA
Wright Medical Group, Inc.	13.4	12.3	NM	NM	2.2
Zimmer Holdings, Inc.	13.2	11.8	21.7	19.0	1.4

Median	13.2	11.8	23.8	20.3	1.4

Biomet (As of October 20, 2006)	10.7	9.4	18.7	16.6	1.1
Biomet (Offer Price)	14.0	12.3	24.6	21.7	1.4

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•

the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 2007 and 2008 EBITDA, defined as earnings before interest, taxation, depreciation and amortization (based on publicly available estimates);

•	the ratio of price to estimated EPS for calendar year 2007 and 2008 (based on publicly available estimates);

•

the relationship between the ratio of stock price to estimated calendar year 2008 EPS divided by the estimated long-term EPS growth rate (based on publicly available estimates) as of June 5, 2007 and October 20, 2006, the last trading day prior to speculation around a potential transaction between Biomet and Smith & Nephew plc. The long-term EPS growth rate is based on equity research analyst estimates of the projected five-year compounded EPS growth rate.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant financial statistic. Morgan Stanley calculated a range of estimates by utilizing publicly available equity research projections. Based on Biomet’s current outstanding shares and options, Morgan Stanley estimated the implied value per Biomet share as of June 5, 2007 as follows:

Calendar Year Financial Statistic	Financial Statistic (Based on Research)	Comparable Company Multiple Statistic	Implied Value Per Share Range for Biomet
Aggregate Value / 2007E EBITDA	$799MM	12.0-13.5x	$39-$44
Aggregate Value / 2008E EBITDA	$911MM	10.0-12.5x	$37-$46
Price to 2007E Earnings	$1.87	22.0-24.0x	$41-$45
Price to 2008E Earnings	$2.12	19.0-22.0x	$40-$47
Price to 2008E Earnings vs. Long-Term Growth	15.0%	1.2-1.5x	$38-$48

Morgan Stanley noted that the consideration in the merger agreement was $46 per Biomet common share.

No company selected for the comparable company analysis is identical to Biomet. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Biomet, such as the impact of competition on the businesses of Biomet and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Biomet or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley calculated a range of equity values per share for Biomet based on a discounted cash flow analysis. Morgan Stanley relied on financial projections provided by the management of Biomet for fiscal years 2007 through 2011 and extrapolations from those projections for fiscal years 2007 through 2011 and publicly available equity research analyst estimates for fiscal years 2007 through 2011 for four cases that were developed as part of the analysis. The four cases described in this proxy statement are: (1) Management Case, (2) Market Growth Case, (3) Discount to Market Case and (4) Street Case.

Projections for the Management Case were based on Biomet’s internal strategic plan. Morgan Stanley noted that (1) the projected revenue growth in the Management Case was in line with both street projections and expected market growth and (2) operating margins in the Management Case were expected to expand relative to current margins and were in line with street projections. The Market Growth Case is defined as top-line market growth rates based on publicly available equity research analyst estimates of orthopedic industry revenues with constant EBIT (operating) margins based on Biomet’s fiscal year 2007 margin. The Discount to Market Case is based on top-line market growth rates adjusted for 2% discount to market due to the fact that historically, Biomet’s sales growth trailed the aggregate market growth of Biomet’s primary markets by approximately 2%. Constant EBIT margins were assumed based on Biomet’s fiscal year 2007 margin. The Street Case is based on consensus publicly available equity research analyst estimates. Cash flow assumptions were based on management projections.

Morgan Stanley performed a discounted cash flow analysis for the (1) Management Case, (2) Market Growth Case, (3) Discount to Market Case and (4) Street Case. Morgan Stanley discounted the unlevered free cash flows of Biomet for fiscal years 2007 through 2011 to present values using an 8.0% estimated weighted average cost of capital calculated using the Capital Asset Pricing Model. The analysis also assumed terminal values based on a range of multiples of 19.0x to 21.0x estimated net income to arrive at a range of present values for Biomet. Such multiple range was derived, based on Morgan Stanley’s judgment, after considering trading multiples of selected orthopedic companies comparable to Biomet and the perpetual growth rates implied by such multiples. The present values as of June 1, 2007 were adjusted for Biomet’s debt as of February 2007 (net of cash) and estimated proceeds from the exercise of outstanding options to arrive at an implied equity value per share. Based on this analysis, Morgan Stanley calculated values representing an implied equity value per Biomet common share. These ranges of value per case are represented below:

Equity Value per Share ($)	Range
Management Case	$47 – 51
Market Growth Case	$41 – 44
Discount to Market Case	$38 – 42
Street Case	$43 – 46

Morgan Stanley noted that the consideration provided for by the merger agreement was $46.00 per Biomet common share.

Precedent Transactions Analysis

Morgan Stanley also analyzed the offer and merger as compared to other publicly announced transactions. In connection with this analysis, Morgan Stanley reviewed a number of transactions in the orthopedic industry with a value greater than $100 million, which consisted of the following transactions:

Acquired Company	Acquiror	Aggregate Value /LTM Sales (x)	Aggregate Value / LTM EBITDA (x)
Spine-Tech, Inc.	Sulzer Medica, Ltd.	13.2	47.9
Depuy, Inc.	Johnson & Johnson	4.4	15.3
Howmedica Osteonics Corporation	Stryker Corp.	2.0	7.6
Sofamor Danek Group, Inc.	Medtronic, Inc.	9.5	28.6
STRATEC Holding	Synthes, Inc.	5.1	17.6
Centerpulse Ltd.	Zimmer Holdings, Inc.	3.6	15.7
Mathys Medizinaltechnik AG	Synthes-Stratec AG	3.9	NA
Interpore Cross International	Biomet, Inc.	3.8	30.7
Midland Medical Technologies Ltd.	Smith & Nephew plc	5.0	75.3
EMPI, Inc.	Encore Medical Corp.	2.4	NA
Implex Corp.	Zimmer Holdings, Inc.	NA	NA
Royce Medical Company	Ossur Hf.	3.2	NA
Aircast, Inc.	DJ Orthopedics, Inc.	3.0	11.9
Diagnostic Products Corp.	Siemens Ltd.	3.9	12.7
Encore Medical Corp.	The Blackstone Group	2.6	14.7
Blackstone Medical, Inc.	Orthofix International	5.6	NA
Kyphon, Inc.	St. Francis Medical Technologies, Inc.	13.6	41.7
Plus Orthopedics Holdings AG	Smith & Nephew plc	3.0	14.3
Median		3.9	15.7

Based on this analysis, Morgan Stanley calculated values representing an implied equity value per Biomet common share of $30-43 based on Biomet’s last-twelve-months revenue and $35-46 based on Biomet’s last-twelve-months EBITDA.

Morgan Stanley compared the premia paid in U.S. public company transactions during the period 2001 to June 1, 2007, with a transaction value greater than $5 billion. Morgan Stanley selected a representative range of premia paid of 15.0%-25.0% for the selected transactions, representing an implied value per share of $40-$44 per Biomet common share, calculated based on a share price of $35.05 as of October 20, 2006, which was the last trading day prior to speculation arising as to a potential transaction involving Biomet and Smith & Nephew plc. Morgan Stanley selected a representative range of premia paid of 15.0%-25.0% for the selected transactions, representing an implied value per share of $47-$51 per Biomet common share, calculated based on an indexed unaffected premium paid based on appreciation of peers subsequent to October 20, 2006 assuming Biomet’s shares would have increased comparably notwithstanding its inferior financial results.

No company or transaction utilized in the precedent transaction analyses is identical to Biomet or the tender offer and merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters for the purposes of their analysis.

Morgan Stanley noted that the consideration provided for by the merger agreement was $46.00 per Biomet common share.

Trading Range Analysis

Morgan Stanley reviewed the range of closing prices of Biomet’s common shares for the period between June 5, 2006 and June 5, 2007. Morgan Stanley observed the range of closing prices of $30-$44, and noted that the consideration provided for in the merger agreement was $46.00 per Biomet common share.

Securities Research Analysts’ Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for Biomet’s common shares prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Biomet’s common shares. The range of equity analyst price targets for Biomet, discounted to the present value using a discount rate of 8.0%, was $32 to $44. Morgan Stanley noted that the consideration in the merger agreement was $46 per Biomet common share.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Biomet’s common shares and these estimates are subject to uncertainties, including the future financial performance of Biomet and future financial market conditions.

Leveraged Buyout Analysis

Morgan Stanley also analyzed Biomet from the perspective of a potential purchaser that was not a strategic buyer, but rather primarily a financial buyer that would effect a leveraged buyout of Biomet. This analysis, calculated as of the last twelve months ended February 28, 2007, assumed a leveraged buyout of Biomet’s consolidated businesses, based on the same financial forecasts described above. Morgan Stanley determined the implied valuation range for Biomet’s common shares based on a five-year internal rate of return range of 17.5% to 22.5% and an exit multiple range of 11.5x to 13.5x, which was derived, based on Morgan Stanley’s judgment, after considering trading multiples of selected orthopedic companies comparable to Biomet. Based on these projections and assumptions, Morgan Stanley calculated an implied valuation range of Biomet’s common shares of $38 to $46 for the Management Case, $35 to $42 for the Market Growth Case, $34 to $40 for the Discount to Market Case and $35 to $42 for the Street Case. Morgan Stanley noted that the consideration in the merger agreement was $46 per Biomet common share.

In connection with the review of the offer and merger by Biomet’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Biomet. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Biomet. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the offer and merger consideration in accordance with the merger agreement from a financial point of view to Biomet shareholders and in connection with the delivery of its opinion to Biomet’s board.

The offer and merger consideration was determined through arm’s-length negotiations between Biomet and Parent and was approved by Biomet’s board of directors. Morgan Stanley provided advice to Biomet during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to Biomet or that any specific consideration constituted the only appropriate consideration for the offer and merger.

Morgan Stanley’s opinion and its presentation to Biomet’s board of directors was one of many factors taken into consideration by Biomet’s board of directors in deciding to adopt and declare advisable the merger agreement and the offer and merger and related transactions and to determine that the offer and merger is in the best interests of Biomet and its shareholders. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Biomet’s board with respect to the offer and merger consideration or of whether Biomet’s board would have been willing to agree to different offer and merger consideration.

Biomet’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the equity securities of Biomet for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. In the past, Morgan Stanley and its affiliates have provided financial advisory services for Biomet and for the members of the Sponsor Group and Morgan Stanley has received fees for the rendering of these services. Based on information provided by the Sponsor Group, the aggregate amount of such fees estimated to have been paid by the Sponsor Group to Morgan Stanley (excluding any payments made by a portfolio company in connection with its acquisition by, or otherwise not on behalf of, a member of the Sponsor Group) during the 12-month period prior to the date of this proxy statement was in excess of $150 million. Morgan Stanley may also seek to provide such services to Biomet and to the investors in Parent in the future and will receive fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided Biomet financial advisory services and a financial opinion in connection with the offer and merger, and Biomet agreed to pay Morgan Stanley a fee of approximately $34 million, $29 million of which was contingent upon completion of the offer. Biomet has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Biomet has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Strategic Plan Financial Targets

Biomet’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial targets prepared by senior management in connection with the five-year strategic plan discussed in “Approval of the Merger Agreement—Background of Merger” were made available to the Sponsor Group and other bidders and their respective financial advisors, our board of directors and Morgan Stanley in connection with their consideration of the original merger agreement. We have included below the material financial targets (on a consolidated basis) from our strategic plan to provide our shareholders access to certain nonpublic information considered by the Sponsor Group and other bidders, our board of directors and Morgan Stanley for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that the Sponsor Group, the board of directors, Morgan Stanley or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results, especially in light of Biomet’s recent underperformance versus its peer group. Our board of directors considered the execution risks associated with the financial targets below in considering and evaluating the merger, including the fact that the market and earnings per share growth targets were not reflective of recent historical results for Biomet.

The financial targets reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Biomet’s business, all of which are difficult to predict and many of which are beyond Biomet’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial targets cover multiple years and such information by its nature becomes less reliable with each successive year. The financial targets were prepared solely for internal use and for the use of the bidders and their financial advisors, our board of directors and Morgan Stanley in connection with the potential transaction and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial targets included below were prepared by, and are the responsibility of, Biomet’s management. Neither Biomet’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The financial targets were prepared in 2006 and do not take into account any circumstances or events occurring after the date they were prepared. Accordingly, they do not reflect the Company’s actual results of operations for the fiscal year ended May 31, 2007, nor do the targets necessarily reflect management’s current projections as to future performance or earnings.

Readers of this proxy statement are cautioned not to place undue reliance on the financial targets set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections. The inclusion of financial targets in this proxy statement should not be regarded as an indication that such targets will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Biomet does not intend to update, or otherwise revise the financial targets to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. See “Cautionary Statement Regarding Forward-Looking Statements.”

	Fiscal Year Ended
	Estimated 5/31/2007	Estimated 5/31/2008	Estimated 5/31/2009	Estimated 5/31/2010	Estimated 5/31/2011
Net Sales	$2,229,835,765	$2,492,248,843	$2,881,495,687	$3,337,252,177	$3,812,056,114
Cost of Sales	646,644,788	707,742,980	795,986,153	897,170,902	992,070,549

Gross Profit	1,583,190,977	1,784,505,863	2,085,509,534	2,440,081,275	2,819,985,565

Total SG&A	886,828,468	971,780,942	1,085,623,128	1,222,592,959	1,361,084,198

Income from Operations	696,362,509	812,724,921	999,886,406	1,217,488,316	1,458,901,367
Other Income	35,483,754	62,229,893	85,910,242	118,299,460	156,403,954

Income before taxes	731,846,263	874,954,814	1,085,796,648	1,335,787,776	1,615,305,321
Provision for taxes	244,437,000	292,235,000	362,618,000	446,149,000	539,556,000

Net Income	487,409,263	582,719,814	723,178,648	889,638,776	1,075,749,321

Diluted EPS	1.99	2.38	2.95	3.63	4.39
Capital Expenditures	(111,157,618)	(140,362,000)	(135,806,000)	(136,401,000)	(143,239,000)

Change of Control

On July 12, 2007, Merger Sub accepted for payment of all Biomet common shares validly tendered and not withdrawn in the offer at an aggregate purchase price of approximately $9.3 billion using funds provided to Merger Sub by Parent, as described below under “—Financing of the Offer and the Merger.” As a result, Parent may be deemed to own beneficially an aggregate of 202,601,130 common shares, or approximately 82.41% of our outstanding common shares. Pursuant to the merger agreement, Parent was entitled, upon payment of shares tendered pursuant to the offer, to designate a number of directors of Biomet, rounded up to the next whole number, that is equal to the product of the total number of directors on the Biomet board and the percentage that the number of shares purchased bears to the total number of Biomet shares outstanding. Accordingly, upon such payment on July 17, 2007, Sandra A. Lamb, Niles L. Noblitt, Marilyn Tucker Quayle, Jerry L. Ferguson, Thomas F. Kearns, M. Ray Harroff, Jerry L. Miller and Charles E. Niemier resigned from our board and Parent’s designees, Chinh Chu, Jonathan Coslet, Michael Dal Bello, Sean Fernandes, Adrian Jones, Michael Michelson, Dane Miller, John Saer and Todd Sisitsky, were appointed to our board.

The merger agreement provides that, until the effective time of the merger, our board of directors shall have at least three independent directors (as defined in the merger agreement) who were on the board on June 7, 2007, and certain actions of Biomet may only be authorized by a majority of these independent directors (and will not require any additional approval by our board).

Financing of the Offer and Merger

The total amount of funds necessary to purchase shares tendered pursuant to the offer, to complete the merger and to pay related fees and expenses is anticipated to be approximately $11.4 billion. These payments are expected to be funded by debt financing, equity financing provided by the current equity investors in Parent and other co-investors that it may identify (which may include one or more existing holders of Biomet common shares) and, to the extent available, cash of Biomet. Parent has obtained debt commitments described below in connection with the transactions contemplated by the merger agreement and, in connection with the consummation of the offer, received $5.2 billion in equity financing. In accordance with the merger agreement, Parent is obligated to use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to arrange the debt financing described below as promptly as practicable on the terms of the debt financing commitments.

Equity Financing

The current equity investors in Parent have collectively contributed approximately $5.2 billion of cash to LVB Acquisition Holding, LLC, which constitutes the equity portion of the financing for the offer and the merger. The approximate contribution of each such investor to LVB Acquisition Holding, LLC was as follows:

Blackstone Capital Partners V L.P.	$1,299,140,311.66
GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Fund, L.P. and GS Capital Partners VI Offshore Fund, L.P.	$1,299,140,311.66
KKR 2006 Fund L.P.	$1,299,140,311.66
TPG Partners V, L.P.	$1,299,140,311.66

LVB Acquisition Holding, LLC, which owns 100% of the outstanding equity interests in Parent, contributed such funds to Parent in connection with the consummation of the offer.

Debt Financing

Parent has received a debt commitment letter, dated as of June 12, 2007, from Banc of America Securities LLC (“BAS”), Bank of America, N.A. (“BOA”), Banc of America Bridge LLC (“BAB”), Goldman Sachs Credit Partners L.P. (“GSCP”), Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Lehman Brothers Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation, Wachovia Capital Markets, LLC, Wachovia Bank, National Association and Wachovia Investment Holdings, LLC (collectively, the “Debt Financing Sources”) to provide the following, subject to the conditions set forth in the debt commitment letter:

•

to Merger Sub (the “Tender Facility Borrower”), up to $6.165 billion of a senior secured tender offer facility (the “Tender Facility”), a portion of which was made available to finance a portion of the offer and the remainder of which may, at the option of the Tender Facility Borrower, be used to finance the merger and pay related fees and expenses and to pay interest and fees on the Tender Facility as and when needed;

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to Merger Sub or the surviving corporation of the merger (the “Borrower”), up to $4.35 billion of senior secured credit facilities (not all of which is expected to be drawn at closing of such facilities) for the purpose of refinancing the Tender Facility, financing the merger, repaying or refinancing certain existing indebtedness of Biomet and its subsidiaries, paying fees and expenses incurred in connection with the merger and for providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries;

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to Borrower, up to $775.0 million of senior unsecured cash pay bridge loans for the purpose of refinancing the Tender Facility, financing the merger, repaying or refinancing certain existing indebtedness of Biomet and its subsidiaries and paying fees and expenses incurred in connection with the merger;

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to Borrower, up to $775.0 million of senior unsecured PIK option bridge loans for the purpose of refinancing the Tender Facility, financing the merger, repaying or refinancing certain existing indebtedness of Biomet and its subsidiaries and paying fees and expenses incurred in connection with the merger; and

•

to Borrower, up to $1.015 billion of senior subordinated bridge loans for the purpose of refinancing the Tender Facility, financing the merger, repaying or refinancing certain existing indebtedness of Biomet and its subsidiaries and paying fees and expenses incurred in connection with the merger.

The commitment of the Debt Financing Sources with respect to the Cash Flow Facilities, the Asset-Based Credit Facility and the bridge facilities (each as described below) expires upon the earlier to occur of (a) the execution and delivery of the definitive documentation relating to such facilities by all of the parties thereto or

(b) June 6, 2008. The documentation governing the debt financings other than the Tender Facility has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent must use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and other transactions contemplated by the merger agreement on terms that are not materially less favorable in the aggregate to Parent than as contemplated by the debt commitment letter as promptly as practicable following the occurrence of such event.

Although the debt financing described in this proxy statement is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Tender Facility.

The Tender Facility consists of a $6.165 billion term loan facility maturing on June 6, 2008. The Tender Facility permits the Tender Facility Borrower to make additional drawings after the initial funding of the Tender Facility in order to finance the merger, pay related fees and expenses and to pay interest and fees on the Tender Facility. The availability of such additional drawings is subject to the accuracy of representation and warranties, absence of defaults, delivery of borrowing notices and compliance with margin regulations.

Roles. BAS and GSCP have been appointed as joint lead arrangers for the Tender Facility. BAS, GSCP, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have been appointed as joint bookrunners and Wachovia Capital Markets, LLC has been appointed as co-manager for the Tender Facility. BOA has been appointed as administrative agent, GSCP has been appointed as syndication agent and Bear Stearns Corporate Lending Inc., Lehman Commercial Paper Inc. and Merrill Lynch Capital Corporation have been appointed as co-documentation agents for the Tender Facility.

Interest Rates. Amounts outstanding under the Tender Facility bear interest at a rate equal to, at our option (i) an alternate base rate plus a spread or (ii) an adjusted London interbank offer rate plus a spread. The spreads are 1.25% with respect to ABR loans and 2.25% with respect to LIBOR loans, provided that the spread will increase by 0.25% at the end of the first sixth-month period after the Tender Closing Date.

Prepayments and Amortization. The Tender Facility Borrower is permitted to make voluntary prepayments with respect to the Tender Facility at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). There is no amortization of the Tender Facility.

Guarantors. The obligations of the Tender Facility Borrower under the Tender Facility are not guaranteed.

Security. The obligations of the Tender Facility Borrower under the Tender Facility are secured (on a first priority basis) by a perfected lien on, and pledge of, and security interest in the Biomet common shares owned by the Tender Facility Borrower.

Other Terms. The Tender Facility contains representations and warranties and affirmative covenants, in each case consistent with documentation for transactions of this type for companies owned by major private equity sponsors. In addition, prior to the consummation of the merger, the Tender Facility Borrower will limit the scope of its activities to activities related to the transactions described herein and will not hold material assets other than the common shares. Certain negative covenants will apply to Biomet and its subsidiaries, including restrictions on indebtedness, acquisitions, investments, sales of assets, mergers and consolidations, dividends and other distributions.

Permanent Credit Facilities.

The availability of the Cash Flow Facilities, the Asset-Based Credit Facility and the bridge facilities is subject, among other things, to consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers by Parent that are material and adverse to the lenders under such facilities without the consent of the joint lead arrangers thereunder), payment of required fees and expenses, the funding of the equity financing, the refinancing of certain of our existing debt and the absence of certain types of other debt, delivery of certain historical and pro forma financial information, cooperation from Parent and its affiliates in marketing the notes, the execution of certain guarantees and the creation of security interests and the negotiation, execution and delivery of definitive documentation.

Senior Secured Term and Cash Flow Revolving Credit Facilities (the “Cash Flow Facilities”)

The borrower under the Cash Flow Facilities will be the surviving corporation upon consummation of the merger. The Cash Flow Facilities are expected to consist of (1) a $3.55 billion term loan facility with a term of seven and a half years and (2) a cash flow revolving credit facility with a term of six years equal to $750.0 million minus the estimated amount of the borrowing base availability on the closing date under the Asset-Based Credit Facility.

Roles. BAS and GSCP have been appointed as joint lead arrangers for the Cash Flow Facilities. BAS, GSCP, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have been appointed as joint bookrunners and Wachovia Capital Markets, LLC has been appointed as co-manager for the Cash Flow Facilities. BOA has been appointed as administrative agent, GSCP has been appointed as syndication agent and Bear Stearns Corporate Lending Inc., Lehman Commercial Paper Inc. and Merrill Lynch Capital Corporation have been appointed as co-documentation agents for the Cash Flow Facilities.

Interest Rate. Loans under the Cash Flow Facilities are expected to bear interest, at the Borrower’s option, at a rate equal to the adjusted London interbank offer rate or an alternate base rate, in each case plus a spread. After the Borrower’s delivery of financial statements with respect to at least one full fiscal quarter ending after the effective date of the merger, interest rates under the Cash Flow Facilities shall be subject to decreases based on a senior secured leverage ratio (which means the ratio of the Borrower’s total net senior secured debt to adjusted EBITDA) and shall be as agreed upon between the Borrower and the Debt Financing Sources.

Prepayments and Amortization. Borrower will be permitted to make voluntary prepayments with respect to the Cash Flow Facilities at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). The term loans under the Cash Flow Facilities will amortize 1% per annum in equal quarterly installments until the final maturity date.

Guarantors. All obligations under the Cash Flow Facilities and under any interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates will be unconditionally guaranteed jointly and severally by Parent and each of the existing and future direct and indirect, wholly-owned domestic subsidiaries of the Borrower (other than certain subsidiaries to be mutually agreed upon).

Security. The obligations of the Borrower and the guarantors under the Cash Flow Facilities and the guarantees, and under any interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, (1) on a first-lien basis, by all the capital stock of the Borrower and its subsidiaries (limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of such subsidiaries) directly held by the Borrower or any guarantor, (2) on a first-lien basis, by substantially all present and future assets of the Borrower and each guarantor (other than account receivables, inventory, cash, deposit accounts and the intangible assets and proceeds relating to such account receivables, inventory, cash and deposit accounts) and (3) on a second-lien basis, all account receivables, inventory, cash, deposit accounts and the intangible assets and proceeds relating to such account receivables, inventory, cash and deposit accounts. If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Cash Flow Facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be agreed upon.

Other Terms. The Cash Flow Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Cash Flow Facilities will also include customary events of defaults including a change of control to be defined.

Senior Secured Asset-Based Revolving Credit Facility (the “Asset-Based Credit Facility”)

The borrower under the Asset-Based Credit Facility will also be the Borrower. The Asset-Based Credit Facility will have a term of six years and aggregate commitments equal to the estimated amount of the borrowing base availability on the closing date under the Asset-Based Credit Facility, such commitments not to exceed $750.0 million. Availability under the Asset-Based Credit Facility will be subject to a borrowing base.

Roles. BAS and GSCP have been appointed as joint lead arrangers for the Asset-Based Credit Facility. BAS, GSCP, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have been appointed as joint bookrunners and Wachovia Capital Markets, LLC has been appointed as co-manager for the Asset-Based Credit Facility. BOA has been appointed as administrative agent, GSCP has been appointed as syndication agent and Bear Stearns Corporate Lending Inc., Lehman Commercial Paper Inc. and Merrill Lynch Capital Corporation have been appointed as co-documentation agents for the Asset-Based Credit Facility.

Interest Rate. Loans under the Asset-Based Credit Facility are expected to bear interest, at the Borrower’s option, at a rate equal to the adjusted London interbank offer rate or an alternate base rate, in each case plus a spread. After the Borrower’s delivery of financial statements with respect to at least one full fiscal quarter ending after the effective date of the merger, interest rates under the Asset-Based Credit Facility shall be subject to decreases based on a senior secured leverage ratio (which means the ratio of the Borrower’s total net senior secured debt to adjusted EBITDA) and shall be as agreed upon between the Borrower and the administrative agent.

Guarantors. All obligations under the Asset-Based Credit Facility will be unconditionally guaranteed jointly and severally by Parent and each of the existing and future direct and indirect, wholly-owned domestic subsidiaries of the Borrower (other than certain subsidiaries to be mutually agreed upon).

Security. The obligations of the Borrower and the guarantors under the Asset-Based Credit Facility and the guarantees will be secured, subject to permitted liens and other agreed upon exceptions, on a first-lien basis, by all account receivables, inventory, cash, deposit accounts and the intangible assets and proceeds relating to such account receivables, inventory, cash and deposit accounts. If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Asset-Based Credit Facility on the closing date, but instead will be required to be delivered following the closing date.

Other Terms. The Asset-Based Credit Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Asset-Based Credit Facility will also include customary events of defaults, including a change of control to be defined.

Bridge Facilities

The Borrower is expected to issue up to $2.565 billion aggregate principal amount of senior unsecured notes and/or senior subordinated unsecured notes. The notes will not be registered under the Securities Act of 1933

(“Securities Act”) and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

If the offering of notes by the Borrower is not completed on or prior to the closing of the Cash Flow Facilities and the Asset-Based Credit Facility, the Debt Financing Sources have committed to provide up to $2.565 billion in loans comprised of (1) a senior unsecured cash pay bridge facility of up to $775.0 million, (2) a senior unsecured PIK option bridge facility of up to $775.0 million and (3) a senior subordinated bridge facility of up to $1.015 billion. The Borrower would be the borrower under each bridge facility. The bridge facilities will be guaranteed (on a senior subordinated basis, in the case of the senior subordinated bridge facility) by the domestic subsidiaries of the surviving corporation that guarantee the Asset-Based Credit Facility and the Cash Flow Facilities.

BAS and GSCP have been appointed as joint lead arrangers for each of the bridge facilities. BAS, GSCP, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC have been appointed as joint bookrunners and Bear, Stearns & Co. Inc. has been appointed as co-manager for the bridge facilities. Banc of America Bridge LLC has been appointed as administrative agent, GSCP has been appointed as syndication agent and Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation and Wachovia Capital Markets, LLC have been appointed as co-documentation agents for the bridge facilities.

Certain Effects of the Merger

The merger will terminate all equity interests in our company held by our current shareholders and Parent will be the sole owner of our company and our business. Biomet shareholders (other than Parent and its affiliates and any other person, including any current or former members of management of Biomet, who becomes a direct or indirect investor in Parent) will no longer have any interest in, and no longer be shareholders of, Biomet, and will not participate in any of our future earnings or growth. Our common shares will no longer be listed on the NASDAQ Global Select Market and price quotations with respect to our common shares in the public market will no longer be available. The registration of our common shares under the Exchange Act will be terminated.

Interests of Biomet Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote for the proposal to approve the merger agreement, you should be aware that our directors and executive officers may have agreements or arrangements that may provide them with interests that differ from, or are in addition to, those of other Biomet shareholders, as applicable. Our board of directors was aware of these agreements and arrangements as they relate to our directors and executive officers during its deliberations of the merits of the merger agreement and in determining the recommendation set forth in this proxy statement.

Sponsor Representatives

Pursuant to the Merger Agreement, following the purchase of shares in the tender offer, Merger Sub had the right to designate a number of directors to Biomet’s board, rounded up to the next whole number, that is equal to the product of the total number of directors on Biomet’s board and the percentage that the number of common shares beneficially owned by Parent and its affiliates (excluding Biomet common shares owned by Biomet and its subsidiaries) bears to the total number of Biomet common shares outstanding. On July 17, 2007, Merger Sub exercised this right and appointed Chin E. Chiu, Jonathan J. Coslet, Michael Dal Bello, Sean Fernandes, Adrian Jones, Michael Michelson, Dane A. Miller, John Saer and Todd Sisitsky as directors of Biomet. Each of Mssrs. Chiu, Coslet, Dal Bello, Fernandes, Jones, Michelson, Saer and Sisitsky is affiliated or associated with a member of the Sponsor Group.

Treatment of Stock Options

Biomet’s directors and executive officers who participated in the offer received the $46.00 offer price for each shares tendered by them. In addition, pursuant to the terms of Biomet’s options and the merger agreement, on July 17, 2007, all stock options outstanding (whether held by officers, directors, employees or distributors) were cancelled and the holders thereof became entitled to receive from Biomet an amount equal to the excess, if any, of the $46.00 offer price over the option exercise price for each share subject to the stock option, in each case, less any applicable withholding taxes and without interest. Furthermore if the merger is consummated, common shares owned by Biomet’s directors and executive officers (and all other holders) will be converted as of the completion of the merger into the right to receive $46.00 per share, except in the case of those persons who are provided an opportunity to convert all or a portion of their existing equity interests in Biomet into LVB Acquisition Holding, LLC or Parent at the time of the merger.

The following table summarizes the interests of our executive officers and directors in the merger as of immediately prior to the purchase of shares tendered in the tender offer on July 17, 2007, including the amount of cash each individual received for shares tendered and the amount of cash each individual received upon the cash-out of outstanding stock options held by such individual following consummation of the offer, as well as the number of shares such individual had after the Share Purchase Date.

Name of Executive Officer or Director(1)(2)	Cash Received in Connection with the Share Purchase Date($)(3)	Biomet Common Shares Owned Following the Share Purchase Date(#)	Cash to Be Received in Connection with the Merger($)(9)
Thomas R. Allen	650,811	54,140	2,490,440
Jeffrey R. Binder(4)	0	0	0
Richard J. Borror	678,205	110,033	5,061,518
Jerry L. Ferguson(5)	134,514,304	0	0
Daniel P. Florin(6)	0	0	0
James W. Haller	1,672,858	18,070	831,220
C. Scott Harrison, M.D.	24,962,282	1,284	59,064
M. Ray Harroff(5)	2,348,406	2,999	137,954
Glen A. Kashuba(7)	0	0	0
Thomas F. Kearns, Jr.	446,904	1,288	59,248
William C. Kolter	1,012,155	37,456	1,722,976
Sandra A. Lamb	27,660	676	31,096
Jerry L. Miller	159,823,564	1,282	58,972
Kenneth V. Miller	648,706	1,282	58,972
Charles E. Niemier	31,848,354	66,646	3,065,716
Niles L. Noblitt(5)	177,955,278	0	0
Marilyn Tucker Quayle	1,565,118	1,282	58,972
J. Pat Richardson(8)	0	0	0
Gregory W. Sasso	711,918	69,497	3,196,862
Stephen F. Schiess	818,832	19,568	900,128
Bradley J. Tandy	722,694	39,680	1,825,280
L. Gene Tanner	4,658,250	2,558	117,668
Roger P. Van Broeck	997,721	66,076	3,039,496
Darlene Whaley	711,918	36,482	1,678,172

(1)

On March 30, 2007, Gregory D. Hartman retired as Senior Vice President—Finance, Chief Financial Officer and Treasurer, and Daniel P. Hann retired as Executive Vice President of Administration and as a Biomet director and, therefore, Messrs. Hartman and Hann are not included in this table. If the offer had been consummated prior to their resignations and the forfeiture of and adjustments to certain stock options described below, and Messrs. Hartman and Hann tendered their common shares in the offer, they would have received in the offer in respect of such shares (including stock options) an aggregate of approximately $11 million and $7 million, respectively. Pursuant to their severance and consulting agreements, Messrs. Hartman and Hann have, among other things, (a) terminated and forfeited unvested stock option awards to purchase approximately 164,000 and 89,000 common shares, respectively, (b) agreed that with respect to misdated or mispriced stock option awards granted to Messrs. Hartman or Hann which had vested, but not been exercised, we would increase the exercise price of such unexercised stock option awards to the fair market value of the common shares on the Measurement Date applicable to such award and (c) agreed that with respect to misdated or mispriced stock option awards which had previously been exercised, Messrs. Hartman and Hann would, at a future date, remit to Biomet an amount equal to the excess, if any, of the fair market value of the common shares on the Measurement Date for such award over the exercise price of such award.

(2)	Garry L. England retired as Chief Operating Officer—Domestic Operations, effective May 31, 2007. Charles E. Niemier retired as Senior Vice President, Biomet, Inc. and Senior Vice President, Biomet International and Corporate Relations effective June 18, 2007. As of May 31, 2007, Mr. England owned 206,199 common shares, unvested options to purchase 139,750 common shares having a weighted average exercise price of 35.30543 and 17,750 vested options to purchase common shares having a weighted average exercise price of 30.95316 per share. Mr. England would have received $10,519,404 if he had determined to tender all shares owned by him as of May 31, 2007 in the offer. Pursuant to their severance and consulting agreements, Messrs. England and Niemier have, among other things, agreed that with respect to misdated or mispriced stock option awards granted to Messrs. England or Niemier which had not been exercised, Biomet could increase the per share exercise price of such unexercised stock option awards to the fair market value of a Biomet share on the Measurement Date applicable to such award. Furthermore, Messrs. Niemier and England have agreed that, with respect to misdated or mispriced stock option awards which had previously been exercised, Messrs. Niemier and England would, at a future date, remit to Biomet an amount equal to the excess, if any, of the fair market value of the common shares on the Measurement Date for such award over the exercise price of such award. Messrs. Niemier and England will also receive accelerated vesting of certain previously unvested equity awards and all vested, unexercised equity awards will be exerciseable in accordance with the terms of the awards until the earliest of (1) the awards’ expiration date, (2) the fifth anniversary of the separation date or (3) the date that the awards are cashed out in a change in control event.
(3)	Represents the cash to be received, before considering the applicable tax withholdings, with respect to (a) common shares tendered in the tender offer and (b) the right to receive cash for the vested and unvested options owned as of the Share Purchase Date, which, per the merger agreement, were cancelled and the holders entitled to receive an amount in cash equal to the product of (i) the total number of shares subject to options immediately prior to the Share Purchase Date multiplied by (ii) the excess, if any, of $46.00 over the exercise price per share, less applicable taxes required to be withheld with respect to such payment.
(4)	Mr. Binder was appointed President, Chief Executive Officer and a director on February 26, 2007.
(5)	Founder of Biomet, Inc.
(6)	Mr. Florin was appointed a Senior Vice President and Chief Financial Officer effective June 5, 2007.
(7)	Mr. Kashuba was appointed a Senior Vice President and President of Biomet Trauma and Biomet Spine effective April 16, 2007.
(8)	Mr. Richardson was appointed Vice President—Finance, Treasurer and Interim Chief Financial Officer and Treasurer effective April 11, 2007. Upon Mr. Florin’s appointment as Senior Vice President and Chief Financial Officer effective June 5, 2007, Mr. Richardson continued in his role as Biomet’s Vice President—Finance and Treasurer.
(9)	Assumes remaining shares are cashed out in proposed merger.

Management Arrangements

On February 26, 2007, Biomet entered into an employment agreement with Jeffrey R. Binder to become President and Chief Executive Officer of Biomet. Effective June 5, 2007, and pursuant to an offer letter provided to him, Daniel P. Florin became Senior Vice President and Chief Financial Officer of Biomet. Under the terms of the employment agreement and offer letter, if the transaction with Parent and Merger Sub had been terminated, Messrs. Binder and Florin would have been granted an equity award after such termination and annually thereafter (if still employed) commencing May 31, 2008, in the case of Mr. Binder, or October 31, 2008, in the case of Mr. Florin, with a nominal value of no less than $3,500,000, in the case of Mr. Binder, or $1,000,000, in the case of Mr. Florin, on the date of each grant. Because the tender offer has been consummated, Messrs. Binder and Florin will not receive this benefit; but it is expected that Messrs. Binder and Florin will receive equity awards from the surviving corporation following the consummation of the merger (although such awards are still subject to negotiation and discussion).

Effective April 11, 2007, and pursuant to an offer letter provided to him, J. Pat Richardson became Vice President—Finance and Interim Chief Financial Officer and Treasurer of Biomet. Effective April 16, 2007, and pursuant to an offer letter provided to him, Glen A. Kashuba became Senior Vice President and President of Biomet Trauma & Spine. Under the terms of their offer letters, Messrs. Richardson and Kashuba will be entitled to certain equity compensation commensurate with their positions at Biomet, the terms and conditions of which will be determined by the surviving corporation. In the event that the merger agreement had been terminated, Messrs. Richardson and Kashuba would have been entitled to equity awards issued by the compensation committee of Biomet’s board of directors that are commensurate with their positions at Biomet.

As of the date of this proxy statement, no members of Biomet’s current management have entered into any amendment or modification to an existing employment agreement with Biomet or its subsidiaries in connection with the offer or the merger. Parent has informed Biomet that it currently intends to retain members of Biomet’s management team following the offer and merger. Parent also has informed Biomet that it intends to offer certain current and former members of management the opportunity to convert all or a portion of their current equity interests in Biomet into, or otherwise invest on terms that are no more favorable than the other investors in, equity in Parent (and/or a subsidiary thereof). Further, Parent has informed Biomet that it intends to establish equity-based incentive compensation plans for management of the surviving corporation, a portion of which is likely to be allocated to Biomet’s executive officers. The size of such equity-based incentive compensation plans has not yet been determined and no awards have yet been made or promised to Biomet’s current executive officers. It is anticipated that equity awards granted under these incentive compensation plans would generally vest over a number of years of continued employment and would entitle management to share in the future appreciation of the surviving corporation.

Although certain members of Biomet’s current management team may enter into new arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary thereof), there can be no assurance that any parties will reach an agreement. These matters are subject to negotiation and discussion and no terms or conditions have been finalized. Any new arrangements are currently expected to be entered into at or prior to the completion of the merger and would not become effective until the time the merger is completed.

Change in Control Agreements and Severance Pay Plan

On September 20, 2006, Biomet entered into change in control agreements with its current executive officers, including those listed in the table below and Messrs. Daniel P. Hann and Gregory D. Hartman. The agreements were intended to provide for continuity of management in the context of a prospective change in control of Biomet (as defined in the agreements). Upon a change in control, as occurred upon the consummation of the offer, the agreements remain in effect for a period of at least 24 months beyond the month of such change in control. Each agreement provides that during the 24-month period following a change in control, Biomet agrees to continue to employ the executive and the executive agrees to remain in the employ of Biomet.

If, following the change in control, the executive dies or is terminated by us for any reason other than for cause (as defined in the agreements) or disability, or by the executive for good reason (as defined in the agreements), the executive would be entitled to a lump sum severance payment equal to two times the sum of the executive’s annual base salary, target bonus (or, in certain circumstances, the executive’s annual bonus earned during a specified time period), annual Biomet contributions to all qualified retirement plans on behalf of the executive and the executive’s total annual car allowance. In addition, (1) the executive would receive a payout of his unpaid annual base salary, the higher of the executive’s target bonus for the fiscal year in which termination occurs or the actual bonus paid to the executive for the fiscal year preceding termination and other accrued compensation and benefits through the end of the fiscal year containing the termination date, (2) Biomet will pay the executive a lump sum cash stipend equal to 24 times the monthly premium then charged for family coverage under Biomet’s medical and dental plans and (3) the executive would receive life insurance and long-term disability benefits, or the cash equivalent if not available, substantially similar to those that the executive is receiving immediately prior to the notice of termination for a 24-month period after the date of termination. Further, all outstanding stock options granted to the executive would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. The change in control agreements also provide for the reimbursement of outplacement services for a period of 12 months after termination occurs, but not in excess of $25,000.

In the event that any payments made to the executives in connection with a change in control and termination of employment would be subject to excise taxes under the Internal Revenue Code, Biomet will “gross up” the executive’s compensation to offset certain of such excise taxes.

Severance benefits, other than the life insurance and long-term disability benefits, are generally not subject to mitigation or reduction. To receive the severance benefits provided under the agreements, the executive must sign a general release of claims. In connection with the execution of the agreements, each executive executed a customary confidentiality, non-competition and non-solicitation agreement with us.

On September 21, 2006, Biomet adopted the Biomet, Inc. Executive Severance Pay Plan (the “Plan”) for the executives party to the change in control agreements described above. The severance plan provides each participating Biomet executive with severance benefits in the event of a termination of the executive’s employment unrelated to the executive’s (1) performance of his employment duties or (2) commission of an act or acts outside of the scope of his employment duties that would constitute the basis of a termination for cause under his agreement.

Severance benefits under the plan generally consist of the following: (1) payment of a pro-rata target bonus (based on the elapsed portion of the year of termination) in a lump sum; (2) continued payment of base salary for no more than 78 weeks (depending on years of service at Biomet) following the termination date; (3) immediate vesting of all of the executive’s outstanding equity awards (stock options and restricted stock); (4) at Biomet’s expense, continuation of coverage under Biomet health insurance plans pursuant to COBRA for a period not to exceed eighteen months from the termination date; and (5) continuation of any Biomet-provided car allowance for a period of twelve months from the termination date.

As a condition to receiving severance benefits under the plan, the executive must execute a waiver and release of claims in favor of Biomet and enter into to a customary confidentiality, non-competition and non-solicitation agreement with Biomet. Severance benefits under the plan are generally intended to be the sole source of severance benefits payable upon a termination of the executive’s employment and are generally not subject to mitigation or reduction. We may amend or terminate the severance plan at any time. In the event the executive is entitled to benefits under the change in control agreement as a result of a termination of employment, such executive is not entitled to receive benefits under the plan.

Although Parent has not indicated whether it plans to terminate any of Biomet’s executive officers, the following table shows the amount of cash potentially payable (both accrued obligations and severance) to Biomet’s executive officers as of June 1, 2007, pursuant to the change in control agreements, based on an assumed termination date of June 1, 2007. The table also shows the estimated present value of continuing coverage and other benefits under Biomet’s group health, dental, disability and life insurance plans and the estimated tax gross-up payments to each such officer. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and do not represent the actual amount an executive would receive if an eligible termination event were to occur.

Name of Executive Officer(1)	Estimated Present Value of Accrued Obligations($)(2)(3)	Estimated Present Value of Cash Severance Payment($)(2)	Estimated Present Value of Benefits($)	Estimated Tax Gross-Up Payment($)(4)
Thomas R. Allen	470,850	941,700	41,202	666,107
Richard J. Borror	475,850	951,700	41,202	708,124
Garry L. England(5)	723,850	1,447,700	41,202	1,324,542
James W. Haller(6)	—	—	—	—
William C. Kolter	525,850	1,051,700	41,202	818,843
Charles E. Niemier(5)	825,850	1,651,700	41,202	1,375,257
Gregory W. Sasso	431,650	863,300	41,202	626,560
Stephen F. Schiess	494,850	989,700	41,202	731,113
Bradley J. Tandy	525,850	1,051,700	41,202	786,714
Roger P. van Broeck	704,773	1,409,546	161,741	—
Darlene Whaley	431,850	863,700	41,202	639,301

(1)	Biomet also entered into change in control agreements with Messrs. Hann and Hartman on September 20, 2006. In connection with the retirement of Messrs. Hann and Hartman on March 30, 2007, Biomet entered into severance and consulting agreements with them. These severance and consulting agreements supersede the earlier change in control agreements Biomet entered into with Messrs. Hann and Hartman. As a result, Messrs. Hann and Hartman are not listed in the table. For more information, please see “—Consulting Arrangements with Gregory D. Hartman and Daniel P. Hann” immediately below.
(2)	Excludes the value of acceleration of stock option awards, as reported separately herein.
(3)	Represents the sum of: (a) the executive’s annual base salary and car allowance from the date of termination through the end of Biomet’s fiscal year in which such termination occurred, (b) the higher of the executive’s target bonus for the fiscal year in which termination occurs or the actual bonus paid to the executive for the fiscal year preceding termination, (c) the amount the executive would have received during the fiscal year in additional employer contributions to Biomet tax-qualified plans and (d) any unpaid accrued vacation or other accrued compensation.
(4)	Estimates are subject to change based on the date of completion of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation. Estimates include estimated tax gross-up as a result of any acceleration of stock option awards, the potential cash severance payment and estimated present value of benefits set forth in the preceding three columns. Mr. van Broeck is not a U.S. citizen and works outside the U.S. and, thus, does not pay U.S. taxes.
(5)	Both Messrs. Niemier and England are covered by the Plan and are party to change in control agreements with Biomet. Garry L. England retired as Chief Operating Officer—Domestic Operations, effective May 31, 2007. Charles E. Niemier retired as Senior Vice President, Biomet, Inc. and Senior Vice President, Biomet International and Corporate Relations effective June 18, 2007 and, effective July 17, 2007, resigned as a member of the Biomet board of directors. Pursuant to the terms of their separation and retirement agreements, both Messrs. Niemier and England began receiving payments and benefits under the Plan as of their separation date; however, each will receive 100% of their annual bonus for the fiscal year ended May 31, 2007. Upon an applicable change in control event, which occurred upon consummation of the offer, within six months of the date of Mr. Niemier’s and Mr. England’s separation and retirement agreements, Messrs. Niemier and England will no longer receive the payments and benefits under the Plan, but will receive certain payments and benefits under the change in control agreements. Notwithstanding the express terms of the change in control agreements, both Messrs. Niemier and England have agreed to, among other things, (1) forego any payments or benefits provided in Sections 3.01(a)(i), 3.01(c), 3.01(d) and 3.04(b)(E) of the change in control agreements and (2) reduce certain amounts payable under the change in control agreements by payments previously received by them under the Plan.
(6)	Mr. Haller is not party to a change in control agreement.

Consulting Arrangements with Gregory D. Hartman and Daniel P. Hann

On March 30, 2007, Gregory D. Hartman retired as Senior Vice President—Finance, Chief Financial Officer and Treasurer, and Daniel P. Hann retired as Executive Vice President of Administration and as a Biomet director. In order to ensure a smooth transition of business operations and financial matters, Messrs. Hartman and Hann agreed to serve as consultants to Biomet pursuant to severance and consulting agreements. These agreements discharged any other severance obligations that we may have had with respect to Messrs. Hartman and Hann, including pursuant to their change of control agreements with us dated September 20, 2006. Pursuant to Mr. Hartman’s agreement, Mr. Hartman will be eligible to receive approximately $29,166 per month during a six-month consulting term. In addition, Mr. Hartman will be eligible to receive $325,000 upon completion of the six-month consulting term if the merger is consummated and the consulting arrangement has not otherwise been terminated. Mr. Hartman will also be reimbursed for insurance premiums he incurs as a result of his election to continue his health insurance coverage under COBRA. Biomet may terminate the consulting arrangement without any further payments or obligations to Mr. Hartman if the merger agreement has been terminated or the proposed merger is consummated at a price less than the price currently set forth in the merger agreement as a result of Biomet’s review of historical stock option granting practices; or if Biomet determines that Mr. Hartman has not adequately performed his consulting duties under the contract or has failed to cooperate with the SEC in connection with Biomet’s review of historical stock option granting practices.

Pursuant to Mr. Hann’s agreement, Mr. Hann will be eligible to receive approximately $41,666 per month during a twelve-month consulting term. In addition, Mr. Hann is entitled to receive $133,333 in respect of his bonus for Biomet’s 2007 fiscal year and will be eligible to receive $400,000 upon completion of the twelve-month consulting term if the consulting arrangement has not otherwise been terminated. Mr. Hann will also be reimbursed for insurance premiums he incurs as a result of his election to continue his health insurance coverage under COBRA. Furthermore, 75,000 options granted to Mr. Hann in March 2006 (of the 175,000 unvested options awarded to Mr. Hann in March 2006) were immediately vested in connection with Mr. Hann’s retirement and consulting agreement. We refer to these accelerated options as the “CEO Options.” The CEO Options, or the proceeds therefrom, will be held by Biomet and will be distributable to Mr. Hann upon completion of the consulting arrangement provided that Biomet has not otherwise terminated the consulting arrangement. Biomet may terminate the consulting arrangement without any further payments or obligations to Mr. Hann, other than certain non-competition payments, if Biomet determines that Mr. Hann has not adequately performed his consulting duties under the contract or has failed to cooperate with the SEC in connection with Biomet’s review of historical stock option granting practices. Lastly, Mr. Hann has agreed not to compete with Biomet during the period beginning on the effective date of his agreement and extending for a period of six months following the expiration or termination of his consulting arrangement. In exchange, Biomet has agreed to make a $50,000 per month payment to Mr. Hann during the six-month non-competition period.

Indemnification and Insurance

The merger agreement provides that, from and after the acceptance of shares in the offer, Parent will cause the surviving corporation to indemnify each of Biomet’s and Biomet’s subsidiaries’ present and former directors and officers against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such person’s service as a director or officer at or prior to the acceptance of shares in the offer, to the fullest extent permitted under Indiana law.

Pursuant to the merger agreement, prior to the acceptance of shares in the offer, Biomet obtained and fully paid for “tail” insurance policies with a claims period of six years from and after the acceptance of shares in the offer from a carrier with the same or better credit rating as Biomet’s prior insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage that are at least as favorable as Biomet’s prior policies with respect to matters existing or occurring at or prior to such time.

Compensation Granted in Connection with Biomet’s Strategic Alternatives

On November 7, 2006, Biomet’s board established a committee called the Strategic Alternatives Committee to facilitate development of strategic alternatives. This committee consisted of three disinterested directors: C. Scott Harrison, M.D., Niles L. Noblitt and Marilyn Tucker Quayle. On December 15, 2006, Biomet’s board authorized the following compensation structure for the committee members in consideration of acting in this capacity, to be paid in addition to the reimbursement of expenses and payment of all other fees incurred as members of the board:

Fee	Amount ($)
Per Quarter	5,000
Per In-Person Meeting	1,800
Per Telephonic Meeting	1,200
Per Meeting held in conjunction with a Board Meeting	0

Compensation for Strategic Alternatives Committee members was not and is not contingent on the committee approving or recommending the offer, merger or any other strategic alternative or the consummation of the offer, merger or any other strategic alternative. The board considered, among other things, the complexities inherent in reviewing and considering strategic alternatives, the time expected to be required by the committee members, the need for the committee to evaluate a variety of matters and the publicly reported compensation of the strategic alternatives committees or similar committees of the boards of other companies.

In addition, on December 15, 2006, Biomet’s board also authorized the one-time payment of $5,000 to each of Dr. Harrison, Thomas F. Kearns, Jr., and Sandra A. Lamb in recognition of the services they provided in connection with the board’s preliminary review of strategic alternatives for Biomet prior to the formation of the Strategic Alternatives Committee.

Other

Parent has informed us that it is contemplated that one of Biomet’s founders, Dane A. Miller, Ph.D, may be an equity investor in Parent and the surviving corporation. In addition, on July 17, 2007 Dr. Miller was appointed to the board of the surviving corporation. Biomet understands that, following the merger, Dr. Miller will remain on the board, but will not become a member of management. Dr. Miller was the chief executive officer of Biomet until March 27, 2006 and served on its board of directors until its annual meeting of shareholders on September 20, 2006. Dr. Miller was not an executive officer or a director of Biomet at the time the merger agreement or original merger agreement was negotiated and signed.

Claims Against Directors

There are shareholder derivative lawsuits pending against current and former directors and officers of Biomet relating to the Biomet’s historical stock option granting practices. If the merger is consummated, any such claims that are currently pending or that could be brought against such directors and officers of Biomet by current shareholders would likely be extinguished.

Dividends

Pursuant to the merger agreement, we were prohibited from declaring any dividends prior to the date on which Parent accepted for payment all common shares validly tendered in the tender offer. Parent’s designees currently hold a majority of the seats on our board of directors and Parent has informed us that its designees do not intend to approve any dividend on our common shares prior to consummation of the merger.

Determination of the Merger Consideration

The merger consideration was determined through arm’s-length negotiations between Biomet and Parent.

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•

filing articles of merger with the Secretary of State of the State of Indiana in accordance with the Indiana Business Corporation Law (“IBCL”) after the approval of the merger agreement by our shareholders; and

•	complying with U.S. federal securities laws.

The following regulatory approvals are required in order to complete the merger:

•

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, the parties to the merger agreement cannot complete the merger until they have given notice and information to the Federal Trade Commission and the Department of Justice, and one or more specified waiting periods expire or are earlier terminated. The parties filed the required notifications and reports under the HSR Act with the Federal Trade Commission and the Department of Justice on January 17, 2007.

•	The parties to the merger agreement are also required to comply with the antitrust laws of the European Union.

The parties were granted early termination of the waiting period under the HSR Act for the merger agreement and related transactions on February 15, 2007, and no approval of the antitrust authorities in the European Union is required in connection with the proposed merger and related transactions. In connection with the original merger agreement, Parent and Merger Sub made a filing with, and on May 10, 2007 received clearance from, the Brazilian Conselho Administrativo De Defesa Econômica. None of the parties is aware of any other required regulatory approvals.

Dissenters’ Rights

Holders of Biomet’s common shares are not entitled to dissenters’ rights in connection with the merger and related transactions under Indiana law.

Certain Material United States Federal Income Tax Consequences

The following is a general discussion of certain material United States federal income tax considerations of the merger discussed earlier in this proxy statement to holders of our common shares. This discussion is a summary for general information purposes only and does not consider all aspects of federal taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, including partnerships, banks, financial institutions or other financial services entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that hold our common shares as part of a “straddle,” a “hedge” or a “conversion transaction,” persons who receive merger consideration as compensation for services, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax, nor does it address any federal non-income, state, local or foreign tax considerations. This summary assumes that holders have held their shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

This discussion applies to holders who exchange all of their Biomet common shares for cash as a result of the merger and who, after the merger, have no direct or indirect interest in Biomet (whether directly or indirectly from Parent or any other person pursuant to certain tax attribution rules). The tax considerations of the merger may differ for holders who have any direct or indirect interest in Biomet after the merger as described in the immediately preceding sentence, and this discussion does not apply to such holders.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common shares that is

•	a citizen or individual resident of the United States,

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common shares that does not qualify as a U.S. Holder under the definition above.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. In this event, you should consult your tax advisor concerning the tax treatment of the merger.

EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE APPLICABILITY OF SPECIFIC U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE MERGER.

Consequences to U.S. Holders of Biomet Common Shares

A U.S. Holder of our common shares that receives cash as a result of the merger will recognize capital gain or loss equal to the amount of cash received minus the U.S. Holder’s tax basis in our common shares. Any capital gain or loss recognized by the U.S. Holder will be long-term capital gain or loss if the U.S. Holder held our common shares for more than one year and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate taxpayers are taxable under current law at a maximum federal rate of 15 percent. Long-term capital gains recognized by corporations and short term capital gains recognized by corporations or individuals are taxable at a maximum federal rate of 35 percent. Your ability to use any capital loss to offset other income or gain is subject to certain limitations.

Consequences to Non-U.S. Holders of Biomet Common Shares

A Non-U.S. Holder that receives cash as a result of the merger generally will not be subject to U.S. federal income taxation unless:

•	gain resulting from the merger is effectively connected with the conduct of a U.S. trade or business; or

•

we are or have been a U.S. real property holding corporation (“USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the merger, the Non-U.S. Holder owned more than five percent of our common shares at any time within that five-year period and certain other conditions are satisfied.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50 percent of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. We believe that as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date hereof.

If a Non-U.S. Holder is subject to U.S. federal income taxation on the receipt of cash in the merger, the Non-U.S. Holder generally will recognize capital gain or loss (assuming, as noted above, that the Non-U.S. Holder holds our common shares as a capital asset within the meaning of the Code) equal to the amount of cash received minus the Non-U.S. Holder’s tax basis in our common shares. The capital gain or loss will generally constitute long-term capital gain or loss if the Non-U.S. Holder held our common shares for more than one year and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate taxpayers are taxable under current law at a maximum federal rate of 15 percent. Long-term capital gains recognized by corporations and short-term capital gains recognized by corporations or individuals are taxable at a maximum federal rate of 35 percent. A Non-U.S. Holder that is a corporation may also be subject to a 30 percent branch profits tax on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business. A Non-U.S. Holder’s ability to use any capital loss to offset other income or gain subject to U.S. federal income taxation is subject to certain limitations.

Under certain unusual circumstances, an individual who is present in the United States for 183 days or more in the individual’s taxable year of the merger may be treated as a Non-U.S. Holder under the definition above. In this case, unless gain from the sale or disposition of our common shares is already subject to tax as effectively connected with the conduct of a U.S. trade or business, the gain of the Non-U.S. Holder may be subject to a 30 percent tax on the gross amount of the gain and the Non-U.S. Holder’s ability to use other losses to offset the gain on our common shares will be limited.

Income Tax Treaties

If a Non-U.S. Holder is eligible for treaty benefits under an income tax treaty entered into by the United States, the Non-U.S. Holder may be able to reduce or eliminate certain of the U.S. federal income taxes discussed above, such as the branch profits tax, and the Non-U.S. Holder may be able to treat gain, even if effectively connected with a U.S. trade or business, as not subject to U.S. federal income taxation provided that the trade or business is not conducted through a permanent establishment located in the United States. Non-U.S. Holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

Backup Withholding and Information Reporting

A holder may be subject to backup withholding with respect to the receipt of cash as a result of the merger unless the holder is exempt from backup withholding and, when required, demonstrates that status, or provides a correct taxpayer identification number on a form acceptable under U.S. Treasury Regulations (generally an IRS Form W-9, W-8BEN or W-8ECI) and otherwise complies with the applicable requirements of the backup withholding rules. We may also be required to comply with taxation information reporting requirements under the Code with respect to the merger. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Any amount withheld under the backup withholding rules of the Code is not an additional tax, but rather is credited against the holder’s U.S. federal income tax liability. Non-U.S. Holders are advised to consult their tax advisors to ensure compliance with the procedural requirements to avoid backup withholding and, if applicable, to file a claim for a refund of any withheld amounts in excess of the Non-U.S. Holder’s U.S. federal income tax liability.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF THE MERGER.

Delisting and Deregistration of Biomet Common Shares

If the merger is completed, Biomet common shares will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, and our common shares will no longer be publicly traded.

Redemption of the Rights Plan

On December 17, 2006, and immediately prior to the adoption of the original merger agreement, our board of directors terminated the Rights Agreement, dated as of December 16, 1999, as amended, between Biomet and American Stock Transfer & Trust Company (as the successor rights agent to Lake City Bank) and redeemed all Rights (as defined in the Rights Agreement) issued and outstanding under the rights agreement. Accordingly, as provided in the rights agreement, the Rights terminated on December 17, 2006, and, thereafter, holders of the Rights were entitled only to receive a redemption payment of $0.0001 per Right. In connection with the foregoing, Biomet paid Rights holders a redemption payment of $0.0001 per Right in accordance with the terms of the rights agreement. The record date for payment of $0.0001 per Right was December 28, 2006, and the payment date occurred on January 3, 2007.

Litigation Relating to the Merger

On December 20, 2006, a purported class-action lawsuit captioned Long, et al. v. Hann, et al., was filed in Indiana State court in the County of Kosciusko. The lawsuit names as defendants each member of the Biomet board of directors at the time, Dane Miller, Ph.D and Blackstone Capital Partners V L.P., KKR 2006 Fund L.P., Goldman Sachs Investments Ltd. and TPG Partners V, L.P. The complaint alleges, among other things, that the defendants breached, or aided and abetted the breach of, fiduciary duties owed to Biomet shareholders by Biomet’s directors in connection with, among other things, Biomet’s entry into the merger agreement. The complaint seeks, among other relief, class certification of the lawsuit, a declaration that the merger agreement was entered into in breach of the fiduciary duties of the defendants, an injunction preventing the defendants from proceeding with the Merger unless and until the defendants implement procedures to obtain the highest possible sale price, an order directing the defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Biomet’s shareholders until the process for a sale of Biomet is completed and the highest price is obtained, an order directing the defendants to exercise their fiduciary duty to disclose all material information in their possession concerning the merger prior to the shareholder vote, including Biomet’s fiscal year 2007 second quarter financial results, imposition of a constructive trust upon any benefits improperly received by the defendants, an award of attorneys’ fees and expenses and such other relief as the court might find just and proper. On March 29 and 30, 2007, the defendants filed motions to dismiss the plaintiffs’ complaint, and these motions are currently pending before the court.

On January 2, 2007, a purported class action lawsuit captioned Gervasio v. Biomet, Inc., et al., was filed in the Supreme Court for the State of New York, New York County. A virtually identical action was filed on January 9, 2007, captioned Corry v. Biomet, Inc., et al., in the same court. Both of these lawsuits named as defendants Biomet, each member of its board at the time, Dane Miller, Ph.D, The Blackstone Group L.P., Kohlberg Kravis Roberts & Co., Goldman Sachs Capital Partners and TPG. The lawsuits made essentially the same claims and sought the same relief as in the Long action described above. On January 29, 2007, defendants filed a joint motion to dismiss Gervasio. On February 14, 2007, the plaintiff in Corry voluntarily discontinued his lawsuit and informed defendants that he intended to intervene in Gervasio. On March 26, 2007, the court granted defendants’ motion to dismiss Gervasio.

On May 31, 2007, Biomet and the Sponsor Group entered into a memorandum of understanding regarding the settlement of class action lawsuits that were filed on behalf of Biomet’s shareholders following the announcement of the proposed merger. Each of Biomet and the other defendants denies all of the allegations in these lawsuits, including any allegation that its merger-related disclosures were false, misleading or incomplete in any way. Pursuant to the terms of the settlement, Biomet agreed to make available meaningful additional information, including financial information, to its shareholders. Such additional information is contained in this proxy statement. In return, the plaintiffs agreed to the dismissal of the actions. In addition, the Sponsor Group has agreed to cause Biomet (or its successors) to pay the legal fees and expenses of plaintiffs’ counsel, in an amount of $600,000 in the aggregate, subject to certain conditions, including the approval by the court. This payment will not affect the amount of merger consideration to be paid in the merger. The details of the settlement will be set forth in a notice to be sent to Biomet’s shareholders prior to a hearing before the court to consider the settlement.

Litigation Related to Stock Option Issues

On September 21, 2006, two shareholder derivative complaints were filed against certain of Biomet’s current and former directors and officers in Kosciusko Superior Court I, in the State of Indiana. The complaints, captioned Long v. Hann et al., and Thorson v. Hann et al., alleged violations of state law relating to the issuance of certain stock option grants by Biomet dating back to 1996. Both complaints sought unspecified money damages as well as other equitable and injunctive relief. These two cases were consolidated under the caption In re Biomet, Inc. Derivative Litigation, and on January 19, 2007, plaintiffs filed an amended complaint that made additional allegations based on Biomet’s December 18, 2006 disclosures related to stock option grants, including allegations that the defendants sought to sell the company in order to escape liability for their conduct, and that they did so at a devalued price, thus further breaching their fiduciary duties to shareholders. On February 16, 2007, defendants filed a motion to dismiss plaintiffs’ amended complaint, which is currently pending with the court.

On December 11, 2006, a third shareholder derivative complaint captioned International Brotherhood of Electrical Workers Local 98 Pension Fund v. Hann et al., No. 06 CV 14312, was filed in federal court in the Southern District of New York. The IBEW case makes allegations and claims similar to those made in the Indiana litigation, in addition to purporting to state three derivative claims for violations of federal securities laws. On February 15, 2007, defendants filed a motion to dismiss the plaintiff’s complaint. On April 11, 2007, plaintiffs filed a motion for partial summary judgment claiming that the disclosures in Biomet’s April 2, 2007 8-K filing and press release regarding Biomet’s historical stock options granting practices constitute admissions sufficient to establish defendants’ liability on certain of plaintiffs’ claims. Both motions are currently pending with the court.

On May 25, 2007, Biomet’s board received and discussed an updated report from its Special Litigation Committee, which concluded that pursuing these three shareholder derivative complaints was not in the best interests of Biomet. Under Indiana law, the Special Litigation Committee’s determination may be binding on the pending shareholder derivative claims and result in the dismissal of these complaints.

Pursuant to Indiana law and provisions of our articles of incorporation, we are advancing reasonable expenses, including attorneys’ fees, incurred by the current and former Biomet directors and officers in defending these lawsuits.

THE MERGER AGREEMENT

This section of the proxy statement describes certain material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. Neither the merger agreement nor this summary is intended to provide you with any other factual information about us.

The Merger

The Merger; Closing; Effective Time. The merger agreement provides that, after satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Biomet and Biomet will be the surviving corporation. The closing date of the merger will occur on the second business day after satisfaction or waiver of all of the conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing) set forth in the merger agreement (or such other date as Merger Sub and Biomet may agree), which conditions are described below in “—Conditions to the Merger.” The effective time of the merger will occur at the time specified in the articles of merger that the surviving corporation will file with the Secretary of State of the State of Indiana.

Articles, Bylaws, Directors, and Officers. At the effective time of the merger, the articles of incorporation of Biomet will be amended to read as the articles of incorporation of Merger Sub in effect immediately prior to the effective time of the merger (except that Article I of the amended certificate of incorporation shall read as follows: “The name of the Corporation is Biomet, Inc.”). Also at the effective time of the merger, the bylaws of Biomet will be amended and restated in their entirety so as to read as the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger. The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, and the officers of Biomet immediately prior to the effective time of the merger will be the initial directors of the surviving corporation.

Conversion of Shares. Except as may be agreed by Biomet and any shareholder, each common share issued and outstanding immediately prior to the effective time of the merger (other than common shares owned by Parent, Merger Sub or any wholly-owned subsidiary of Parent and common shares owned by Biomet or any wholly owned subsidiary of Biomet) will, by virtue of the merger and without any action on the part of the holder, be converted at the effective time of the merger into the right to receive the merger consideration, less any required withholding taxes and without interest. At the effective time of the merger, each common share of Biomet owned by Parent, Merger Sub or any wholly-owned subsidiary of Parent and common shares owned by Biomet or any wholly owned subsidiary of Biomet will be cancelled, and no payment or distribution will be made with respect to such common shares. At the effective time of the merger, each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation.

Payment for Shares in the Merger. At the effective time of the merger, Parent will deposit with American Stock Transfer & Trust Company (or an affiliate thereof), as paying agent for the merger, for the benefit of the holders of common shares, sufficient funds to pay the aggregate merger consideration (which we refer to as the “exchange fund”). Within five business days after the effective time of the merger, the surviving corporation will cause the paying agent to mail to each holder of record of our common shares immediately prior to the effective time of the merger, a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration (after giving effect to any required withholding tax). You should not send in your share certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and post a surety bond in a reasonable amount as Parent directs as indemnity against any claim that may be made against Parent or the surviving corporation with respect to that certificate.

The paying agent will promptly pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be cancelled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. Parent, Merger Sub, the surviving corporation or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

Any portion of the exchange fund (including the proceeds of any investments thereof) that remains unclaimed for 180 days after the effective time of the merger will be delivered to the surviving corporation. Holders of shares outstanding before the effective time will thereafter be entitled to look only to the surviving corporation for payment of any claims for merger consideration to which they may be entitled (after giving effect to any required withholding tax). None of the surviving corporation, Parent, the paying agent or any other person will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Transfer of Shares. After the effective time of the merger, there will be no transfers on our share transfer books of common shares outstanding immediately prior to the effective time. If, after the effective time of the merger, any certificate for our common shares is presented to the surviving corporation, Parent or the paying agent for transfer, it will be cancelled and exchanged for the per share merger consideration, multiplied by the number of shares represented by the certificate.

Representations and Warranties

The merger agreement contains representations and warranties the parties made to each other. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of June 7, 2007 (or such other date specified in the merger agreement) may be subject to contractual standards of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in a confidential disclosure letter that the parties have exchanged in connection with signing the merger agreement attached as Annex A to this proxy statement. While we do not believe that the disclosure letter contains information required by securities laws to be publicly disclosed that has not already been disclosed either in this proxy statement or our other filings with the SEC, the disclosure letter does contain information that modifies, quantifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the relevant section of the disclosure letter. The disclosure letter contains information that has been included in our prior public disclosures as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since June 7, 2007, and such changes may or may not be fully reflected in our public disclosures. At the effective time of the merger, the representations and warranties contained in the merger agreement are only required to be true and correct subject to the materiality standards contained in the merger agreement, which may differ from what may be viewed as material by shareholders. These representations and warranties did not survive Merger Sub’s purchase of shares tendered into the offer, but remain relevant for the limited purpose of determining whether the “Marketing Period” described below has occurred. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding Biomet and the merger that is contained in this proxy statement as well as in the filings that Biomet makes and has made with the SEC. The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this proxy statement. However, we are not currently aware of any specific undisclosed facts that contradict such representations and warranties.

In the merger agreement, Biomet, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	due organization, good standing and qualification;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	litigation; and

•	brokers.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to capitalization, the availability of the funds necessary to perform its obligations under the merger agreement, the solvency of Parent and the surviving corporation, limited guarantees, ownership of shares, the HSR Act, this proxy statement and any other ancillary documents related to the Offer (collectively, the “Offer Documents”) and information supplied for inclusion in any proxy or information statement to be sent to shareholders in connection with the merger or the transactions contemplated by the merger agreement.

We also made representations and warranties relating to, among other things:

•	capital structure;

•	our reports filed with the SEC and financial statements;

•	absence of certain changes or events since August 31, 2006;

•	absence of undisclosed liabilities;

•	compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

•	compliance with applicable laws, including regulatory laws;

•	state takeover statutes and the absence of a rights plan;

•	environmental matters;

•	taxes;

•	labor matters;

•	intellectual property;

•	insurance;

•	material contracts;

•

the Schedule 14D-9 and this proxy statement to be sent to shareholders in connection with the merger or the transactions contemplated by the merger agreement and information supplied for inclusion in the Offer Documents;

•	regulatory compliance;

•	properties; and

•	affiliate transactions.

Many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for Biomet is defined to mean an event, change, effect, development, condition or occurrence (each a “Change”) that is or reasonably would be expected to be, individually or in the aggregate, materially adverse to (x) our ability to timely perform our obligations under and consummate the transactions contemplated by the merger agreement or (y) the condition (financial or otherwise), business, assets, liabilities or results of operations of Biomet and its subsidiaries taken as a whole; provided that no Change to the extent resulting from the following shall constitute or be taken into account in determining whether there has been or reasonably would be expected to be a material adverse effect under clause (x) or (y):

•

changes in the economy or financial markets generally in the United States or other countries in which Biomet or any of our subsidiaries conduct operations or that are the result of acts of war or terrorism;

•	general changes or developments in any industry in which Biomet and its subsidiaries operate;

•

any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Biomet or any of its subsidiaries with its customers, partners, employees, financing sources or suppliers, or any change in Biomet’s credit ratings, caused by the pendency or the announcement of the transactions contemplated by the merger agreement;

•

any restatement of Biomet’s financial statements or any delay in filing periodic reports at the time required by the Exchange Act solely to the extent resulting from Biomet’s failure to (1) properly document the measurement date for any stock option grant, (2) record stock option expense (or other items relating thereto) in accordance with GAAP or (3) issue stock options in accordance with the terms of any applicable stock option plan (the foregoing such failures, the “Option Accounting Issues”);

•	any civil investigation or civil litigation to the extent arising out of or relating to any Option Accounting Issues or applicable laws relating thereto (including the IBCL and the Exchange Act);

•	any of the potential consequences set forth in Biomet’s disclosure letter solely to the extent resulting from Option Accounting Issues, such as, for example:

•	stock options not having been validly issued under the applicable stock option plan;

•

SEC filings not having been prepared in accordance with GAAP, or not otherwise complying with the applicable requirements of the Securities Act, the Exchange Act and/or the rules and regulations promulgated thereunder; or

•	SEC filings being required to be reaudited and/or restated, or otherwise no longer to be relied upon;

•	the failure by Biomet to take any action prohibited by the merger agreement;

•	changes in any law or GAAP or interpretation thereof after June 7, 2007;

•

any failure by Biomet to meet any estimates of revenues or earnings for any period ending on or after June 7, 2007 in and of itself; provided that the exception in this bullet point will not prevent or otherwise affect a determination that any Change underlying or contributing to such failure has resulted in, or contributed to, a material adverse effect; and

•

a decline in the price or trading volume of Biomet’s common shares on the NASDAQ in and of itself; provided that the exception in this bullet point will not prevent or otherwise affect a determination that any Change underlying or contributing to such decline has resulted in, or contributed to, a material adverse effect;

unless, in the case of the first, second and eighth bullet points above, such changes have a disproportionate effect on Biomet and its subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which Biomet or its subsidiaries operate.

Shareholders Meeting

The merger agreement provides that we will take all reasonable action necessary to convene a special meeting of our shareholders as promptly as reasonably practicable. At the meeting, Parent will cause all common shares held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon in favor of the approval of the merger and the merger agreement.

Filings and Other Actions

In the merger agreement, we and Parent have agreed to cooperate with each other and to use our respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the offer, the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement. This includes Parent’s willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of Biomet after the occurrence of the consummation of the offer and/or Parent or either’s respective subsidiaries (in the case of Biomet, after the occurrence of the consummation of the offer), if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (1) commencement of any administrative, judicial or other proceeding in any forum by any government antitrust entity or (2) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the offer or the merger by any government antitrust entity.

Employee Benefits

Parent has agreed that, during the period commencing on July 12, 2007, the date Merger Sub accepted for payment the shares tendered in the offer, and ending on December 31, 2008, the employees of Biomet as of July 12, 2007 (the “Current Employees”) will be provided with:

•

base salary and bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities) which are no less than the base salary and bonus opportunities provided by Biomet and its subsidiaries immediately prior to July 12, 2007;

•

pension and welfare benefits and perquisites (excluding equity and equity-based benefits) that are no less favorable in the aggregate than those provided by Biomet and its subsidiaries immediately prior to July 12, 2007; and

•	severance benefits that are no less favorable than those set forth in Biomet’s separation pay plan in effect on December 18, 2006 and provided to Parent.

Parent has agreed to cause any employee benefit plans of Parent or the surviving corporation which the Current Employees are entitled to participate in from and after July 12, 2007 to take into account for purposes of eligibility, vesting and benefit accrual, service by the Current Employees with Biomet or any of its subsidiaries prior to the effective time of the merger as if such service were with Parent, to the same extent such service was credited under a comparable plan of Biomet or any of its subsidiaries prior to July 12, 2007 (except to the extent it would result in a duplication of benefits).

Indemnification and Insurance of Our Directors and Officers

The merger agreement provides that, from and after July 12, 2007, the date Merger Sub accepted for payment the shares tendered in the offer, Parent will cause the surviving corporation to indemnify each of our and our subsidiaries’ present and former directors and officers against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such person’s service as a director or officer at or prior to July 12, 2007, to the fullest extent permitted under applicable laws.

The merger agreement required Parent to cause the surviving corporation to, July 12, 2007, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after July 12, 2007 from a carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage that are at least as favorable as our existing policies with respect to matters existing or occurring at or prior to July 12, 2007.

Financing

Debt Financing

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange its debt financing as promptly as practicable on the terms and conditions described in its debt financing commitment, including using reasonable best efforts to:

•	maintain in effect the debt financing commitment, subject to Parent’s replacement and amendment rights;

•

satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the debt financing set forth in the debt financing commitment that are within their control (including by consummating the financing pursuant to the terms of the equity financing commitments and by assisting in the syndication or marketing of the financing contemplated by the debt financing commitment); and

•

enter into definitive financing agreements on the terms and conditions contemplated by the financing commitment or on other terms reasonably acceptable to Parent that would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitment, Parent has agreed to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event.

Parent is required to give us prompt notice of any material breach by any party to the financing commitments of which Parent or Merger Sub becomes aware, or any termination of the financing commitments. Parent is also required to keep us informed on a reasonably current basis of the status of its efforts to arrange the debt financing and provide copies of all documents related to the debt financing (other than any ancillary documents subject to confidentiality agreements) to us.

Cooperation of Biomet

Prior to the closing, we are required to provide to Parent and Merger Sub and to use our reasonable best efforts to cause our officers, employees and advisors, including legal and accounting, to provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent that is reasonably necessary or customary in connection with the Parent’s financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of Biomet and its subsidiaries), including:

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•

using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary or customary in connection with Parent’s financing;

•

using commercially reasonable best efforts to furnish Parent and Merger Sub as promptly as reasonably practicable with financial and other pertinent information regarding Biomet and its subsidiaries as may be reasonably requested by Parent in connection with the debt financing and customarily included in private placement memoranda relating to private placements under Rule 144A promulgated under the Securities Act to consummate the offering(s) of debt securities contemplated by Parent’s debt financing commitments at the time during our fiscal year such offering(s) will be made as soon as such financial and other information becomes available, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X and summary quarterly financial information and without giving effect to the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A; 34-54302A; IC-27444A), including audits thereof to the extent so required (which audits need to be unqualified);

•

using reasonable best efforts to assist Parent in procuring accountants’ comfort letters and consents, legal opinions, surveys and title insurance and other customary documentation required by the debt financing commitments, in each case as reasonably requested by Parent and, if reasonably requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items;

•

using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within the time frame, and to the extent, we prepare such financial statements in the ordinary course of business;

•

using reasonable best efforts to assist Parent in procuring the execution and delivery, as of the effective time of the merger, by the officers of the surviving corporation and its subsidiaries of any customary pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the surviving corporation or any subsidiary with respect to solvency matters) and otherwise reasonably facilitating, to the extent reasonably requested by Parent, the pledging of collateral (including cooperation, to the extent reasonably requested by Parent, in connection with the payoff of existing indebtedness and the release of related liens);

•

taking all actions to the extent reasonably requested by Parent necessary to (A) permit the prospective lenders involved in the financing to evaluate our current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; and

•

taking all corporate actions, subject to the occurrence of the closing, reasonably requested by Parent in connection with the consummation of the debt financing by the surviving corporation and its subsidiaries immediately following the effective time of the merger;

provided that none of Biomet or any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the debt financing prior to the effective time of the merger.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•

the merger agreement must have been approved by the affirmative vote of at least 75% of the votes entitled to be cast by the holders of the outstanding common shares (as a result of the tender offer and a voting agreement with certain of our shareholders, LVB Acquisition beneficially owns or may be deemed to have voting control over a total of approximately 84.74% of the outstanding common shares, which is sufficient to assure approval of the merger agreement at the special meeting); and

•

no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition is in effect preventing, restraining or rendering illegal the consummation of the merger.

The obligations of Parent and Merger Sub to complete the merger are also subject to the Marketing Period having been completed or waived (provided that if the failure of the Marketing Period to be completed is due to Parent or Merger Sub’s failure to comply with its obligations under the merger agreement, such condition will be deemed satisfied).

For purposes of the merger agreement, “Marketing Period” means the first period of 20 consecutive days after the first to occur of (a) the requirements to consummate a short form merger having been met and (b) the merger agreement having been approved by the affirmative vote of at least 75% of the votes entitled to be cast by the holders of the outstanding common shares voting together as a single class, throughout and on the last day of which:

•	Parent and its financing sources have the required financial information described above under “—Cooperation of Biomet” from Biomet;

•	nothing has occurred and no condition exists that would cause any of the following events to occur:

(i) our representation and warranty set forth in the merger agreement that there has not been a material adverse effect since May 31, 2006 shall not be true and correct in all respects as of June 7, 2007 and as of July 11, 2007 as though made on and as of such date; (ii) any of our representations and warranties set forth in the merger agreement relating to capital structure, corporate authority, approval and fairness, takeover statutes and brokers and finders shall not be true and correct in all material respects as of June 7, 2007 and as of July 11, 2007 as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct in all material respects as of such earlier date); or (iii) any of the other representations and warranties of Biomet set forth in the merger agreement (disregarding all qualifications and exceptions contained therein regarding materiality or material adverse effect) shall not be true and correct as of December 18, 2006 and as of July 11, 2007 (except for Biomet’s representations and warranties with respect to organization, good standing and qualification, governmental filings; no violations, certain contracts, company reports, financial statements, rights agreement, and the Schedule 14D-9, Offer Documents, Proxy Statement and other filings, which must be true as of June 7, 2007 and as of July 11, 2007) as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a material adverse effect; or

we have failed to perform in all material respects any of our obligations required to be performed by us under the merger agreement, and such failure to perform has not been cured prior to the expiration date of the offer; and

•	the conditions of all of the parties to the merger shall have been satisfied.

Notwithstanding the foregoing, (1) the Marketing Period will end on any earlier date on which Parent consummates the debt financing to be drawn on the closing date of the merger, (2) the Marketing Period must occur either entirely before or entirely after August 17 through September 3, 2007 and (3) the Marketing Period will not be deemed to have commenced if, prior to the completion of the Marketing Period:

•	Ernst & Young LLP withdraws its audit opinion with respect to any financial statements contained in the required information provided by us to Parent, in which case the Marketing Period will not be deemed to commence at the earliest unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by Ernst & Young LLP or another independent registered accounting firm reasonably acceptable to Parent;

•

we announce any intention to restate any of our financial information included in the required information provided to Parent or any such restatement is under consideration or may be a possibility, in which case the Marketing Period will not be deemed to commence at the earliest unless and until such restatement has been completed and our reports with the SEC have been amended or we have announced that we have concluded that no restatement will be required in accordance with GAAP;

•	we are delinquent in filing any report with the SEC, in which case the Marketing Period will not be deemed to commence at the earliest unless and until all such delinquencies have been cured;

•

we have received any material accounting comments from the staff of the SEC on its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, as such may be amended, and all such material accounting comments have not been satisfactorily resolved with the SEC staff;

•

If the financial statements included in the required financial information provided by us to Parent that is available to Parent on the first day of any such 20-consecutive-day period would not be sufficiently current on any day during such 20-consecutive-day period to permit (1) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20-consecutive-day period or (2) our independent registered accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 20-consecutive-day period, then a new 20-consecutive-day period will commence upon Parent receiving updated required financial information from us that would be sufficiently current to permit the actions described in (1) and (2) on the last day of such 20-consecutive-day period.

Modification or Amendment

Subject to the provisions of applicable law, at any time prior to the effective time of the merger, the parties may modify or amend the merger agreement by written agreement among the parties, provided, however, that, prior to approval of the merger agreement by our shareholders, the merger agreement may not be amended in a manner that would adversely affect the right of our shareholders to receive the merger consideration. Any modification or amendment of the merger agreement by us will require the approval of a majority of directors on our board that were not designated by Parent.

THE VOTING AGREEMENT

On June 7, 2007, prior to the execution of the amended and restated merger agreement, Parent entered into a voting agreement with Dane A. Miller, Ph.D and his wife, Mary Louise Miller. Pursuant to the voting agreement and in consideration of Parent’s willingness to enter into the merger agreement, Dr. and Mrs. Miller agreed that during the time that the voting agreement is in effect, at any meeting of our shareholders, however called, and at every adjournment or postponement thereof, with respect to 5,723,595 common shares owned beneficially or of record by Dr. and Mrs. Miller (representing approximately 2.3% of the total number of outstanding common shares as of July 20, 2007) and any common shares acquired by Dr. and/or Mrs. Miller after the date of the voting agreement and prior to the termination of the voting agreement, Dr. and Mrs. Miller (individually and jointly) will: (i) appear at such meeting or otherwise cause their shares to be counted as present thereat for purposes of establishing a quorum; (ii) vote or cause to be voted their shares in favor of the merger and the approval and adoption by Biomet’s shareholders of the “plan of merger” contained in the merger agreement, and any action required in furtherance thereof; and (iii) vote or cause to be voted, or execute consents in respect of, their shares against any proposal, action or transaction involving Biomet or any of our shareholders that could reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated by the merger agreement. Pursuant to the voting agreement, the Millers have appointed Parent as their attorney and proxy in accordance with the IBCL, with full power of substitution and resubstitution, to vote the common shares owned beneficially or of record by them (individually and jointly) as indicated in the immediately foregoing sentence. Such proxy will expire automatically and without further action by the parties upon termination of the voting agreement. The voting agreement will terminate immediately upon the earliest of: (a) the effective time of the merger; (b) the termination of the merger agreement; and (c) the mutual agreement of the parties to terminate the voting agreement.

STOCK OWNERSHIP

The following table sets forth certain data with respect to those persons known by Biomet to be the beneficial owners of more than 5% of the issued and outstanding Biomet common shares as of July 17, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
LVB Acquisition, Inc.	208,324,725	(1)	84.74%
c/o Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801
State Farm Mutual Automobile Insurance Company and related entities	18,898,539	(2)	7.7%
One State Farm Plaza Bloomington, Illinois 61710

(1)	This figure represents the shares beneficially owned by Parent, including 202,601,130 shares acquired by Merger Sub pursuant to the offer and 5,723,595 shares owned by Dr. and Mrs. Miller, who, pursuant to a voting agreement, have agreed with Parent to vote those shares in favor of the merger. Parent and Merger Sub disclaim beneficial ownership of any Biomet common shares beneficially owned by Dr. and/or Mrs. Miller other than those shares subject to the voting agreement.
(2)	According to a Schedule 13G/A filed with the SEC on February 14, 2007 by State Farm Mutual Automobile Insurance Company (SFMAIC) and certain related entities on January 12, 2007, as of December 31, 2006, SFMAIC is the beneficial owner of 9,478,788 shares, as to which it has sole voting and dispositive power for 9,409,500 shares and shared dispositive power for 69,288 shares. State Farm Life Insurance Company is the beneficial owner of 179,068 shares, as to which it has sole voting and dispositive power for 169,975 shares and shared dispositive power for 9,093 shares. State Farm Fire and Casualty Company is the beneficial owner of 8,220 shares, as to which it has shared dispositive power. State Farm Investment Management Corp. is the beneficial owner of 4,410,158 shares, as to which it has sole dispositive power for 4,398,750 shares and shared voting and dispositive power for 11,408 shares. State Farm Insurance Companies Employee Retirement Trust is the beneficial owner of 7,305 shares, as to which it has shared dispositive power. State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees is the beneficial owner of 4,815,000 shares, as to which it has sole voting and dispositive power.

The following table sets forth the beneficial ownership of Biomet common shares as of July 17, 2007, by each director, each named executive officer for fiscal 2007 and by all directors and executive officers currently employed by Biomet as a group (as well as Mr. Hann).

Name of Beneficial Owner	Number of Shares Beneficially Owned(#)(1)	Biomet’s Employee Stock Bonus Plan(#)	Biomet 401(k) Savings & Retirement Plan (#)(2)	Option Shares Exercisable Within 60 Days(#)	Total Number of Shares Beneficially Owned(#)	Percent of Class(%)
Jeffrey R. Binder	0	0	0	0	0	0
Garry L. England	0	0	0	0	0	0
Daniel P. Hann(3)	74,406	0	15,032	0	89,438	*
C. Scott Harrison, M.D	1,284	0	0	0	1,284	*
Kenneth V. Miller	1,282	0	0	0	1,282	*
Charles E. Niemier	1,250	0	65,396	0	66,646	*
L. Gene Tanner	2,558	0	0	0	2,558	*
J. Pat Richardson	0	0	0	0	0	0
Gregory D. Hartman	166,903	0	34,694	0	203,807	*
Roger Van Broeck	65,347	0	1,731	0	67,078	*
Chinh E. Chu(4)	0	0	0	0	0	0
Jonathan J. Coslet(4)	0	0	0	0	0	0
Michael Dal Bello(4)	0	0	0	0	0	0
Sean Fernandes(4)(5)	124,282	0	0	3,100	127,382	*
Adrian Jones(4)(6)	124,282	0	0	3,100	127,382	*

Name of Beneficial Owner	Number of Shares Beneficially Owned(#)(1)	Biomet’s Employee Stock Bonus Plan(#)	Biomet 401(k) Savings & Retirement Plan (#)(2)	Option Shares Exercisable Within 60 Days(#)	Total Number of Shares Beneficially Owned(#)	Percent of Class(%)
Michael Michelson(4)	0	0	0	0	0	0
Dane A. Miller(7)	6,053,226	0	0	0	6,053,226	2.5
John Saer(4)	0	0	0	0	0	0
Todd Sisitsky(4)	0	0	0	0	0	0
Other Executive Officers (10 persons)	247,654	0	137,272	0	384,926	*
All Directors and Executive Officers as a Group (29 persons, including the foregoing)	6,738,192	0	256,335	3,100	6,997,627	2.8

*	Represents less than 1.0% of Biomet’s issued and outstanding common shares.
(1)	Other than as noted below, each director and executive officer has sole or shared voting power and investment power with respect to the common shares listed next to his or her name:

Mr. Gregory D. Hartman—27,545 shares held in an individual indirect trust over which he has no voting power; 17,117 shares in an individual indirect trust in the name of his spouse over which he has no voting or investment power and disclaims any beneficial ownership thereof; 57,486 shares held by his spouses as to which Mr. Hartman has no voting or investment power and disclaims beneficial ownership and 1,800 shares held in the name of his children over which he has no voting or investment power and disclaims any beneficial ownership thereof.

Other Executive Officers—8,958 shares held by the children of four of these executive officers, as to which the executive officers have no voting or investment power and disclaim beneficial ownership; and 14,607 shares held by the spouses of one of these executive officers, as to which the executive officers have no voting or investment power and disclaim beneficial ownership.

(2)	Biomet’s executive officers may elect to participate in Biomet’s Profit Sharing Plan and Trust qualified under Section 401(k) of the Internal Revenue Code. The officers have no voting power for the shares held in their accounts in the 401(k) plan. They have sole investment power with respect to any shares purchased through their personal contributions to their accounts in the 401(k) plan. They have no investment power with respect to the shares contributed by Biomet to their accounts in the 401(k) plan.
(3)	On March 30, 2007, Mr. Hann retired as Executive Vice President of Administration and a Biomet director. He is reflected in the table above as he met the criteria to be a named executive officer, under SEC regulations, for the 2007 fiscal year. For more information on Mr. Hann’s retirement, please see “Approval of the Merger Agreement—Interests of Biomet Directors and Officers in the Merger—Consulting Arrangements with Gregory D. Hartman and Daniel P. Hann” beginning on page 55.
(4)	Each of Chinh Chu, Jonathan Coslet, Michael Dal Bello, Sean Fernandes, Adrian Jones, Michael Michelson, John Saer and Todd Sisitsky were designated to serve on Biomet’s board of directors by Parent, which is the beneficial owner of 208,324,725 common shares, including 5,723,595 shares beneficially owned by Dr. Miller and his wife, Mary Louise Miller, that are subject to a voting agreement with Parent. Each of such persons disclaims beneficial ownership of these common shares.
(5)	Sean Fernandes is currently a vice president of Goldman, Sachs & Co. (“Goldman Sachs”). Goldman Sachs is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). Goldman Sachs and other wholly-owned subsidiaries of GS Group may be deemed to directly beneficially own 127,382 Biomet common shares, which include call options, immediately exercisable, to purchase 3,100 shares at a price of $45.00 per share. Mr. Fernandes disclaims beneficial ownership of all of the Biomet common shares that are or may be beneficially owned by Goldman Sachs and any of its affiliated funds.
(6)	Adrian Jones is currently a managing director of Goldman Sachs. Goldman Sachs and other wholly-owned subsidiaries of GS Group may be deemed to directly beneficially own 127,382 Biomet common shares, which include call options, immediately exercisable, to purchase 3,100 shares at a price of $45.00 per share. Mr. Jones disclaims beneficial ownership of all of the Biomet common shares that are or may be beneficially owned by Goldman Sachs and any of its affiliated funds.
(7)

Dane Miller was designated to serve on Biomet’s board of directors by Parent, which is the beneficial owner of 208,324,725 common shares, including 5,723,595 shares beneficially owned by Dr. Miller and his wife,

Mary Louise Miller, that are subject to a voting agreement with Parent. Dr. Miller disclaims beneficial ownership of the 202,601,130 shares owned directly by Merger Sub. Of the 6,053,226 shares beneficially owned by Dr. and Mrs. Miller, Dr. Miller directly owns 3,027,874 shares (221,680 shares of which are jointly owned by Dr. and Mrs. Miller) as well as 159,386 shares held in two IRAs for his benefit. Dr. Miller has no voting or investment power over and disclaims beneficial ownership of 2,523,104 shares owned of record solely by Mrs. Miller and 42,723 shares held in an IRA for her benefit. Dr. Miller has voting and dispositive power over but no economic interest in 300,139 shares owned of record by the Dr. Dane A. and Mary Louise Miller Foundation, a private foundation organized under the laws of the State of Indiana.

MARKET PRICE OF BIOMET’S COMMON SHARES

Biomet’s common shares are currently publicly traded on the NASDAQ Global Select Market under the symbol “BMET.” The following table sets forth the high and low sales prices per common share on the NASDAQ Global Select Market for the periods indicated.

Market Information

	High Price	Low Price
Fiscal Year Ended May 31, 2005
1st Quarter	$49.60	$39.69
2nd Quarter	49.50	43.13
3rd Quarter	49.64	40.53
4th Quarter	43.32	34.90
Fiscal Year Ended May 31, 2006
1st Quarter	$39.11	$33.64
2nd Quarter	39.09	32.50
3rd Quarter	38.66	34.90
4th Quarter	39.45	33.64
Fiscal Year Ending May 31, 2007
1st Quarter	$36.07	$30.22
2nd Quarter	39.25	32.00
3rd Quarter	42.67	37.40
4th Quarter	43.75	41.94
Fiscal Year Ending May 31, 2008
Fiscal Quarter Ending August 31, 2007 (through August 7, 2007)	$45.98	43.56

Biomet paid cash dividends of $0.25 and $0.20 per common share during fiscal years ending May 31, 2006 and 2005, respectively. On July 21, 2006, Biomet paid a cash dividend of $0.30 per common share. Parent has informed us that its designees to the board of directors do not intend to approve any dividends with respect to the common shares prior to the consummation of the merger. Accordingly, we do not expect to declare or pay any further dividends prior to the merger.

The closing sale price of our common shares on the NASDAQ Global Select Market on April 3, 2006, the last trading day prior to public speculation about Biomet executing a significant transaction, was $34.78 per common share. On June 6, 2007, the last trading day before the amended and restated merger agreement was announced, the closing price per common share was $44.20. On July 14, 2006, approximately three months after we announced our review of strategic alternatives, the closing price per common share was $30.35—our 52-week low closing price. The $46.00 per share to be paid for each Biomet common share in the merger represents a premium of approximately 32% to the closing price on April 3, 2006; a premium of approximately 4% to the closing price on June 6, 2007; and a premium of approximately 52% to the 52-week low closing price on July 14, 2006. On August 7, 2007, the closing price per share was $45.51. You are encouraged to obtain current market quotations for our common shares in connection with voting your shares.

As of July 20, 2007, there were approximately 3,087 record holders of our common shares.

FUTURE SHAREHOLDER PROPOSALS

If the merger agreement is approved and the merger is completed, we will no longer have any public shareholders and we will not hold an annual meeting of shareholders in 2007. However, if the merger is not completed for any reason, we expect to hold a 2007 Annual Meeting of Shareholders in the fourth quarter of 2007.

In the event our 2007 Annual Meeting of Shareholders is held on or before October 20, 2007, under SEC rules, a shareholder who intends to present a proposal at the 2007 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy statement for that meeting was required to have submitted the proposal in writing to the Secretary of Biomet, c/o Biomet Inc., 56 East Bell Drive, Warsaw, Indiana 46582 no later than April 24, 2007. In the event that our 2007 Annual Meeting of Shareholders is held after October 20, 2007, we will specify a deadline that provides shareholders with a reasonable time to submit proposals before we begin to print and send our proxy materials.

Shareholders who do not wish to follow the SEC rules in proposing a matter for action at the 2007 Annual Meeting of Shareholders must notify Biomet in writing of the information required by Biomet’s bylaws dealing with shareholder proposals. Biomet’s bylaws establish an advance notice procedure with regard to shareholder nominations of directors. If you wish to submit director nominees for consideration by the shareholders at Biomet’s 2007 Annual Meeting, you must provide a written notice to the Secretary of Biomet, P.O. Box 587, Warsaw, Indiana 46581-0587. Such written notice must be delivered to, or mailed and received at, such address not less than 60 days nor more than 90 days prior to the 2007 Annual Meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the 2007 Annual Meeting is given or made to shareholders, any notice of nomination by a shareholder must be received no later than the close of business on the tenth day following the day on which such notice of the date of the 2007 Annual Meeting was mailed or such public disclosure was made. Such written notice must also contain specified information concerning the person(s) to be nominated and concerning the shareholder making such nomination(s). You may obtain a copy of Biomet’s bylaws from the Secretary of Biomet. If you notify Biomet of an intent to present a proposal at Biomet’s 2007 Annual Meeting, Biomet’s proxy holders will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in Biomet’s proxy materials.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Biomet’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Our public filings are also available through our website under the “Investor Information” tab at www.biomet.com.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our shareholders does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

BIOMET, INC.,

LVB ACQUISITION, LLC

and

LVB ACQUISITION MERGER SUB, INC.

Dated as of December 18, 2006

(Amended and Restated as of June 7, 2007)

Page

ARTICLE I A
1A.1.	The Offer	A-2
1A.2.	Company Action	A-3
1A.3.	Directors	A-4
1A.4.	Top-Up Option	A-5
1A.5.	Treatment of Stock Plans	A-6

ARTICLE I
The Merger; Closing; Effective Time
1.1.	The Merger	A-6
1.2.	Closing	A-7
1.3.	Effective Time	A-7
1.4.	Merger Without Meeting of Shareholders	A-7
1.5.	Representations and Warranties; Disclosure Schedules	A-7

ARTICLE II
Articles of Incorporation and Bylaws of the Surviving Corporation
2.1.	The Articles of Incorporation	A-7
2.2.	The Bylaws	A-7

ARTICLE III
Officers and Directors of the Surviving Corporation
3.1.	Directors	A-8
3.2.	Officers	A-8

ARTICLE IV
Effect of the Merger on Capital Stock; Exchange of Certificates
4.1.	Effect on Capital Stock	A-8
4.2.	Exchange of Certificates	A-8
4.3.	Adjustments to Prevent Dilution	A-10

ARTICLE V
Representations and Warranties
5.1.	Representations and Warranties of the Company	A-10
5.2.	Representations and Warranties of Parent and Merger Sub	A-21

A-i

A-ii

Page
9.9.	Obligations of Parent and of the Company	A-44
9.10.	Transfer Taxes	A-44
9.11.	Definitions	A-44
9.12.	Severability	A-44
9.13.	Interpretation; Construction	A-44
9.14.	Assignment	A-45

Annex A	Conditions of the Offer	A-47
Annex B	Defined Terms	A-49

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 18, 2006 (amended and restated as of June 7, 2007), among Biomet, Inc., an Indiana corporation (the “Company”), LVB Acquisition, LLC, a Delaware limited liability company (“Parent”), and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Company and Merger Sub are sometimes hereinafter collectively referred to as the “Constituent Corporations”.

RECITALS

WHEREAS, the parties to this Agreement wish to amend and restate the Agreement and Plan of Merger, dated as of December 18, 2006 (the “Prior Merger Agreement”), by and among Parent, Merger Sub and the Company, as provided for herein;

WHEREAS, on the terms and subject to the conditions set forth herein, Merger Sub has agreed to commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, without par value, of the Company (the “Shares”), at a price of $46.00 per Share, net to the seller in cash, subject to reduction only for any applicable federal backup withholding or stock transfer taxes payable by the seller (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Per Share Amount”);

WHEREAS, following consummation of the Offer, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and each Share that is issued and outstanding immediately prior to the Effective Time (as defined below) (other than Shares owned directly or indirectly by Parent, Merger Sub or the Company, which will be canceled with no consideration issued in exchange therefor) will be canceled and converted into the right to receive cash in an amount equal to the Per Share Amount, all upon the terms and conditions set forth herein;

WHEREAS, in furtherance of the foregoing and in accordance with the Indiana Business Corporation Law (the “IBCL”) the board of directors of the Company has (i) unanimously approved this Agreement, the Merger, the Offer and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement, (ii) adopted and declared advisable this Agreement, and (iii) determined to recommend that the Company’s shareholders accept the Offer and tender their Shares to Merger Sub and, if required, vote in favor of the approval of this Agreement and the Merger;

WHEREAS, the board of directors of the Company has approved in advance the transactions contemplated by this Agreement for purposes of the provisions of Sections 23-1-42 and 23-1-43 of the IBCL;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Blackstone Capital Partners V L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P, KKR 2006 Fund L.P. and TPG Partners V, L.P. (collectively, the “Guarantors”) is entering into an amended and restated guarantee with the Company (each an “Amended Guarantee”) pursuant to which each Guarantor is guaranteeing its pro rata portion of certain obligations of Parent and Merger Sub in connection with this Agreement;

WHEREAS, in furtherance of the foregoing and in accordance with the IBCL and the Delaware Limited Liability Company Act, as the case may be, the respective boards of directors of each of Parent and Merger Sub have unanimously approved the Agreement, the Merger, the Offer and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I A

The Tender Offer

1A.1. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Merger Sub shall, and Parent shall cause Merger Sub to, (i) as promptly as practicable following the execution of this Agreement, and in any event within five business days following June 7, 2007 (or such other later date as the parties may mutually agree in writing) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the Offer to purchase all outstanding Shares at the Per Share Amount. The Per Share Amount shall be net to the seller in cash, subject to reduction only for any applicable federal backup withholding or stock transfer taxes payable by the seller. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Annex A (the “Tender Offer Conditions”). The Company agrees that no Shares held by the Company or any of its Subsidiaries (other than any Shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) Parent, on behalf of Merger Sub, expressly reserves the right from time to time, subject to Sections 1A.1(c) and 1A.1(d), to waive any Tender Offer Condition or increase the Per Share Amount, provided that without the prior written consent of the Company, Merger Sub shall not, and Parent shall cause Merger Sub not to (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex A) except to decrease the Minimum Condition to a number of Shares that is not less than the number of such Shares (the “Adjusted Minimum Number”) that, when added to the number of Shares beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Parent, any of its equity owners or any of their respective Affiliates, and any Person that is party to a voting agreement with Parent or Purchaser obligating such Person to vote in favor of Merger (whether such voting agreement is entered into prior to, on or after the date hereof), represents at least 75% of the total number of Shares outstanding immediately prior to the expiration of the Offer, (iv) impose additional conditions to the Offer, (v) make any change in the Offer that would require an extension or delay of the then-current Expiration Date (other than an increase in the Per Share Amount), (vi) modify or amend the Tender Offer Conditions (other than to waive such Tender Offer Conditions, other than the Minimum Condition) or (vii) modify or amend any other term of the Offer, in the case of clause (vii), in any manner (A) adverse to the holders of Shares or (B) which would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(c) On the date of commencement of the Offer, Parent and Merger Sub shall file or cause to be filed with the Securities Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) and with the Indiana Securities Commissioner such filings as may be required by the Indiana Takeover Offers Act, Ind. Code 23-2-3.1-.05, et seq. (the “Indiana Takeover Offers Act”), in each case with respect to the Offer which shall contain the offer to purchase (the “Offer to Purchase”) and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). Each of Parent, Merger Sub and the

Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub shall, and Parent further agrees to cause Merger Sub to, take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Indiana Securities Commissioner and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents (including each amendment or supplement thereto) before they are filed with the SEC. Merger Sub shall, and Parent agrees to cause Merger Sub to, provide the Company with (in writing, if written), and to consult with the Company regarding, any comments (written or oral) that may be received by Parent, Merger Sub or their counsel from the SEC or its staff with respect to the Offer Documents as promptly as practicable after receipt thereof. The Company and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.

(d) The Offer shall remain open until the date that is 20 business days (as defined in Rule 14d-1 under the Exchange Act, “business day”) following (and including the day of) the commencement of the Offer (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”), Merger Sub shall not and Parent agrees that it shall cause Merger Sub to not terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Section 8.1 hereof. Notwithstanding the foregoing, Merger Sub may, without Parent receiving the consent of the Company, (A) extend the Expiration Date for any period required by rules and regulations of the SEC or the NASDAQ applicable to the Offer or (B) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act; provided that, in accordance with Rule 14d-11 under the Exchange Act, Merger Sub shall, and Parent shall cause Merger Sub to, immediately accept and promptly pay for all Shares tendered during any such subsequent offering period. So long as the Offer and this Agreement have not been terminated pursuant to Section 8.1 hereof (and subject to each party’s rights to terminate this Agreement pursuant to Section 8.1), if at any scheduled Expiration Date, the Tender Offer Conditions shall not have been satisfied or earlier waived, Merger Sub shall, and Parent shall cause Merger Sub to extend the Offer and the Expiration Date to a date that is not more than five business days after such previously scheduled Expiration Date; provided that Merger Sub shall not and Parent shall not be required to cause Merger Sub to extend the Offer beyond the Termination Date.

(e) Subject solely to the satisfaction or waiver by Merger Sub in accordance with Section 1A.1(b) hereof of the Tender Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, as soon as possible after the expiration of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer (the time and date of acceptance for payment, the “Acceptance Date”). Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

1A.2. Company Action.

(a) The board of directors of the Company adopted resolutions: (i) unanimously determining that the Offer and the Merger are in the best interests of the Company and its shareholders, unanimously adopting and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby and unanimously resolving to recommend to the holders of Shares that such shareholders tender their Shares in the Offer or otherwise approve the “plan of merger” (as such term is used in Section 23-1-40 of the IBCL) (the “Company Board Recommendation”), (ii) directing that, to the extent required by the IBCL, this Agreement and the Merger be submitted to the holders of Shares for their approval of the “plan of merger” contained in this Agreement at a shareholders’ meeting duly called and held for such purpose, (iii) assuming that Parent, Merger Sub and their respective affiliates collectively beneficially own less than 10% of the outstanding Shares, taking all necessary steps to render Sections 23-1-42 and 23-1-43 of the IBCL inapplicable to Parent and Merger Sub and to the Offer and the Merger, and (iv) resolving to elect, to the extent permitted by applicable Laws, for the Company not to be subject to any “fair price,” “moratorium,” “control share acquisition,” or other similar Indiana anti-takeover statute or regulation (each, a “Takeover Statute”).

(b) On the date the Offer Documents are filed with the SEC if practicable and otherwise reasonably promptly thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that will comply in all material respects with the provisions of all applicable Federal securities laws. The Company agrees to use its commercially reasonable efforts to mail such Schedule 14D-9 to the shareholders of the Company along with the Offer Documents reasonably promptly after the commencement of the Offer. Subject to any Change in Recommendation in accordance with this Agreement, the Schedule 14D-9 and the Offer Documents shall contain the Company Recommendation. The Company agrees reasonably promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect, and the Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company’s shareholders to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. The Company shall provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of such comments.

(c) In connection with the Offer, the Company shall reasonably promptly following execution of this Agreement furnish Parent with mailing labels containing the names and addresses of all record holders of Shares, a non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of a recent date, and shall reasonably promptly furnish Parent with such additional information, including updated lists of shareholders, mailing labels, security position listings and computer files, and such other information and assistance as Merger Sub or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and each of their respective affiliates and associates shall (x) hold in confidence the information contained in any of such labels and lists, (y) use such information only in connection with the Offer and the Merger and (z) if this Agreement is terminated, promptly deliver to the Company all copies of such information then in their possession.

1A.3. Directors. Promptly upon the payment by Parent or Merger Sub for all Shares tendered pursuant to the Offer that represent at least the Adjusted Minimum Number (the “Share Purchase Date”), and from time to time thereafter as Shares are acquired by Parent or Merger Sub, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the board of directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the board of directors equal to at least that number of directors which equals the product of the total number of directors on the board of directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1A.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding; provided, however, that, in the event that Parent’s designees are appointed or elected to the board of directors of the Company, until the Effective Time (as defined in Section 1.3 hereof) the board of directors of the Company shall have at least three directors who are directors on June 7, 2007 and who are neither officers of the Company nor designees, shareholders, affiliates or associates (within the meaning of the Federal securities laws) of Parent (one or more of such directors, the “Independent Directors”); provided further, that if there are in office fewer than three Independent Directors, the board of directors of the Company will take all action necessary to cause a person or, if there are two vacancies, two persons designated by the remaining Independent Director(s) to fill such vacancy(ies) who shall be neither an officer of the Company nor a designee, shareholder, affiliate or associate of Parent, and such person shall be deemed to be an Independent Director for purposes of this Agreement, or, if no Independent Directors remain, the other directors shall designate three persons to fill the vacancies who shall be neither an officer of the Company nor a designee, shareholder, affiliate or associate of Parent, and each such person shall be deemed to be an Independent Director for purposes of this Agreement. At each such time, the Company will, subject to any limitations imposed by applicable Laws (including, without limitation, the NASDAQ rules and regulations), also cause each committee of the board of directors of the Company to include persons designated by Parent constituting the same percentage of each such committee or board as Parent’s designees constitute on the board of directors of the Company. The Company shall, upon request by Parent, subject to the Company’s articles of incorporation and bylaws, promptly increase the size of the board of directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent’s designees to be elected to the board of directors of the Company in accordance with the terms of this Section 1A.3 and shall cause Parent’s designees to be so elected. Subject to applicable Laws, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1A.3. Parent will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent are elected or appointed to the board of directors of the Company and prior to the Effective Time, only the affirmative vote of a majority of the Independent Directors shall be required to (v) authorize any agreement between the Company and any of its subsidiaries, on the one hand, and Parent, Merger Sub and any of their affiliates (other than the Company and any of its subsidiaries) on the other hand, (w) amend or terminate this Agreement on behalf of the Company, (x) exercise or waive any of the Company’s rights or remedies hereunder, (y) extend the time for performance of Parent’s or Merger Sub’s obligations hereunder or (z) take any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the board of directors of the Company. The Independent Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined appropriate by the Independent Directors and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.

1A.4. Top-Up Option.

(a) The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Per Share Amount, a number of Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes 90.0005% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Parent or Merger Sub at any time on or after the expiration date of the Offer and on or prior to the fifth business day after the later of (1) the expiration date of the Offer or (2) the expiration of any subsequent offering period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable Laws and no Restraint shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s shareholders under applicable Laws (including, without limitation, the NASDAQ rules and regulations), (C) upon exercise of the Top-Up Option, the number of Shares owned by Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub constitutes 90.0005% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, (D) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued shares of common stock of the Company not otherwise reserved for issuance for outstanding Company Options or other obligations of the Company, (E) Merger Sub has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn and (F) the Minimum Condition shall have been satisfied. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. Parent and Merger Sub shall have the right, but shall not be required to, exercise the Top-Up Option in its sole discretion and may only exercise the Top-Up Option if following its exercise, the condition set forth in clause (C) would be satisfied.

(b) Upon the exercise of the Top-Up Option in accordance with Section 1A.4(a), Parent shall so notify the Company and shall set forth in such notice (i) the number of Shares that are expected to be owned by Parent, Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub of the number of Shares then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Merger Sub, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to Parent or Merger Sub, as applicable, a certificate representing the Top-Up Option Shares. The aggregate purchase price payable for the Top-Up Shares may be paid by Merger Sub or Parent by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Shares. Any such promissory note shall bear interest at a rate of interest per annum equal to 3%, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

1A.5. Treatment of Stock Plans.

(a) Options. At the Share Purchase Date, each outstanding option to purchase Shares under the Stock Plans, vested or unvested (a “Company Option”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Share Purchase Date (but in any event no later than three business days after the Share Purchase Date), an amount in cash equal to the product of (i) the total number of Shares subject to the Company Option immediately prior to the Share Purchase Date multiplied by (ii) the excess, if any, of the Per Share Amount over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Corporate Actions. At or prior to the Share Purchase Date, the Company, the board of directors of the Company and the compensation and stock option committee of the board of directors of the Company, as applicable, shall adopt resolutions to implement the provisions of Section 1A.5(a), it being understood that the intention of the parties is that following the Share Purchase Date no holder of any Company Option or any participant in any Stock Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any phantom stock or stock appreciation right) of the Company, any Subsidiary or the Surviving Corporation. The Company shall deliver to the holders of the Company Options appropriate notices, at a time and in a form reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Section 23-1-40-6 of the IBCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, at 10:00 a.m. (Eastern Time) on the second business day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement (the date on which the Closing occurs pursuant to this Section 1.2, the “Closing Date”).

1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Surviving Corporation shall file with the Secretary of State of the State of Indiana articles of merger (the “Articles of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the IBCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the IBCL. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Indiana, or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

1.4. Merger Without Meeting of Shareholders. Notwithstanding anything in this Agreement to the contrary, if, following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, the requirements of a Short Form Merger are satisfied such that the Merger may be effected without a vote of stockholders of the Company, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective following the satisfaction of such threshold, without a meeting of shareholders of the Company, in accordance with Section 23-1-40-4 of the IBCL (such Merger, a “Short Form Merger”), as soon as practicable after the satisfaction or waiver (by the party entitled to so waive) of the conditions set forth in ARTICLE VII hereof.

1.5. Representations and Warranties; Disclosure Schedules. This Agreement amends and restates the Prior Merger Agreement and as such the parties have agreed that unless otherwise expressly provided for in this Agreement, the representations and warranties of the parties in ARTICLE V, and the related Company Disclosure Letter (as supplemented in accordance with the terms hereof) and Parent Disclosure Letter (as supplemented in accordance with the terms hereof), are provided herein as of the date of the Prior Merger Agreement (the “Original Date”) and as of any Expiration Date. Accordingly, all representations and warranties are made as of that date other than the following, which are made as of June 7, 2007 and as of any Expiration Date: Sections 5.1(a) (Organization, Good Standing and Qualification), 5.1(b) (Capital Structure), 5.1(c) (Corporate Authority; Approval and Fairness), 5.1(d) (Governmental Filings; No Violations; Certain Contracts), 5.1(e) (Company Reports; Financial Statements), 5.1(f) (Absence of Certain Changes), 5.1(j) (Takeover Statutes), 5.1(k) (Rights Agreement), 5.1(q) (Brokers and Finders), 5.1(s) (Schedule 14D-9, Offer Documents; Proxy Statement; Other Filings) and 5.2 (Representations and Warranties of Parent and Merger Sub).

ARTICLE II

Articles of Incorporation and

Bylaws of the Surviving Corporation

2.1. The Articles of Incorporation. The articles of incorporation of the Company shall be amended as of the Effective Time as a result of the Merger so as to read in its entirely as the articles of incorporation of Merger Sub (except that ARTICLE I thereof shall be amended to read “The name of the Corporation is Biomet, Inc.”) and, as so amended, shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws.

2.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of Merger Sub (the “Bylaws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be elected or otherwise validly appointed as the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1. Effect on Capital Stock. Except as may otherwise be agreed by the Company and any shareholder, at the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company (each, an “Excluded Share” and collectively, the “Excluded Shares”)) shall be converted into the right to receive in cash an amount equal to the Per Share Amount, less any required withholding Taxes as described in Section 4.2(f) and without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share referred to in Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, without par value, of the Surviving Corporation.

4.2. Exchange of Certificates

(a) Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments under Section 4.1(a).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within five business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this ARTICLE IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (whether pursuant to the Offer, the Merger or otherwise) to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law.

To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Paying Agent, Surviving Corporation, Merger Sub or Parent, as the case may be.

4.3. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Expiration Date and/or the Effective Time, as applicable, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Amount and the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth (i) in (A) the Company Reports filed with the SEC from and after May 31, 2006 through and including June 7, 2007 or (B) the Form 8-K previously disclosed to Parent and to be filed in connection with the announcement of this Agreement (but, in any case, only to the extent (x) such disclosure does not constitute a “risk factor” or a “forward-looking statement” under the heading “Forward-Looking Statements” in any of such Company Reports and (y) the applicability of such disclosure to a section or subsection of these representations and warranties is reasonably apparent) or (ii) in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into the Prior Merger Agreement as supplemented by the disclosure letter delivered to Parent by the Company on June 7, 2007 (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent) the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act and (iii) “Company Material Adverse Effect” means an event, change, effect, development, condition or occurrence (each a “Change”) that is or reasonably would be expected to be, individually or in the aggregate, materially adverse to (x) the ability of the Company to timely perform its obligations under and consummate the transactions contemplated by this Agreement or (y) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided that no Change to the extent resulting from the following shall constitute or be taken into account in determining whether there has been or reasonably would be expected to be a Company Material Adverse Effect under clause (x) or (y):

(A) changes in the economy or financial markets generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations or that are the result of acts of war or terrorism;

(B) general changes or developments in any industry in which the Company and its Subsidiaries operate;

(C) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, partners, employees, financing sources or suppliers, or any change in the Company’s credit ratings, caused by the pendency or the announcement of the transactions contemplated by this Agreement or the Offer;

(D) (1) any restatement of the Company’s financial statements or any delay in filing periodic reports at the time required by the Exchange Act solely to the extent resulting from the failure to (x) properly document the measurement date for any stock option grant, (y) record stock option expense (or other items relating thereto) in accordance with GAAP or (z) issue stock options in accordance with the terms of any applicable Stock Plan (the failures described in clauses (x), (y) and (z) being “Option Accounting Issues”) or (2) any civil investigation or civil litigation to the extent arising out of or relating to any Options Accounting Issues or applicable Laws relating thereto (including the IBCL and the Exchange Act) or (3) any of the “Potential Consequences” set forth in Section 5.1(e) of the Company Disclosure Letter solely to the extent resulting from Option Accounting Issues;

(E) the failure by the Company to take any action prohibited by this Agreement;

(F) changes in any Law or GAAP or interpretation thereof after June 7, 2007;

(G) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after June 7, 2007 in and of itself; provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any Change underlying or contributing to such failure has resulted in, or contributed to, a Company Material Adverse Effect; and

(H) a decline in the price or trading volume of the Company common stock on the NASDAQ Global Select Market (the “NASDAQ”) in and of itself; provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any Change underlying or contributing to such decline has resulted in, or contributed to, a Company Material Adverse Effect;

unless, in the case of the foregoing clauses (A), (B) and (F), such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate.

(b) Capital Structure. The authorized capital stock of the Company consists of 500,000,000 Shares, of which 245,666,581 Shares were outstanding as of the close of business on June 1, 2007, and 5,250 shares of preferred stock, none of which were outstanding as of June 7, 2007. Since such date, the Company has not issued any Shares other than the issuance of Shares upon the exercise of Company Options outstanding on such date and since May 31, 2007, the Company has not issued any Company Options other than ordinary course “anniversary grants” of Company Options that are not, in the aggregate, material. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of June 7, 2007, other than Shares reserved for issuance under the Biomet, Inc. 1998 Qualified and Non-Qualified Stock Option Plan and the 2006 Equity Incentive Plan (collectively, the “Stock Plans”), the Company has no Shares reserved for issuance. The supplement to Section 5.1(b) of the Company Disclosure Letter provided by the Company to Parent on June 7, 2007 contains a correct and complete list as of May 31, 2007 of options, restricted stock, performance stock units, restricted stock units and any other equity or equity-based awards (including cash-settled awards), if any, outstanding under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, or contractual obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or preferred shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its Significant Subsidiaries on any matter. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary other than director qualifying shares are owned by the Company (or a wholly owned Subsidiary of the Company).

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement subject only, in the case of the consummation of the Merger and only if and to the extent required, to approval of the “plan of merger” (as such term is used in Section 23-1-40 of the IBCL) contained in this Agreement by the holders of at least seventy five percent (75%) of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”)

(ii) The board of directors of the Company has (A) unanimously determined that the Offer and the Merger are in the best interests of the Company and its shareholders, unanimously adopted and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby and unanimously resolved to issue the Company Board Recommendation, (B) directed that, to the extent required by the IBCL, this Agreement and the Merger be submitted to the holders of Shares for their approval of the “plan of merger” contained in this Agreement at a shareholders’ meeting duly called and held for such purpose, (C) received the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that the consideration to be received by the holders of the Shares in the Offer and the Merger, taken together, is fair from a financial point of view, as of the date of such opinion, to such holders (the “Opinion”), (D) assuming that Parent, Merger Sub and their respective affiliates collectively beneficially own less than 10% of the outstanding Shares, taken all necessary steps to render Section 23-1-43 of the IBCL inapplicable to Parent and Merger Sub and to the Merger, and (E) resolved to elect, to the extent permitted by applicable Laws, for the Company not to be subject to any Takeover Statute. It is agreed and understood that the Opinion is for the benefit of the Company’s board of directors and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Exchange Act, (C) under the rules of the NASDAQ, (D) required to be or customarily filed pursuant to any state environmental transfer statutes (the “Company Approvals”) and (E) that have been properly made prior to, and remain effective (to the extent such effectiveness is required to consummate the transactions contemplated hereby) as of, June 7, 2007, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Offer, the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Significant Subsidiaries pursuant to any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since May 31, 2004 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to June 7, 2007, including any amendments thereto, but excluding the preliminary proxy statement relating to the transactions contemplated by the Prior Merger Agreement, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to June 7, 2007, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to June 7, 2007 will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after June 7, 2007, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after June 7, 2007, will fairly present in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of information or notes not required by GAAP to be included in interim financial statements and to normal year-end adjustments), and in each case have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis, except as may be noted therein.

(iv) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to June 7, 2007, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f) Absence of Certain Changes. Since May 31, 2006 there has not been a Company Material Adverse Effect. Since August 31, 2006 through June 7, 2007, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company);

(ii) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(iii) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or of any of its Subsidiaries;

(iv) any (A) grant or provision for severance or termination payments or benefits to any director or officer of the Company (the “Elected Officers”) or employee, independent contractor or consultant of the Company or any of its Subsidiaries, except, in the case of employees who are not Elected Officers, in the ordinary course of business consistent with past practice, (B) increase in the compensation, perquisites or benefits payable to any director, Elected Officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except, in the case of employees who are not Elected Officers of the Company, increases in base salary in the ordinary course of business consistent with past practice, (C) grant of equity or equity-based awards that may be settled in Shares, preferred shares or any other securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares or other Company securities or Subsidiary securities, (D) acceleration in the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (E) change in the terms of any outstanding Company Option, or (F) establishment or adoption of any new arrangement that would be a Benefit Plan or terminate or materially amend any existing Benefit Plan (other than changes made in the ordinary course of business consistent with past practice or as may be necessary to comply with applicable Laws, in either case that do not materially increase the costs of any such Benefit Plans); or

(v) any material Tax election made or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability made by the Company or any of its Subsidiaries.

(g) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations, inquiries or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, have a Company Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of May 31, 2006 included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since May 31, 2006, (C) incurred in connection with the Offer, the Merger or the transactions contemplated by this Agreement, or (D) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Letter without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.

(h) Employee Benefits.

(i) All material employee benefit plans covering current or former officers, directors, employees of the Company or its Subsidiaries (collectively, the “Employees”) or current or former independent contractors or consultants of the Company or its Subsidiaries, or under which there is a financial obligation of the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, other stock or stock based, incentive and bonus, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement or other material employment agreement (the “Benefits Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed in Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent.

(ii) Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect:

(A) all Benefits Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”), have been established, maintained and operated in compliance with their terms, ERISA, the Code and all other applicable Laws and each U.S. Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification;

(B) neither the Company nor any of its Subsidiaries has engaged in a transaction that, assuming the taxable period of such transaction expired as of the Original Date, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or any other similar provision of non-U.S. Law;

(C) neither the Company nor any of its Subsidiaries has or is expected to incur any liability under Title IV of ERISA with respect to any “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, any Multiemployer Plan or any “multiple employer plan”, within the meaning of Section 4063/4064 of ERISA or section 413(c) of the Code, in each case currently or formerly maintained or contributed to by any of them or any other entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”;

(D) the Company and its Subsidiaries do not have any unsatisfied withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA;

(E) all Non-U.S. Benefit Plans have been established, maintained and operated in compliance with their terms and all applicable Laws and each Non-U.S. Benefit Plan intended to qualify for favorable tax treatment outside the United States is so qualified; and

(F) All Non-U.S. Benefit Plans are listed in Section 5.1(h)(ii)(F) of the Company Disclosure Letter. The Company has made available true and complete summaries of all material Non-U.S. Benefit Plans.

(i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries or any Benefit Plan is pending or, to the Knowledge of the Company, threatened except for those the outcome of which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j) Takeover Statutes. Assuming that Parent, Merger Sub and their respective affiliates beneficially own less than 10% of the outstanding Shares, no Takeover Statute or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to the Offer, the Merger or the other transactions contemplated by this Agreement, except the Indiana Takeover Offers Act. The adoption of this Agreement and the Merger by the Company’s board of directors represents all the actions necessary to satisfy or render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” (as defined in Section 23-1-43-5 of the ICBL) set forth in Section 23-1-43-18 of the IBCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or to Parent or Merger Sub or any of their Affiliates in connection therewith. The Company has amended its By-Laws to provide that the provisions of Section 23-1-42-1 et seq. are not applicable to the Company.

(k) Rights Agreement. As of June 7, 2007, the Company does not have any shareholder rights plan in effect.

(l) Environmental Matters. Except in each case for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect: (A) to the Knowledge of the Company, the Company and its Subsidiaries have complied at all times since the Applicable Date with all applicable Environmental

Laws; (B) to the Knowledge of the Company, the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law or concerning any actual or alleged liability of the Company or any of its Subsidiaries arising under or pursuant to any Environmental Law, in each case since the Applicable Date; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning noncompliance by, or actual or potential liability of, the Company or any Subsidiary with any Environmental Law.

As used herein, the term “Environmental Law” means, as currently in effect, any applicable Laws, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning the protection of the environment, (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances.

As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof.

(m) Taxes.

(i) The Company and each of its Subsidiaries: (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them except where such failures to prepare or file Tax Returns would not, individually or in the aggregate, have a Company Material Adverse Effect; (B) all such Tax Returns have been true, correct and complete in all material respects; (C) have timely paid all Taxes that are shown on all such Tax Returns and withheld all amounts that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholder, affiliate or third party, except with respect to matters contested in good faith as to which adequate reserves have been established on the balance sheet of the Company as of August 31, 2006 in accordance with GAAP and except where such failure to so pay or remit would not, individually or in the aggregate, have a Company Material Adverse Effect; and (D) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

(ii) The Company and its Subsidiaries have no liability for any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise, except for such amounts as do not, individually or in the aggregate, have a Company Material Adverse Effect.

(iii) As of the Original Date, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended May 31, 2005 and 2004.

(iv) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring any time during the two-year period ending on the Original Date.

(v) Neither the Company nor its Subsidiaries have engaged in any “listed transaction” as such term is defined in Treasury Regulations section 1.6011-4 or any similar provision of state, local or foreign tax law.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, escheat, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor are there any U.S. employees of the Company or any of its Subsidiaries represented by a works’ council, representative body or other labor organization, and there are, to the Knowledge of the Company, no material activities or material proceedings of any labor union, works council, representative body or other organization to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such union, works council or representative body. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout or any other similar event involving the Company or any of its Subsidiaries.

(o) Intellectual Property.

(i) To the Knowledge of the Company, (A) the Company and its Subsidiaries have sufficient rights to use all material Intellectual Property necessary for the operation of their businesses as presently conducted, and (B) except as would not have a Company Material Adverse Effect, all of such rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. No written claim has been asserted, or to the Knowledge of the Company threatened, against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property that would have a Company Material Adverse Effect. To the Knowledge of the Company, no person is violating any Intellectual Property owned by the Company except as would not have a Company Material Adverse Effect.

(ii) For purposes of this Agreement, the following term has the following meaning:

“Intellectual Property” means all: (A) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (C) confidential information, trade secrets and know-how, including processes, schematics, business methods, drawings, prototypes, models, designs, customer lists and supplier lists; (D) published and unpublished works of authorship (including, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or proprietary rights.

(p) Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate. All such material fire and casualty, general liability, director and officer liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(q) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with any of the transactions contemplated in this Agreement except that the Company has employed Morgan Stanley & Co. Incorporated as its financial advisor.

(r) Material Contracts. The Company has made available to Parent true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that (A) contain covenants that which, following the consummation of the Offer or the Merger, could restrict the ability of Parent or any of its affiliates as of immediately prior to the Effective Time to compete or operate in any business or with any person or in any geographic area, or to sell, supply or distribute any service or product or to otherwise operate or expand its current or future businesses; (B) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument; (C) relate to indebtedness for borrowed money or similar obligations; or (D) involve, since January 1, 2004, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $50 million (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory).

(s) Schedule 14D-9, Offer Documents; Proxy Statement; Other Filings.

(i) None of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement supplied by the Company made in any communication with respect to the Offer previously filed with the SEC or disseminated to the shareholders of the Company. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior the purchase of Shares by Merger Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to the information supplied in writing by Parent, Merger Sub or an Affiliate of Parent or Merger Sub which is contained in the Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(ii) The letter to shareholders, notice of meeting, proxy statement and form of proxy or information statement that may be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Shareholders Meeting, and any other document to be filed with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(t) Regulatory Compliance.

(i) The Company is conducting its business and operations in material compliance with the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. §301 et. seq., and applicable regulations promulgated thereunder by the United States Food and Drug Administration (the “FDA”) (collectively, “FDA Law and Regulation”). Each Medical Device, as that term is defined in 21 U.S.C. § 321(h) of the FD&C Act, that is manufactured, tested, distributed and/or marketed by the Company, is being manufactured, tested, distributed and/or marketed by the Company in material compliance with applicable FDA Law and Regulation, including those relating to: (A) good manufacturing practices; (B) regulatory approvals or clearances to market Medical Devices in the United States; (C) investigational studies; (D) labeling; (E) record keeping; and (F) filing of reports to the FDA. The Company has not received any notice or communication from the FDA alleging material noncompliance with any applicable FDA Law and Regulation. The Company has no Knowledge of any pending or completed FDA proceedings seeking the recall, withdrawal, suspension or seizure of any Medical Device against the Company. To the Knowledge of the Company, the Company is not the subject of any current enforcement proceedings by the FDA.

(ii) To the Knowledge of the Company, no officer, employee or agent of the Company has: (A) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity responsible for FDA Law and Regulation; (B) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity responsible for FDA Law and Regulation; or (C) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity responsible for FDA Law or Regulation to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed.Reg. 46191 (September 10, 1991).

(iii) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its directors, members, employees, agents, officers or managers has engaged in any activities which are prohibited under any Law relating to healthcare regulatory matters, including, without limitation, (a) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (b) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; (c) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (d) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996”; (e) any conduct for which debarment is required or authorized under 21 U.S.C. § 335a; and (f) any related federal, state or local statutes or regulations.

(u) Properties. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.

(v) Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries or any person beneficially owning 5% or more of the Shares is a party to any material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into the Prior Merger Agreement as supplemented by the disclosure letter delivered to the Company by Parent on June 7, 2007, if any, (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the articles of incorporation or bylaws or comparable governing documents of Parent and Merger Sub, each as in effect on June 7, 2007.

(b) Corporate Authority. No further action, vote, consent or approval of the direct or indirect holders of capital stock of Parent is necessary to approve this Agreement, the Offer, the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole shareholder of Merger Sub, which adoption by Parent will occur immediately following execution of this Agreement, and to consummate the Offer and the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Exchange Act and (C) that have been properly made prior to, and remain effective (to the extent such effectiveness is required to consummate the transactions contemplated hereby) as of, June 7, 2007 (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub, except under the Indiana Takeover Offers Act, from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. As of the Original Date, there were no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(e) Financing. Parent has delivered to the Company (i) true and complete copies of the second amended and restated commitment letter (as the same may be amended in accordance with Section 6.13(a)), dated as of June 7, 2007, between Parent and each of Banc of America Securities LLC, Banc of America Bridge LLC, Bank of America, N.A. and Goldman Sachs Credit Partners L.P. (the “Debt Financing Commitment”), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt amounts set forth therein, including a margin loan credit facility with respect to the purchase of Shares pursuant to the Offer (such margin loan credit facility, the “Offer Financing”), for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”) and (ii) true and complete copies of the amended and restated equity commitment letters, dated as of June 7, 2007, between Parent and each of Blackstone Capital Partners V L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., KKR 2006 Fund L.P. and TPG Partners V, L.P. (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which each of the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, the Financing Commitments have not been amended or modified, no such amendment or modification is contemplated except as permitted by Section 6.13(a) and, as of the date of the Agreement, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect. Parent has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are payable on or prior to June 7, 2007 and, as of June 7, 2007, the Debt Financing Commitment is in full force and effect and is the valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, each other party thereto so long as it remains in effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of June 7, 2007, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under any of the Financing Commitments, and Parent has no reason to believe that it will be unable to satisfy any of the conditions to the Financing contemplated by the Financing Commitments (subject to the Company complying with its obligations hereunder and assuming that there will not be a Company Material Adverse Effect). After giving effect to the amounts expected to be funded under the

Financing Commitments, and assuming compliance by the Company with its obligations hereunder, the proceeds from the Financing, together with available cash of the Company, constitute all of the financing required to be provided by Parent for the consummation of the Offer and of the Merger upon the terms set forth in this Agreement and other transactions contemplated by this Agreement.

(f) Capitalization of Parent and Merger Sub.

(i) The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, without par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, a direct or indirect wholly owned Subsidiary of Parent or a direct or indirect member or shareholder of Parent. Merger Sub has not conducted any business prior to June 7, 2007 and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation, in connection with the financing of the Prior Merger Agreement or the Financing Commitments and bona fide hedging transactions related thereto and the other transactions contemplated by the Prior Merger Agreement or this Agreement.

(ii) Parent has delivered to the Company a complete and correct description of its capital structure and the relative ownership of its equity holders as of June 7, 2007 (it being understood that Parent may be converted from a Delaware limited liability company to a Delaware corporation prior to the Effective Time).

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(h) Solvency. Assuming that the Company is solvent immediately prior to the Effective Time and the satisfaction of the conditions set forth in Annex A and in Section 7.1, or waiver of such conditions, and assuming the accuracy and completeness of the representations and warranties of the Company contained herein, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(i) [Intentionally Omitted].

(j) Guarantee. Concurrently with the execution of this Agreement, Parent has caused the Guarantors to deliver to the Company the duly executed Amended Guarantees. Each of the Amended Guarantees is in full force and effect and is the valid, binding and enforceable obligation of the respective Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Guarantor under its respective Amended Guarantee.

(k) Offer Documents and Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied in writing by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement. The Offer Documents will not, at the date it is first filed with the SEC and at all times prior the purchase of Shares by Merger Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Parent or Merger Sub with respect to the information supplied in writing by the Company which is contained in the Offer Documents. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(l) Ownership of Shares. As of June 7, 2007 after giving effect to this Agreement, neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) any Shares and neither Parent nor Merger Sub holds any rights to acquire any Shares except pursuant to this Agreement.

(m) HSR Filing. Parent has filed the required Notification and Report Forms under the HSR Act and the applicable waiting period under the HSR Act expired on February 15, 2007.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the Original Date and prior to the Acceptance Date (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter) and except as required by applicable Law, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, from the Original Date until the Acceptance Date, except (i) as otherwise contemplated by this Agreement, (ii) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed), (iii) as is required by applicable Law or any Governmental Entity or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(A) adopt or propose any change in its articles of incorporation or bylaws or other applicable governing instruments;

(B) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate;

(C) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $15 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of June 7, 2007;

(D) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than (1) the issuance of Shares upon the exercise of Company Options or (2) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(E) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $15 million in the aggregate;

(F) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(G) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any Shares tendered by current or former employees or directors in connection with the exercise of Company Options);

(H) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business;

(I) except as set forth in the capital budgets set forth in Section 6.1(a)(I) of the Company Disclosure Letter, make or authorize any capital expenditure in excess of $15 million in the aggregate;

(J) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or Law or by a Governmental Entity or as required to address Option Accounting Issues;

(K) settle any litigation or other proceedings before a Governmental Entity or otherwise for an amount in excess of $10 million or any obligation or liability of the Company in excess of such amount;

(L) make or change any material Tax election or tax accounting method, or settle or compromise any material Tax liability other than in the ordinary course of business consistent with past practice;

(M) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case which are material to the Company and its Subsidiaries taken as a whole, other than inventory, supplies and other assets in the ordinary course of business and other than pursuant to Contracts in effect prior to the Original Date;

(N) except as expressly contemplated by this Agreement, required pursuant to Benefit Plans in effect prior to the Original Date and listed on the Company’s Disclosure Letter, or as otherwise required by applicable Law, (1) grant or provide any severance or termination payments or benefits to any current or former director, Elected Officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not Elected Officers, in the ordinary course of business consistent with past practice, (2) increase the compensation, perquisites or benefits payable to any current or former director, Elected Officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not Elected Officers of the Company, increases in base salary in the ordinary course of business consistent with past practice, (3) grant any equity or equity-based awards that may be settled in Shares, preferred shares or any other securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares or other Company securities or Subsidiary securities, (4) accelerate the vesting or payment of any compensation payable or benefits provided or to become payable or provided to any current or former director, Elected Officer or employee; provided that notwithstanding the foregoing, the Company shall be permitted, at any time prior to the Effective Time, to pay any annual or quarterly bonus earned and determined in the ordinary course earlier than it would otherwise have been paid in order to pay such amount in the calendar year prior to the calendar year in which it would otherwise have been paid, regardless of when such bonus payments have historically been paid or (5) terminate or materially amend any existing, or adopt any new, Benefit Plan (other than changes made in the ordinary course of business consistent with past practice or as may be necessary to comply with applicable Laws, in either case that do not materially increase the costs of any such Benefit Plans);

(O) enter into, amend or extend any material collective bargaining agreement or other labor agreement;

(P) enter into, amend or modify any agreement of the type described in Section 5.1(r); or

(Q) except as provided in Section 6.2 and Section 8.3(a), agree, authorize or commit to do any of the foregoing.

(b) Notwithstanding anything to the contrary in the foregoing, the parties shall work together in good faith to agree upon actions intended to ameliorate, to the extent reasonably practicable, any adverse tax impact imposed under Section 409A of the Code to employees arising out of or related to Option Accounting Issues.

(c) The Company shall consult with Parent reasonably in advance of any decision to (i) hire any “Executive Officer” (as such term is defined in Rule 3b-7 promulgated under the Exchange Act), promote any existing Executive Officer to a more senior position or otherwise appoint or promote any current director, employee, independent contractor or consultant to an Executive Officer position or (ii) adopt any material modification or material deviation from the Company’s three-year operating plan, as previously provided to Parent; and in each case shall consider in good faith the reasonable recommendations of Parent in connection therewith.

(d) The Company will use its reasonable best efforts to conclude its internal investigation regarding the Company’s practices with respect to the issuance of stock options and to complete, if required, any restatement of the Company’s financial statements, in each case as promptly as reasonably practicable after the Original Date, and shall keep Parent informed, on a current basis, of the status with respect thereto and with respect to any other investigation or litigation relating directly to Option Accounting Issues.

(e) The Company shall, except as prohibited by applicable Laws or as would jeopardize attorney-client privilege (but in such event, the Company will use its commercially reasonable efforts to keep Parent fully informed), keep Parent informed, on a current basis, of any material events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the Elected Officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an Acquisition Proposal; or

(ii) engage in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the Acceptance Date, the Company may (A) provide information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if (x) the Company receives from the Person so requesting such information an executed confidentiality agreement on terms that are no less favorable (including with respect to standstill provisions) than those contained in the confidentiality agreements signed by certain affiliates of Parent and (y) the Company substantially concurrently provides to Parent any non-public information provided to such Person which was not previously provided to Parent; or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; if and only to the extent that, (1) the Company has not breached this Section 6.2 with respect to such Acquisition Proposal, (2) prior to taking any action described in clause (A) or (B) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (3) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor and legal counsel that either (i) such Acquisition Proposal constitutes a Superior Proposal or (ii) there is a reasonable likelihood that such Acquisition Proposal will result in a Superior Proposal. In addition, notwithstanding anything in the foregoing to the contrary, prior to the Acceptance Date the Company may render inapplicable, exempt or take action to render inapplicable or exempt any third party from any standstill arrangement or the provisions of any Takeover Statute if and only to the extent that the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction superior to the Company than the transactions contemplated by this Agreement.

(c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation; or

(ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Section 6.2(c), prior to, but not after, the Acceptance Date, if the Company receives an Acquisition Proposal which the board of directors of the Company concludes in good faith after consultation with outside legal counsel and its financial advisors constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to this Section 6.2(c), the board of directors of the Company may at any time prior to the Acceptance Date, if it determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Laws, (x) withhold, withdraw or qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change in Recommendation”) and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee, as required by Section 8.5(b); and provided, further that the board of directors of the Company may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have breached this Section 6.2 with respect to such Superior Proposal and (B) the Company shall have provided prior written notice to Parent, at least five business days (or three business days in the event of each subsequent material revision to such Superior Proposal) in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and, if available, shall have contemporaneously provided a copy of the proposed definitive transaction agreement with the party making such Superior Proposal and other material related documents (the “Alternative Acquisition Agreement”); and (C) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(c) with respect to such new written notice.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders with respect thereto), provided that any disclosure other than a “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) shall be deemed to be a “Change in Recommendation” unless the Company’s board (i) expressly rejects the applicable Acquisition Proposal or (ii) expressly reaffirms its recommendation to its shareholders in favor of the Offer and the Merger.

(e) Notice. The Company agrees that, in addition to the other obligations of the Company set forth in this Section 6.2, it will promptly notify Parent orally and in writing of its receipt of any Acquisition Proposal by indicating, in connection with such notice, the material terms and conditions thereof and the identity of the Person making any such Acquisition Proposal, and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal (including any amendments thereto).

(f) Breaches by Representatives. The Company agrees that any material violation of the restrictions set forth in this Section 6.2 by any of its Representatives shall be deemed to be a breach of this Section 6.2 by the Company.

6.3. Proxy Statement. If approval of the Merger by the Company’s shareholders is required under applicable Laws, the Company shall prepare and file the Proxy Statement in preliminary form with the SEC as promptly as practicable after the Expiration Date. The Company will provide to Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. The Company agrees, as to itself and its Subsidiaries, that at the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting, (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4. Shareholders Meeting. In the event that the approval of the Company’s shareholders is required by Law, the Company, acting through its board of directors, shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as reasonably practicable following the consummation or expiration of the Offer. At the Shareholder Meeting, Parent will cause all Shares held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon in favor of the approval of the Merger and the Merger Agreement. Notwithstanding the foregoing, if a Short Form Merger may be effected in accordance with Section 1.4 and Section 23-1-40-4 of the IBCL, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective on the dates specified in Section 1.3 without a Shareholders Meeting, in accordance with Section 23-1-40-4 of the IBCL.

6.5. Filings; Other Actions; Notification.

(a) Proxy Statement. If applicable, the Company shall as soon as reasonably practicable notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all material correspondence between the Company and/or any of its Representatives on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. If applicable, the Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Subject to applicable Laws, the Company and Parent (with respect to itself and Merger Sub) each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the transactions contemplated by this Agreement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement. Without limiting the foregoing, Parent and Merger Sub shall take all reasonable actions to cause the Offer to be conducted in accordance with all applicable Laws. In connection with and without limiting the foregoing, the Company and Parent shall each file or jointly file, if applicable, or cause to be filed, promptly after June 7, 2007, any notifications, approval applications or the like required to be filed under all merger control laws with respect to the transactions contemplated hereby and Parent shall pay all filing and similar fees and related expenses payable in connection therewith. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and material information, if any, provided to unions, works councils or other representative bodies or labor organizations). Parent shall keep the Company apprised of any material changes in its capital structure or in the relative ownership of the Guarantors. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry in each case relating solely to the Offer, the Merger and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein.

(d) Merger Clearance. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, Parent and the Company agree to take or cause to be taken the following actions:

(i) the prompt use of their respective reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer (and agreement) by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company after the occurrence of the Share Purchase Date and/or Parent or either’s respective Subsidiaries (in the case of the Company, after the occurrence of the Share Purchase Date) (and the entry into agreements with, and submission to orders of, the relevant federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) giving effect thereto), if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any administrative, judicial or other proceeding in any forum by any Government Antitrust Entity or (B) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Offer or the Merger by any Government Antitrust Entity; and

(ii) the prompt use of their respective reasonable best efforts, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable or threatened to be entered or issued, in any proceeding, review or inquiry of any kind that would make consummation of the Offer or the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer or the Merger or the other transactions contemplated by this Agreement, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on the schedule contemplated by this Agreement.

6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided further that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (b) to disclose any privileged information of the Company or any of its Subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. All requests for information made pursuant to this Section 6.6 shall be directed to the individual or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7. Stock Exchange De-listing. After the date hereof and prior to the Acceptance Date, the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ and the other exchanges on which the common stock of the Company is listed to maintain the Company’s listing thereon. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ and the other exchanges on which the common stock of the Company is listed to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ and the other exchanges on which the common stock of the Company is listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8. Publicity. The initial press release announcing the execution of this Agreement shall be a joint press release and thereafter, the Company and Parent each shall use reasonable efforts under the circumstances to cooperate with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the earlier of the Acceptance Date and the Effective Time and ending on the second December 31 following the earlier of the Acceptance Date and the Effective Time, the Employees of the Company as of the Acceptance Date (the “Current Employees”) will be provided with (i) base salary and bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities) which are no less than the base salary and bonus opportunities provided by the Company and its Subsidiaries immediately prior to the earlier of the Acceptance Date and the Effective Time, (ii) pension and welfare benefits and perquisites (excluding equity and equity-based benefits) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the earlier of the Acceptance Date and the Effective Time and (iii) severance benefits that are no less favorable than those set forth in the Company’s separation pay plan in effect on Original Date and provided to Parent.

(b) Parent will cause any employee benefit plans of Parent or the Surviving Corporation which the Current Employees are entitled to participate in from and after the earlier of the Acceptance Date and the Effective Time to take into account for purposes of eligibility, vesting and benefit accrual thereunder, service by the Current Employees with the Company or any of its Subsidiaries prior to the Effective Time as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries prior to the earlier of the Acceptance Date and the Effective Time (except to the extent it would result in a duplication of benefits).

(c) Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.9(c) of the Company Disclosure Schedule.

(d) This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Nothing in this Section 6.9 is intended to amend any Benefit Plan, or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

(e) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Benefit Plan will occur upon the earlier of the Acceptance Date or the Effective Time.

6.10. Expenses. The Surviving Corporation shall pay the fees of the Paying Agent in connection with the transactions contemplated in ARTICLE IV. Whether or not the Offer or the Merger is consummated, except as expressly contemplated by this Agreement (including, without limitation, Section 8.5), all costs and expenses incurred in connection with this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the earlier of the Acceptance Date and the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall cause the Surviving Corporation to also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the earlier of the Acceptance Date and the Effective Time, whether asserted or claimed prior to, at or after the earlier of the Acceptance Date and the Effective Time, including the transactions contemplated by this Agreement.

(b) Prior to the earlier of the Acceptance Date and the Effective Time, Parent shall, or shall cause the Surviving Corporation to, as of the earlier of the Acceptance Date and the Effective Time, obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the earlier of the Acceptance Date and the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the earlier of the Acceptance Date and the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Parent and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the earlier of the Acceptance Date and the Effective Time, there shall be no breach of this provision so long as the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the earlier of the Acceptance Date and the Effective Time the D&O Insurance in place as of Original Date with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of Original Date, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of Original Date; provided that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Offer, the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13. Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange the Debt Financing as promptly as practicable on the terms and conditions described in the Debt Financing Commitment (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of June 7, 2007, or otherwise so long as such replacement or amendment would not adversely impact or delay in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, subject to the foregoing replacement and amendment rights, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing set forth in the Debt Financing Commitment that are within their control (including by consummating the financing pursuant to the terms of the Equity Financing Commitments and by assisting in the syndication or marketing of the financing contemplated by the Debt Financing Commitment) and (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitment or on other terms reasonably acceptable to Parent that would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. Subject to the terms and conditions contained herein and the satisfaction of the conditions set forth in Annex A, at the Share Purchase Date, Parent shall draw down on the Offer Financing if the conditions in the Debt Financing Commitment relating to the initial funding of the Offer Financing are then satisfied (other than, in connection with the Debt Financing, the availability of funding of any of the Equity Commitments). Subject to the terms and conditions contained herein and the satisfaction of the conditions set forth in Section 7.1, at the Effective Date, Parent shall draw down on the Debt Financing if the applicable conditions in the Debt Financing Commitment are then satisfied. Without limiting Parent’s obligations under this Section 6.13, if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments of which Parent or Merger Sub becomes aware, or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing and provide copies of all documents related to the Debt Financing (other than any ancillary documents subject to confidentiality agreements) to the Company.

(b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent that is reasonably necessary or customary in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company and its Subsidiaries), including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary or customary in connection with the Financing, (iii) using commercially reasonable best efforts to furnish Parent and Merger Sub as promptly as reasonably practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing and customarily included in private placement memoranda relating to private placements under Rule 144A promulgated under the Securities Act to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitments at the time during the Company’s fiscal year such offering(s) will be made as soon as such financial and other information becomes available, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X and summary quarterly financial information and without giving effect to the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A; 34-54302A; IC-27444A), including audits thereof to the extent so required (which audits shall be unqualified) (all such information in this clause (iii), the “Required Information”), (iv) using reasonable best efforts to assist Parent in procuring accountants’ comfort letters and consents, legal opinions, surveys and title insurance and other customary documentation required by the Debt Financing Commitments, in each case as reasonably requested by Parent and, if reasonably requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items, (v) using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements in the ordinary course of business, (vi) using reasonable best efforts to assist Parent in procuring the execution and delivery, as of the Effective Time, by the officers of the Surviving Corporation and its Subsidiaries of any customary pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Surviving Corporation or any Subsidiary with respect to solvency matters) and otherwise reasonably facilitating, to the extent reasonably requested by Parent, the pledging of collateral (including cooperation, to the extent reasonably requested by Parent, in connection with the pay-off of existing indebtedness and the release of related Liens), (vii) taking all actions to the extent reasonably requested by Parent necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (viii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent in connection with the consummation of the Debt Financing by Surviving Corporation and its Subsidiaries immediately following the Effective Time; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable documented out of pocket costs and expenses incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries in accordance with the terms hereof).

(c) For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive days after the Initiation Date (A) throughout and on the last day of which (1) Parent and its Financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in clauses (c) and (d) of Annex A to fail to be satisfied assuming such conditions were applicable any time during such 20-consecutive-day period, and (B) throughout and on the last day of which the conditions set forth in Section 7.1 shall be satisfied; provided that (w) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing to be drawn on the Closing Date is consummated; (x) the Marketing Period occurs either entirely before or entirely after the period from August 17 through September 3, 2007; (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Financial Information, in which case the Marketing Period will not be deemed to commence at the earliest unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by Ernst & Young LLP or another independent registered accounting firm reasonably acceptable to Parent, (B) the Company shall have announced any intention to restate any of its financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will not be deemed to commence at the earliest unless and until such restatement has been completed and the Company’s SEC Reports have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, (C) the Company shall have been delinquent in filing any report with the SEC, in which case the Marketing Period will not be deemed to commence at the earliest unless and until all such delinquencies have been cured or (D) if the Company has received any material accounting comments from the staff of the SEC on its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, as such may be amended, the Marketing Period will be deemed not to commence at the earliest unless and until all such material accounting comments have been satisfactorily resolved with the SEC staff; and (z) if the financial statements included in the Required Information that is available to Parent on the first day of any such 20-consecutive-day period would not be sufficiently current on any day during such 20-consecutive-day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20-consecutive-day period or (ii) the Company’s independent registered accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 20-consecutive-day period, then a new 20-consecutive-day period shall commence upon Parent receiving updated Required Information that would be sufficiently current to permit the actions described in (i) and (ii) on the last day of such 20-consecutive-day period.

(d) For purposes of this Agreement, “Initiation Date” shall mean the first to occur of (A) the requirements to consummate a Short Form Merger having been met and (B) the condition set forth in Section 7.1(a) having been met. Nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into agreements relating to the Financing or the operation of Parent or Merger Sub, including adding other equity providers or operating partners.

(e) All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Merger Sub or their Representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement.

6.14. Shareholder Litigation. In the event that any shareholder litigation related to this Agreement or the Offer, the Merger and the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened, against the Company and/or the members of the board of directors of the Company prior to the Acceptance Date, notwithstanding Section 6.1(a)(K), the Company shall have the right to control the defense of such litigation; provided that the Company shall not settle any such litigation without the written consent of Parent (such consent not to be unreasonably withheld or delayed). The Company shall promptly notify Parent of any such shareholder litigation brought, or threatened, against the Company and/or members of the board of directors of the Company and keep Parent reasonably informed with respect to the status thereof.

6.15. Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries (except to the extent agreed by Parent and the applicable member of the Company’s Board of Directors) to be effective (subject to Section 1A.3) upon the earlier of the Share Purchase Date and the consummation of the Merger.

6.16. Rule 16b-3. Prior to the Acceptance Date, the Company may approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

6.17. Voting Agreement. To the extent that Parent or Merger Sub enters into any voting agreement with any Person obligating such Person to vote Shares owned by it in favor of Merger, as promptly as practicable following the request of Parent the Company shall give stop transfer instructions to the transfer agent for the Shares subject to such voting agreement to the extent specified in such voting agreement and to the extent such Shares to be voted pursuant to the terms of such voting agreement are held of record by the parties to the voting agreement and otherwise to the extent practicable in accordance with the procedures of the transfer agent.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of only the following conditions:

(a) Shareholder Approval. Unless the Merger is consummated pursuant to Section 23-1-40-4 of the IBCL, this Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the articles of incorporation and bylaws of the Company.

(b) Injunction. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing, restraining or rendering illegal the consummation of the Merger.

(c) Offer. Merger Sub shall have accepted for purchase the Shares tendered pursuant to the Offer in accordance with the terms hereof and thereof.

7.2. Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of each of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following condition:

(a) Marketing Period. The Marketing Period shall have been completed; provided, however, that Parent and Merger Sub may not rely on this condition if the failure of the Marketing Period to have been completed is due to Parent or Merger Sub’s failure to comply with its obligations under this Agreement.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Date by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Date by action of the board of directors of either Parent or the Company if:

(a) the Acceptance Date shall not have occurred by 11:59 p.m., New York City time, October 31, 2007 (the “Termination Date”);

(b) at any time after (x) the 60th day following the date of commencement of the Offer in the case of a termination pursuant to this Section 8.2(b) by Parent, and (y) the 90th day following the date of commencement of the Offer in the case of a termination pursuant to this Section 8.2(b) by the Company, if, in either case, as of the then most recent Expiration Date occurring on or after such date, all of the Tender Offer Conditions (other than the Minimum Condition) were satisfied for at least two consecutive business days prior to such Expiration Date, and as of the expiration time on such Expiration Date, the Minimum Condition is not satisfied;

(c) any Restraints permanently restraining, enjoining or otherwise prohibiting consummation of the Offer and the Merger shall become final and non-appealable provided that in each case the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement and such breach shall have proximately contributed to the failure of the Acceptance Date or Share Purchase Date to have occurred or the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned by the Company prior to the Share Purchase Date:

(a) in accordance with and subject to the terms and conditions of Section 6.2(c);

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement (other than as described in Section 8.3(c), Section 8.3(d) or Section 8.3(e)) which would prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent or (ii) two business days prior to the

Termination Date; provided that the Company is not then in breach of this Agreement such that any of the conditions set forth in clauses (c) or (d) of Annex A would not be satisfied;

(c) if Merger Sub fails to commence the Offer within fifteen business days following June 7, 2007 or terminates or makes any change to the Offer in material violation of the terms of this Agreement;

(d) as of any Expiration Date subsequent to the 60th day following the date of commencement of the Offer if (i) all of the conditions set forth in Annex A shall have been satisfied other than clauses (e) and (f) of Annex A and (ii) Parent and Merger Sub fail to accept and make payment with respect to Shares validly tendered and not withdrawn pursuant to the Offer in accordance with the terms of this Agreement, including because none of Parent, Merger Sub or the Surviving Corporation shall have obtained proceeds pursuant to the Debt Financing (or alternative debt financing as set forth in Section 6.13(a)) sufficient to consummate the transactions contemplated by this Agreement; or

(e) if (i) all of the conditions set forth in Annex A (other than the delivery of the officer’s certificate referred to in clause (e) of Annex A) were satisfied or waived for at least two business days prior to an Expiration Date and (ii) Parent and Merger Sub fail to accept and make payment with respect to Shares validly tendered and not withdrawn pursuant to the Offer in accordance with the terms of this Agreement.

8.4. Termination by Parent. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Date by action of the board of directors of Parent if:

(a) (i) the board of directors of the Company shall have (A) made a Change in Recommendation or (B) recommended to the shareholders of the Company an Acquisition Proposal other than the Offer and the Merger or (ii) the board of directors of the Company shall have failed to include the Company Recommendation in the Schedule 14D-9 to the extent required pursuant to Section 1A.2(b);

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that the conditions set forth in clauses (c) or (d) of Annex A would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) two business days prior to the Termination Date, provided that neither Parent nor Merger Sub is then in material breach of this Agreement; or

(c) if, as of any Expiration Date subsequent to the 60th day following the date of commencement of the Offer, the condition set forth in clause (f) of Annex A shall have occurred and be continuing, provided that neither Parent nor Merger Sub is then in material breach of this Agreement.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Offer and the Merger pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided that (i) except as otherwise provided in Sections 8.5(g), 9.5(c) and 9.5(d), no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement (it being understood that any such liability or damages for which the Company may become liable shall be calculated net of the amount of the Termination Fee, if previously paid by the Company) and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(a) or by Parent pursuant to Section 8.4(a), then the Company shall pay a termination fee of $272,500,000 (the “Termination Fee”) as directed in writing by Parent, at the time of termination in the case of a termination pursuant to Section 8.3(a) or promptly (but in any event within two business days following termination of this Agreement in the case of a termination pursuant to Section 8.4(a).

(c) In the event that this Agreement is terminated by:

(i) Parent or the Company pursuant to Section 8.2(a), and (x) at any time after June 7, 2007 and prior to the termination an Acquisition Proposal has been publicly announced or publicly made known and not withdrawn and (y) within nine months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (whether or not the same as that originally announced or made known), then, (i) in the event that a definitive agreement with respect to an Acquisition Proposal is entered into, on the date of such execution, the Company shall pay 50% of the Termination Fee, and on the date of such consummation, the Company shall pay the balance of such Termination Fee, and (ii) in the event that an Acquisition Proposal is otherwise consummated, on the date of such consummation, the Company shall pay the Termination Fee;

(ii) Parent or the Company pursuant to Section 8.2(b) (or, after this Agreement becomes terminable for the reasons set forth in Section 8.2(b), the Company terminates this Agreement for another reason), and (x) after June 7, 2007 and prior to the Expiration Date referred to in Section 8.2(b), an Acquisition Proposal has been publicly announced or publicly made known and not withdrawn and (y) within nine months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (whether or not the same as that originally announced or made known), then, (i) in the event that a definitive agreement with respect to an Acquisition Proposal is entered into, on the date of such execution, the Company shall pay 50% of the Termination Fee, and on the date of such consummation, the Company shall pay the balance of such Termination Fee less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.5(d) by the Company, and (ii) in the event that an Acquisition Proposal is otherwise consummated, on the date of, and as a condition to, such consummation, the Company shall pay the Termination Fee less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.5(d) by the Company; or

(iii) Parent pursuant to Section 8.4(b), and (x) prior to the breach giving rise to the right of termination, an Acquisition Proposal has been publicly announced or publicly made known and not withdrawn and (y) within nine months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (whether or not the same as that originally announced or made known), then, (i) in the event that a definitive agreement with respect to an Acquisition Proposal is entered into, on the date of such execution, the Company shall pay 50% of the Termination Fee, and on the date of such consummation, the Company shall pay the balance of such Termination Fee and (ii) in the event that an Acquisition Proposal is otherwise consummated, on the date of such consummation, the Company shall pay the Termination Fee.

For purposes of this Section 8.5(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.2(b), except that all references to 15% therein shall be deemed to be references to “more than 50%”.

(d) In the event that this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 8.2(b) under circumstances in which the Termination Fee is not then payable pursuant to this Section 8.5, then the Company shall pay promptly (but in any event within two business days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”) as directed by Parent in writing, which amount shall not be greater than $40,000,000; provided, however, that the existence of circumstances that could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.5(c)(ii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.5(d); provided further, that the payment by the Company of Parent Expenses pursuant to this Section 8.5(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.5(c) except to the extent indicated in Section 8.5(c)(ii).

(e) In the event of termination of this Agreement by (i) the Company pursuant to Section 8.3(c), Section 8.3(d) or Section 8.3(e) or (ii) Parent pursuant to Section 8.4(c), Parent shall pay the Company an amount, by wire transfer of immediately available funds, equal to, without duplication, $272,500,000 (the “Parent Fee”) as promptly as possible (but in any event within two business days) following such termination.

(f) Any amount that becomes payable pursuant to Section 8.5(b), 8.5(c), 8.5(d) or 8.5(e) shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such payment. The parties hereto agree and understand that in no event shall the Company or Parent be required to pay the Termination Fee or the Parent Fee, respectively, on more than one occasion.

(g) Notwithstanding anything to the contrary in this Agreement, (i) in the circumstances in which Parent becomes obligated to pay the Parent Fee, the Company’s termination of this Agreement pursuant to Section 8.2(a), Section 8.3(c), Section 8.3(d), Section 8.3(e) or Section 8.4(c), as the case may be, and receipt of payment of the Parent Fee pursuant to Section 8.5(e) or the guarantee thereof pursuant to the Amended Guarantees shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub or the Guarantors for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Merger Sub and the failure of the Acceptance Date to occur or the Merger to be consummated, and upon payment of the Parent Fee in accordance with Section 8.5(e), none of Parent, Merger Sub or the Guarantors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (ii) in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $272,500,000 in the aggregate, inclusive of the Parent Fee, if applicable, for all losses and damages arising from or in connection with breaches of this Agreement by Parent or Merger Sub or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that nothing herein shall relieve Parent or Merger Sub of liability to pay for Shares accepted for payment in the Offer.

(h) The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.5(b), Section 8.5(c) or Section 8.5(d) or Parent fails to promptly pay any amount due pursuant to Section 8.5(e), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b), Section 8.5(c) or Section 8.5(d) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(e) or any portion thereof the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in ARTICLE IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 6.13 (Financing) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the earlier of the (i) Share Payment Date, (ii) Effective Time and (iii) termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that, after the Acceptance Date but prior to approval of this Agreement by the Company’s shareholders, this Agreement may not be amended in a manner that would adversely affect the right of the Company’s shareholders to receive the Per Share Merger Consideration.

9.3. Waiver of Conditions. Subject to Section 1A.3, the conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; REMEDIES; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF INDIANA WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Indiana located in the city of Indianapolis and the Federal courts of the United States of America located in the State of Indiana located in the city of Indianapolis solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such an Indiana State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The Company agrees that, notwithstanding anything herein to the contrary, (i) to the extent it has incurred losses or damages in connection with this Agreement, (A) the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to $272,500,000 and any amounts owed to the Company pursuant to Sections 6.13 and 8.5(h), (B) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub and the Guarantors, and (C) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Amended Guarantee, and (ii) in no event shall any “Non-Recourse Party” (as defined in the Amended Guarantees) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The amount paid or payable by Parent to the Company pursuant to Section 8.5(e) with respect to a termination of this Agreement by the Company pursuant to Section 8.3(e), the amount paid or payable by Guarantors pursuant to the Amended Guarantees with respect thereto and any other monetary damages paid or payable by Parent or its affiliates to the Company relating thereto, shall be reduced by the amount of damages or losses paid to shareholders of the Company by Parent or Guarantors with respect to any litigation arising from Parent’s failure to accept and make payment with respect to Shares validly tendered and not withdrawn pursuant to the Offer.

(d) The parties hereto agree that irreparable damage would occur in the event that (i) any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached or (ii) on or after the Acceptance Date, Parent or Merger Sub were in material breach of their obligations under this Agreement to consummate the Closing. It is accordingly agreed that Parent and Merger Sub, in the case of clause (i), and the Company, in the case of clause (ii), shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the State of Indiana, in addition to any other remedy to which such party is entitled at law or in equity. The parties acknowledge that, except as provided in Section 9.5(d)(ii), the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement (other than with respect to the Confidentiality Agreement for which the Company shall be entitled to an injunction) and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 8.5(e) and 9.5(c).

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight courier or by facsimile:

If to Parent or Merger Sub:

LVB Acquisition, LLC

In care of:

Blackstone Capital Partners V L.P.

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Mr. Chinh E. Chu

Fax: (212) 583-5722

GS Capital Partners VI Fund, L.P.

One New York Plaza, 38th Floor

New York, New York 10004

Attention: Ben Adler

Fax: (212) 482-3820

KKR 2006 Fund L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, California 94025

Attention: Michael W. Michelson

Fax: (650) 233-6564

Texas Pacific Group

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Clive D. Bode, Esq.

Fax: (817) 871-4001

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Robert P. Davis

Fax: (212) 225-3999

If to the Company:

Biomet, Inc.

P.O. Box 587

56 East Bell Drive

Warsaw, Indiana 46582

Attention: Bradley J. Tandy, Acting General Counsel

Fax: (574) 372-1960

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Richard W. Porter, P.C. and Robert M. Hayward

Fax: (312) 660-0239

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gary I. Horowitz and Caroline B. Gottschalk

Fax: (212) 455-2502

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreements, dated October 3, 2006, between the Company and each of the Guarantors or their respective affiliates and the related letter agreements (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER

REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Acceptance Date occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Original Date, June 7, 2007 or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. Each of the terms set forth in Annex B is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the other parties hereto (it being understood that Parent may be converted from a Delaware limited liability company to a Delaware corporation prior to the Effective Time); provided that prior to the mailing of the Offer to Purchase to the Company’s shareholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to serve as purchaser pursuant to the Offer in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of June 7, 2007 shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

*     *     *     *     *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BIOMET, INC.

By	/s/ JEFFREY BINDER
Name:	Jeffrey Binder
Title:	President & CEO

LBV ACQUISITION, LLC

By	/s/ STEPHEN KO
Name:	Stephen Ko
Title:	Co-President

LVB ACQUISITION MERGER SUB, INC.

By	/s/ STEPHEN KO
Name:	Stephen Ko
Title:	Co-President

[Signature Page to Agreement and Plan of Merger]

ANNEX A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulation) may, to the extent expressly permitted by this Agreement, delay the acceptance for payment of any tendered Shares, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when added to any Shares already owned by Parent and its Subsidiaries, represents at least 75% of the total number of Shares outstanding immediately prior to the expiration of the Offer (such condition as it may be adjusted pursuant to Section 1A.1.(b) hereof, the “Minimum Condition”), or (ii) at any time on or after June 7, 2007 and prior to the Expiration Date, any of the following events shall occur and be continuing:

(a) there shall be any Restraint in effect preventing, restraining or rendering illegal the consummation of the Offer or the Merger;

(b) the Agreement shall have been terminated by the Company, Merger Sub or Parent in accordance with its terms;

(c) (i) the representation and warranty of the Company set forth in the first sentence of Section 5.1(f) (Absence of Certain Changes) shall not be true and correct in all respects as of June 7, 2007 and as of the Expiration Date as though made on and as of such date; (ii) any of the representations and warranties of the Company set forth in Sections 5.1(b) (Capital Structure), 5.1(c)(i) (Corporate Authority; Approval and Fairness), 5.1(j) (Takeover Statutes) and 5.1(q) (Brokers and Finders) shall not be true and correct in all material respects as of June 7, 2007 and as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct in all material respects as of such earlier date); or (iii) any of the other representations and warranties of the Company set forth in the Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect) shall not be true and correct as of the date applicable to such representation and warranty pursuant to Section 1.5 as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect;

(d) the Company shall have failed to perform in all material respects any of its obligations required to be performed by it under the Agreement, and such failure to perform shall not have been cured prior to the Expiration Date;

(e) Parent and Merger Sub shall not have received a certificate signed on behalf of the Company by a senior executive officer of the Company attesting to the condition set forth in clauses (c) and (d) of this Annex A; or

(f) the Offer Financing shall not be available for borrowing in connection with consummation of the Offer (or the lenders party to the other Debt Financing Commitments shall have advised Parent or Merger Sub that any portion of the remainder of the Debt Financing will not be available at the Effective Time), in either case on the terms and conditions set forth in the Debt Financing Commitments, or upon terms and conditions that are no less favorable, in the aggregate, to Parent and Merger Sub.

Subject to the terms of the Agreement, the foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances (including any action or inaction by Parent or

Merger Sub, other than action or inaction in breach of the Agreement (including the failure to have used such efforts as may be required by Section 6.5 or Section 6.13)) giving rise to any such conditions and may be waived by Merger Sub in whole or in part at any time and from time to time, in each case except for the Minimum Condition, in the exercise of the reasonable good faith judgment of Merger Sub and subject to the terms of the Agreement, including Section 1A.1(b)), and the applicable rules and regulations of the SEC. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right may be deemed an ongoing right which may be asserted at any time and from time to time.

ANNEX B

DEFINED TERMS

Terms	Section
2007 Regular Dividend	6.1(a)(F)
Acceptance Date	1A.1(d)
Acquisition Proposal	6.2(b)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Amended Guarantee	Recitals
Applicable Date	5.1(e)(i)
Articles of Merger	1.3
Bankruptcy and Equity Exception	5.1(c)
Benefit Plans	5.1(h)(i)
business day	1A.1(d)
Bylaws	2.2
Certificate	4.1(a)
Change	5.1(a)
Change in Recommendation	6.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Board Recommendation	1A.2
Company Disclosure Letter	5.1
Company Material Adverse Effect	5.1(a)
Company Option	1A.5(a)
Company Reports	1.5(a)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.11(a)
Current Employees	6.9(a)
D&O Insurance	6.11(b)
Debt Financing	5.2(e)
Debt Financing Commitment	5.2(e)
ECMR	5.1(d)(i)
Effective Time	1.3
Elected Officers	5.1(f)(iv)
Employees	5.1(h)(i)
Environmental Law	5.1(l)
Equity Financing	5.2(e)
Equity Financing Commitments	5.2(e)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(ii)(C)
Exchange Act	1A.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)

Terms	Section
Expiration Date	1A.1(d)
FDA	5.1(t)(i)
FDA Law and Regulation	5.1(t)(i)
FD&C Act	5.1(t)(i)
Financing	5.2(e)
Financing Commitments	5.2(e)
GAAP	5.1(e)(iii)
Government Antitrust Entity	6.5(d)(i)
Governmental Entity	5.1(d)(i)
Guarantors	Recitals
Hazardous Substance	5.1(l)
HSR Act	5.1(d)(i)
IBCL	Recitals
Indemnified Parties	6.11(a)
Independent Directors	1A.3
Indiana Takeover Offers Act	1A.1(c)
Initiation Date	6.13(d)
Insurance Policies	5.1(p)
Intellectual Property	5.1(o)(ii)
Knowledge	5.1(g)
Laws	5.1(i)
Licenses	5.1(i)
Lien	5.1(b)
Marketing Period	6.13(c)
Merger	Recitals
Merger Sub	Preamble
Minimum Condition	Annex B
Multiemployer Plan	5.1(h)(ii)(A)
NASDAQ	5.1(a)(G)
Non-U.S. Benefits Plan	5.1(h)(i)
Notice Period	6.2(c)(ii)
Offer	Recitals
Offer Documents	1A.1(c)
Offer to Purchase	1A.1(c)
Opinion	5.1(c)(ii)
Option Accounting Issues	5.1(a)
Other Filings	5.1(s)
Original Date	1.5
Parent	Preamble
Parent Approvals	5.2(c)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(d)
Parent Fee	8.5(d)
Paying Agent	4.2(a)
Per Share Amount	Recitals
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Prior Merger Agreement	Recitals
Proxy Statement	5.1(s)
Representatives	6.2(a)
Required Information	6.13(a)

Terms	Section
Requisite Company Vote	5.1(c)
Restraints	7.1(b)
Schedule 14D-9	1A.2(a)
Schedule TO	1A.1(c)
SEC	1A.1(c)
Securities Act	5.1(e)(i)
Share Purchase Date	1A.3
Shares	Recitals
Shareholders Meeting	6.4
Short Form Merger	1.4
Significant Subsidiary	5.1(a)
Solvent	5.2(h)
Stock Plans	5.1(b)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	1A.2(a)
Tax	5.1(m)(iv)
Taxes	5.1(m)(iv)
Tax Return	5.1(m)(iv)
Tender Offer Conditions	1A.1(a)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Top-Up Option	1A.4(a)
Top-Up Option Shares	1A.4(a)
U.S. Benefit Plans	5.1(h)(ii)(A)

ANNEX B

1585 Broadway

New York, NY 10036

June 6, 2007

Board of Directors

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

Members of the Board:

We understand that Biomet, Inc., an Indiana corporation (the “Company”), LVB Acquisition, LLC, a Delaware limited liability company (“Parent”), and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of June 6, 2007, which amends and restates the Agreement and Plan of Merger between the Company, the Parent and the Merger Sub dated December 18, 2006, (the “Merger Agreement”), and which provides, among other things, for (i) the commencement by Merger Sub of a tender offer (the “Tender Offer”) for all outstanding shares of common stock, without par value (the “Company Common Stock”) of the Company for $46.00 per share net to the seller in cash, and (ii) the subsequent merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Parent and each outstanding share of common stock, without par value (the “Company Common Stock”), of the Company, other than shares owned by Parent, Merger Sub, or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, shall be converted into the right to receive $46.00 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(a) reviewed certain publicly available financial statements and other business and financial information of the Company;

(b) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(c) reviewed certain financial projections prepared by the management of the Company;

(d) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(e) reviewed the reported prices and trading activity for the Company Common Stock and other publicly available information regarding the Company;

(f) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

(g) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(h) participated in discussions and negotiations among representatives of the Company, Parent and certain other parties and their financial and legal advisors;

(i) reviewed the Merger Agreement, the debt and equity financing commitments provided to Parent by certain lending institutions and private equity funds, and certain related documents; and

(j) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have also assumed that the Tender Offer and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Tender Offer and the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Tender Offer or the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters, and we have made no assessment as to the impact or timing implications, if any, of any ongoing legal or regulatory investigations. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have not been asked to express, and we are not expressing, any opinion herein as to any other transaction other than the Tender Offer and the Merger, nor have we been asked to express, and we are not expressing, any opinion herein as to the relative merits of or consideration offered in the Tender Offer or the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved.

We have acted as financial advisor to the Board of Directors of the Company and the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the purchase of shares pursuant to the Tender Offer. In the past, we have provided financial advisory and financing services for the Company and for the shareholders of Parent and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Company, the Parent and its shareholders in the future and receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion may be included in its entirety in any proxy or information statement mailed to shareholders of the Company in connection with this transaction if such inclusion is required by applicable law but may not otherwise be disclosed publicly in any manner without our prior approval. In addition, Morgan Stanley expresses no opinion or recommendation as to whether the shareholders of the Company should accept the Tender Offer, or how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MICHAEL BOUBLIK
Michael Boublik Managing Director

BIOMET, INC.

SPECIAL MEETING OF SHAREHOLDERS – SEPTEMBER 5, 2007, AT 9:00 A.M. (LOCAL TIME)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Biomet, Inc., an Indiana corporation (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Jeffrey R. Binder and Bradley J. Tandy, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all common shares of the Company that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held on September 5, 2007, at 9:00 a.m. (local time) at 56 East Bell Drive, Warsaw, Indiana 46582, and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the following proposal, as described more fully in the accompanying proxy statement, and any other matters coming before said meeting.

(Continued and to be signed on the reverse side)

COMMENTS:

14475

SPECIAL MEETING OF SHAREHOLDERS OF

BIOMET, INC.

SEPTEMBER 5, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. - OR -	COMPANY NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. - OR -	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Special Meeting.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

00030000000000001000 3	081307

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
		FOR	AGAINST	ABSTAIN

1.  To approve the Agreement and Plan of Merger, dated as of December 18, 2006 (amended and restated as of June 7, 2007), by and among Biomet, Inc., an Indiana corporation, LVB Acquisition, Inc. (formerly LVB Acquisition, LLC), a Delaware corporation, and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of LVB Acquisition, Inc.

		☐	☐	☐

.		2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

This proxy will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.